Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

WINDSTREAM HOLDINGS, INC.,

EUROPA MERGER SUB, INC.,

EUROPA MERGER SUB, LLC
and

EARTHLINK HOLDINGS CORP.

Dated as of November 5, 2016

TABLE OF CONTENTS

ARTICLE I
THE COMBINATION

Section 1.1	The Merger and the Subsequent Merger	6
Section 1.2	Closing	6
Section 1.3	Effective Time	7
Section 1.4	Effects of the Combination	7
Section 1.5	Certificate of Incorporation and Bylaws of the Surviving Corporation; Certificate of Formation and Limited Liability Company Agreement of the Surviving Company	7
Section 1.6	Surviving Corporation Directors and Officers; Surviving Company Managers and Officers	8
Section 1.7	Subsequent Actions	8
ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1	Effect on Stock and Interests	9
Section 2.2	Exchange of Certificates	10
Section 2.3	Treatment of Equity-Based Grants	15
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB 1 AND MERGER SUB 2

ARTICLE V

COVENANTS AND AGREEMENTS
ARTICLE VI

CONDITIONS TO THE COMBINATION

Section 6.1	Conditions to Each Party’s Obligation to Effect the Combination	108
Section 6.2	Conditions to Obligation of the Company to Effect the Combination	108
Section 6.3	Conditions to Obligation of Parent, Merger Sub 1 and Merger Sub 2 to Effect the Combination	109

ARTICLE VII

TERMINATION

ARTICLE VIII

MISCELLANEOUS

Exhibit A	Form of Certificate of Incorporation
Exhibit B	Form of Bylaws
Exhibit C	Form of Tax Opinion
Exhibit D	Form of Representation Letters
Exhibit E	Form of Parent Charter Amendment

AGREEMENT AND PLAN OF MERGER, dated as of November 5, 2016 (this “Agreement”), among WINDSTREAM HOLDINGS, INC., a Delaware corporation (“Parent”), EUROPA MERGER SUB, INC., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub 1”), EUROPA MERGER SUB, LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of Parent (“Merger Sub 2”), and EARTHLINK HOLDINGS CORP., a Delaware corporation (the “Company”).
W I T N E S S E T H:
WHEREAS, each of Merger Sub 1 and Merger Sub 2 is a direct, wholly-owned subsidiary of Windstream Services, LLC, a Delaware limited liability company (“Services”), formerly Windstream Corporation; and
WHEREAS, the respective Boards of Directors of Parent, Merger Sub 1 and the Company, and the respective Boards of Managers of Services and Merger Sub 2, have approved this Agreement, determined that the terms of this Agreement are advisable and in the best interests of Parent, Services, Merger Sub 1, Merger Sub 2 and the Company, respectively, and the stockholders of Parent, Merger Sub 1 and the Company and the sole members of Services and Merger Sub 2; and
WHEREAS, pursuant to this Agreement, at the Effective Time, Merger Sub 1 will be merged with and into the Company (the “Merger”), with the Company being the Surviving Corporation and a direct, wholly-owned subsidiary of Services, all in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth herein; and
WHEREAS, immediately following the Merger, the Surviving Corporation will be merged with and into Merger Sub 2 (the “Subsequent Merger” and, together with the Merger, the “Combination”), with Merger Sub 2 being the Surviving Company and a direct, wholly-owned subsidiary of Services, all in accordance with the applicable provisions of the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLCA”) and upon the terms and subject to the conditions set forth herein; and
WHEREAS, subject to the other terms and conditions of this Agreement, the Company’s Board of Directors (the “Company Board”) has resolved to recommend to the Company’s stockholders the adoption of this Agreement and the approval of the Combination; and
WHEREAS, Parent’s Board of Directors (the “Parent Board”) has adopted resolutions setting forth an amendment to the certificate of incorporation of Parent substantially in the form of Exhibit E (the “Parent Charter Amendment”) to effect an increase to the number of authorized shares of common stock, par value $0.0001 per share, of Parent (the “Parent Common Stock”), declaring the Parent Charter Amendment advisable and, subject to the other terms and conditions of this Agreement, recommending to Parent’s stockholders that they approve the Parent Charter Amendment and the issuance of Parent Common Stock in connection with the Merger (the “Stock Issuance”); and
WHEREAS, Services, as the sole stockholder of Merger Sub 1 and the sole member of Merger Sub 2, has acted by written consent, which consent by its terms shall not be effective until immediately following the execution of this Agreement, to adopt this Agreement and approve the Combination; and

WHEREAS, Parent, Merger Sub 1, Merger Sub 2 and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Combination and to prescribe certain conditions to the consummation of the Combination as set forth herein; and
WHEREAS, for United States federal income Tax purposes, the Combination is intended to be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is hereby adopted as a plan of reorganization within the meaning of Section 1.368-(2)(g) of the regulations promulgated under the Code (the “Treasury Regulations”); and
WHEREAS, terms used but not defined herein shall have the respective meanings ascribed to such terms in Section 8.14, unless otherwise noted.
NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub 1, Merger Sub 2 and the Company agree as follows:
ARTICLE I

THE COMBINATION
Section 1.1    The Merger and the Subsequent Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub 1 shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub 1 shall cease, and the Company shall continue as the surviving corporation and a direct, wholly-owned subsidiary of Services (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub 1 in accordance with the DGCL. Immediately following the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, the Surviving Corporation shall be merged with and into Merger Sub 2. Following the Subsequent Merger, the separate corporate existence of the Company shall cease, and Merger Sub 2 shall continue as the surviving company and a direct, wholly-owned subsidiary of Services (the “Surviving Company”).
Section 1.2    Closing. The closing of the Combination (the “Closing”) shall take place at 10:00 a.m. local time at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Rodney Square, Wilmington, Delaware 19801, on the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted by Law) of all of the conditions to Closing set forth in Article VI of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by Law)

of those conditions), unless this Agreement has been theretofore terminated pursuant to the terms herein; provided, that, notwithstanding the foregoing, the Closing may occur on any other date agreed upon in writing by the Company and Parent. The date on which the Closing takes place shall be referred to herein as the “Closing Date”. As used in this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday, a day on which the U.S. Federal Government has declared a national holiday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.
Section 1.3    Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Company shall file with the Secretary of State of the State of Delaware (the “Secretary of State”) a certificate of merger (the “Certificate of Merger”) executed and acknowledged by the Company in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State, or at such later date and time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the date and time that the Merger becomes effective being the “Effective Time”). Immediately following the Effective Time, Parent and the Surviving Corporation shall file a certificate of merger relating to the Subsequent Merger as contemplated by the DGCL and the DLLCA (the “Subsequent Certificate of Merger”) with the Secretary of State, executed and acknowledged by Merger Sub 2 in accordance with the relevant provisions of the DGCL and the DLLCA. The Subsequent Merger shall become effective upon the filing of the Subsequent Certificate of Merger with the Secretary of State, or at such later date and time as Parent and the Company shall agree and specify in the Subsequent Certificate of Merger (the date and time that the Subsequent Merger becomes effective being the “Subsequent Effective Time”).
Section 1.4    Effects of the Combination. At and after the Effective Time, the Merger, and, subsequent to the Effective Time, the Combination, shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, (1) at the Effective Time, all of the property, rights, privileges, powers and franchises of Merger Sub 1 and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub 1 and the Company shall become the debts, liabilities and duties of the Surviving Corporation, and (2) at the Subsequent Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub 2 shall vest in the Surviving Company, and all debts, liabilities and duties of the Surviving Corporation and Merger Sub 2 shall become the debts, liabilities and duties of the Surviving Company.
Section 1.5    Certificate of Incorporation and Bylaws of the Surviving Corporation; Certificate of Formation and Limited Liability Company Agreement of the Surviving Company.
(a)    At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to read in its entirety as set forth in Exhibit A attached hereto, and, as so amended, shall constitute the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided by the DGCL or such certificate of incorporation.

(b)    At or immediately prior to the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended to read in their entirety as set forth in Exhibit B attached hereto, and, as so amended, shall constitute the bylaws of the Surviving Corporation until thereafter changed or amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation or such bylaws.
(c)    At the Subsequent Effective Time, the certificate of formation of Merger Sub 2, as in effect immediately prior to the Subsequent Effective Time, shall be the certificate of formation of the Surviving Company until thereafter changed or amended as provided by the DLLCA or such certificate of formation or the limited liability company agreement of the Surviving Company, except that, after the Subsequent Effective Time, Article I of the certificate of formation of the Surviving Company shall be amended to provide that “The name of the limited liability company is EarthLink Holdings, LLC.”
(d)    At the Subsequent Effective Time, the limited liability company agreement of Merger Sub 2, as in effect immediately prior to the Subsequent Effective Time, shall be the limited liability company agreement of the Surviving Company until, subject to Section 5.12(a), thereafter changed or amended as provided by the DLLCA or such limited liability company agreement, except that, after the Subsequent Effective Time, the relevant section of such limited liability company agreement shall be amended to provide that “The name of the limited liability company is EarthLink Holdings, LLC.”
Section 1.6    Surviving Corporation Directors and Officers; Surviving Company Managers and Officers.
(a)    The persons constituting the Board of Directors of Merger Sub 1 immediately prior to the Effective Time shall, from and after the Effective Time but until the Subsequent Effective Time, constitute the Board of Directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and the persons constituting the officers of Merger Sub 1 immediately prior to the Effective Time shall, from and after the Effective Time, constitute the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
(b)    The persons constituting the Board of Managers of Merger Sub 2 immediately prior to the Subsequent Effective Time shall, from and after the Subsequent Effective Time, constitute the Board of Managers of the Surviving Company, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and the persons constituting the officers of Merger Sub 2 immediately prior to the Subsequent Effective Time shall, from and after the Subsequent Effective Time, constitute the officers of the Surviving Company, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
Section 1.7    Subsequent Actions. If, at any time after the Subsequent Effective Time, the Surviving Company shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of the Company, Merger Sub 1 or Merger Sub 2 acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Combination or otherwise to carry out this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company, Merger Sub 1 or Merger Sub 2, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.
ARTICLE II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1    Effect on Stock and Interests.
(a)    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub 1 or the Company or the holders of any securities of Parent, Merger Sub 1 or the Company:
(i)    Conversion of the Company Common Stock. Subject to Section 2.2(f), each issued and outstanding share (other than shares to be canceled or converted in accordance with Section 2.1(a)(iii)) of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) shall thereupon be converted into the right to receive 0.818 fully paid and non-assessable shares (as the same may be adjusted pursuant to Section 2.1(b), the “Exchange Ratio”) of Parent Common Stock (the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Book-Entry Shares or a Certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which such holder becomes entitled upon surrender in accordance with the terms of this Agreement, without interest.
(ii)    Merger Sub 1 Common Stock. Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub 1 (the “Merger Sub 1 Common Stock”) shall be converted into one validly issued fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”) and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub 1 Common Stock, if any, shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(iii)    Company, Parent, Merger Sub 1 and Merger Sub 2-Owned Shares. Each share of Company Common Stock that is issued and held by the Company or any of the Company’s direct or indirect wholly-owned Subsidiaries, and each share of Company Common Stock that is owned by Parent, Merger Sub 1, Merger Sub 2 or any of their respective direct or indirect wholly-owned Subsidiaries, in each case immediately prior to the Effective Time, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor.
(b)    Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to provide to the holders of Company Common Stock (or such rights that are convertible into shares of Company Common Stock) and Parent the same economic effect as contemplated by this Agreement prior to such action; provided, however, that nothing contained in this Section 2.1(b) shall be deemed to permit any action that Parent or the Company is otherwise prohibited from taking pursuant to this Agreement.
(c)    Effect on Interests. At the Subsequent Effective Time, each share of Surviving Corporation Common Stock issued and outstanding immediately prior to the Subsequent Effective Time shall be converted into one limited liability company interest of the Surviving Company and each limited liability company interest of Merger Sub 2 issued and outstanding immediately prior to the Subsequent Effective Time shall be converted into one limited liability company interest of the Surviving Company.
Section 2.2    Exchange of Certificates.
(a)    Exchange Agent. Prior to the Effective Time, Parent shall designate Computershare Investor Service L.L.C. to act as exchange agent hereunder (the “Exchange Agent”), for the purpose of exchanging certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) and shares of Company Common Stock represented by book-entry (“Book-Entry Shares”).
(b)    Deposit of Merger Consideration. From time to time as needed, at or after the Effective Time, Parent shall deposit, or shall cause the Surviving Company to deposit, with the Exchange Agent, for the benefit of the equity holders of the Company entitled to receive the Merger Consideration pursuant to this Agreement, (i) certificates or, at Parent’s option, evidence of shares in book-entry form, representing shares of Parent Common Stock (the “Parent Certificates”) in such denominations as the Exchange Agent may reasonably specify sufficient to pay the Merger Consideration, (ii) cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.2(f)(ii), and (iii) unless the Company has already paid such amount to its transfer agent for distribution to stockholders, an amount in cash equal to any Final Pre-Closing Quarterly Dividend for which Parent is responsible under Section 5.16. Such Parent Certificates and such cash so deposited, together with any dividends or distributions pursuant to Section 2.2(d) with respect thereto, are hereinafter referred to as the “Exchange Fund”.

(c)    Exchange Procedures.
(i)    As soon as reasonably practicable after the Effective Time and in any event not later than the third (3rd) Business Day following the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Book-Entry Shares whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(i), (x) a letter of transmittal in customary form (and which shall specify, in the case of tendered Certificates, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and (y) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Each former stockholder of the Company, upon surrender to the Exchange Agent of a Certificate or a Book-Entry Share, as applicable, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, shall be entitled to receive in exchange therefor, the following:
(A)    the number of whole shares of Parent Common Stock, if any, into which such holder’s shares of Company Common Stock, represented by such holder’s properly surrendered Certificates or Book-Entry Shares, as applicable, were converted in accordance with Section 2.1, and such Certificates or Book-Entry Shares so surrendered shall be forthwith canceled, and
(B)    a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 2.2(c)(iii)) equal to the amount of (x) the cash that such holder has the right to receive in lieu of fractional shares of Parent Common Stock pursuant to Section 2.2(f)(ii), plus (y) the dividends such holder has the right to receive pursuant to Section 5.16.
(ii)    In the event of a transfer of ownership of the Company Common Stock that is not registered in the transfer records of the Company, a Parent Certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate or Book-Entry Shares so surrendered are registered if such Certificate (if applicable) shall be properly endorsed or otherwise be in proper form for transfer and shall be presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the person requesting such issuance shall pay any transfer or other non-income Taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or Book-Entry Shares or establish to the reasonable satisfaction of Parent that any such Taxes have been paid or are not applicable.
(iii)    Notwithstanding any provision in this Agreement to the contrary, Parent, Merger Sub 1, the Surviving Corporation, the Surviving Company

and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement such amounts as are required to be withheld or deducted under any provision of any Tax Law with respect to the making of such payments. As of the date hereof, Parent, Merger Sub 1 and Merger Sub 2 are not aware of any such withholding obligation. Upon becoming aware of any such withholding obligation, Parent, Merger Sub 1, Merger Sub 2 or the Surviving Corporation, as the case may be, shall provide commercially reasonable notice to the Person with respect to which such withholding obligation applies, and shall reasonably cooperate with such Person to obtain any available reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be remitted by Parent, Merger Sub 1, Merger Sub 2, the Surviving Corporation or the Exchange Agent to the appropriate Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.
(iv)    Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by Section 2.1(a)(i), cash, if any, in lieu of any fractional share in accordance with Section 2.2(f)(ii) and the dividends the holder has the right to receive pursuant to Section 5.16.
(v)    No interest will be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares under the provisions of this Article II.
(d)    Distributions with Respect to Unexchanged Shares.
(i)    No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time, or that are payable to the holders of record thereof who become such at or after the Effective Time, shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate or Book-Entry Shares are surrendered as provided in this Article II. All such dividends and other distributions with respect to Parent Common Stock that are to be paid in respect of the shares of Parent Common Stock to be received upon surrender of the Certificate or Book-Entry Shares shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Shares in accordance with this Article II.
(ii)    Subject to the effect of applicable escheat or similar Laws and Laws with respect to the withholding of Taxes, following surrender of any such Certificate or Book-Entry Shares, there shall be paid to the holder of the Parent Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Parent Common Stock, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(f)(ii), and the dividends such holder has the right to receive pursuant to Section 5.16 and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. Parent shall make available to the Exchange Agent sufficient cash for the purpose of satisfying its obligations under this Section 2.2(d). No cash in lieu of fractional shares shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate or Book-Entry Shares are surrendered as provided in this Article II.
(e)    No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock issued and cash paid in accordance with the terms of this Article II upon the surrender of Certificates or Book-Entry Shares, as applicable, for the Merger Consideration in accordance with the terms of this Article II (including distributions and dividends paid pursuant to Section 2.2(d) and Section 5.16 and any cash paid in lieu of fractional shares pursuant to Section 2.2(f)(ii)) shall be deemed payment in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares.
(f)    No Fractional Shares.
(i)    No Parent Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of Parent shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.
(ii)    As promptly as practicable following the Effective Time, Parent shall pay or shall cause the Surviving Corporation or the Surviving Company to pay to the Exchange Agent, for the benefit of each holder of Company Common Stock, an amount in cash, if any, equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Parent Common Stock on the NASDAQ Stock Market, Inc. (the “NASDAQ”) (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Business Day immediately preceding the Closing Date (the “Parent Closing Price”). To the extent that the Exchange Agent shall sell shares of Parent Common Stock included in the Exchange Fund in order to satisfy Parent’s obligation to pay cash in lieu of fractional shares, Parent shall pay all commissions, transfer Taxes and other out-of-pocket transaction costs in connection with such sale, if any.
(g)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares one (1) year after the Effective Time shall be delivered to Parent upon demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, and any distributions and dividends paid pursuant to Section 2.2(d) and Section 5.16 and any cash paid in lieu of fractional shares pursuant to Section 2.2(f)(ii)).
(h)    Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the transfer books of Parent of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Section 2.2.
(i)    No Liability. None of the Company, Parent, the Surviving Corporation, the Surviving Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Shares shall not have been surrendered prior to the date on which any Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock or any dividends or distributions payable to the holder of such Certificate or Book-Entry Shares pursuant to Section 5.16 would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration or cash, dividends or distributions in respect of such Certificate or Book-Entry Shares shall, immediately prior to such time, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of any claims or interests of any person previously entitled thereto, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for payment of their claim for Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, any dividends pursuant to Section 5.16, and any dividends or distributions with respect to Parent Common Stock (in each case, without interest and subject to abandoned property, escheat, and other similar laws).
(j)    Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund, as directed by Parent, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America. Any interest and other income resulting from such investments shall be paid to Parent. No investment or losses thereon shall affect the consideration to which holders of Company Common Stock are entitled under this Article II and to the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the cash amounts contemplated by this Article II, Parent shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments contemplated by this Article II.
(k)    Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the provision by such person of an indemnity, in form and substance reasonably satisfactory to Parent, against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger

Consideration and, if applicable, any cash in lieu of fractional shares and unpaid dividends and distributions deliverable in accordance with this Article II in respect thereof.
Section 2.3    Treatment of Equity-Based Grants.
(a)    Company Stock Options. At the Effective Time, each outstanding and unexercised option to purchase or acquire a share of Company Common Stock (each, a “Company Stock Option”), whether such Company Stock Option is then vested or unvested, shall be cancelled and converted into, and shall become a right to receive the Company Stock Option Consideration, if any. For purposes of this Agreement, the “Company Stock Option Consideration” means a number of shares of Parent Common Stock equal to (x) the product of the number of shares of Company Common Stock subject to the Company Stock Option and the Exchange Ratio, less (y) that number of shares of Parent Common Stock equal to the product of (A) the number of shares of Company Common Stock subject to the Company Stock Option with a fair market value (based on the Company Closing Price) that is equal to the sum of (1) the aggregate exercise price of the Company Stock Option (the “Option Exercise Price”) plus (2) the amount of any withholding under the Code or any provision of federal, state, local or foreign Tax Laws and (B) the Exchange Ratio; provided, that any resulting fractional shares of Parent Common Stock will be treated in the same manner as any resulting fractional shares of Parent Common Stock payable as Merger Consideration in accordance with Section 2.2(f). For purposes of this Agreement, the “Company Closing Price” means the closing price for a share of Company Common Stock on the NASDAQ (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Business Day immediately preceding the Closing Date. Parent shall issue (or cause to be issued) the Company Stock Option Consideration as determined in accordance with this Section 2.3(a) to such holder as soon as practicable (and no later than thirty (30) days) following the Effective Time. The right of a holder of any Company Stock Option to receive the Company Stock Option Consideration shall be subject to and reduced by the amount of any withholding under the Code or any provision of federal, state, local or foreign Tax Laws as described above.
(b)    Company Restricted Stock Units. As of the Effective Time, each outstanding right to receive Company Common Stock pursuant to a stock unit award granted under any Company Equity Plan (each, a “Company Restricted Stock Unit”) shall be assumed by Parent and converted into a restricted stock unit with respect to a number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Restricted Stock Unit by the Exchange Ratio; provided, that any resulting fractional shares of Parent Common Stock will be treated in the same manner as any resulting fractional shares of Parent Common Stock payable as Merger Consideration in accordance with Section 2.2(f). The other pre-existing terms of such Company Restricted Stock Units, including vesting, shall continue to apply in accordance with their terms. Each Company Restricted Stock Unit assumed and converted pursuant to the terms of this Section 2.3(b) shall be referred to as a “Parent Exchange Unit.”
(c)    Prior to the Effective Time, the Company shall use commercially reasonable efforts to take all actions necessary to effect the provisions of this Section 2.3 (other than actions expressly required of Parent), including obtaining any required consents. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of

Parent Common Stock for delivery in connection with the settlement of the Company Stock Option Consideration and the issuance of the Parent Exchange Units, including registering such shares on an appropriate form of registration statement under the Securities Act, and maintaining the effectiveness of such registration statement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the Company SEC Documents filed with or furnished to the SEC and publicly available on the EDGAR system after December 31, 2014 and prior to the date of this Agreement (excluding any disclosures (other than any statements of historical fact) set forth in any section of any such Company SEC Document entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are predictive or forward-looking in nature) or in the corresponding section of the Disclosure Letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that (x) disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to the extent (and only to the extent) that the relevance of such item is reasonably apparent from the face of such disclosure and (y) no reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the Company Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which the Company or any of the Company’s Subsidiaries is a party exists or has actually occurred), the Company hereby represents and warrants to Parent, Merger Sub 1 and Merger Sub 2 as follows:
Section 3.1    Qualification, Organization, Etc.
(a)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or hold its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The copies of the Company’s certificate of incorporation and bylaws that are included in or incorporated by reference into Company SEC Documents are complete and correct copies thereof, each as amended. The Company is not in violation of any provision of the Company Organizational Documents.
(b)    Each of the Company’s Subsidiaries is a corporation, partnership, limited liability company or other entity duly organized, validly existing and, if applicable, in good standing under the Laws of its jurisdiction of incorporation or organization, has the power and authority to own, lease or hold its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business and, if applicable, is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or license, except for jurisdictions in which the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(c)    As used in this Agreement, the term “Material Adverse Effect” on or with respect to a person means any effect, change, fact, event, occurrence, development or circumstance (any such item, a “Circumstance”) that is or would reasonably be expected to result in a material adverse effect on or change in (A) the financial condition, properties, business or results of operations of such person and all of its Subsidiaries, taken as a whole, or (B) the ability of such person to consummate the transactions contemplated by this Agreement in the manner contemplated hereby prior to the Outside Date; provided, however, that no Circumstance caused by or resulting from any of the following shall constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a “Material Adverse Effect” on or with respect to a person: (i) changes or developments generally affecting the industries in which such person and its Subsidiaries operate, including changes in the use, adoption or non-adoption of technologies or industry standards, (ii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (iii) any change affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, (iv) any change in such person’s stock price or trading volume or any failure of such person to meet financial projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the Circumstances giving rise to or contributing to such change in stock price or trading volume or such failure may (to the extent not otherwise falling within any of the exceptions set forth in clauses (i) through (ix) of this definition) be deemed to constitute, and may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (v) the negotiation, announcement or execution of this Agreement or the pendency of the consummation of the Combination (other than for purposes of Section 3.3(b), Section 3.3(c), Section 4.3(b) and Section 4.3(c), as applicable), including the impact thereof on relationships of such person and its Subsidiaries with their respective customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated thereby, (vi) any change in any applicable Law, rule or regulation or GAAP or any interpretation thereof after the date hereof, (vii) any hurricane, tornado, flood, earthquake or other natural disaster, (viii) the performance of or compliance with the express terms of this Agreement, the taking of any action that is expressly contemplated or required by this Agreement to be taken by the Person taking such action, the failure to take any action that is prohibited by this Agreement to be taken by the Person failing to take such action, the taking of any action by the Company with Parent’s written consent or at Parent’s written request, the taking of any action by Parent with the Company’s written consent or at the Company’s written request or the taking of any action that is identified in Section 5.1(a) of the Company Disclosure Letter (other than for purposes of Section 3.3(b), Section 3.3(c), Section 4.3(b) and Section 4.3(c), as applicable), or (ix) any change or prospective change in such person’s credit ratings, unless (it being understood that the Circumstances giving rise to or contributing to such change in credit ratings may be deemed to constitute, and may (to the extent not otherwise falling within any of the exceptions set forth in clauses (i) through (ix) of this definition) be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), in the case of clauses (i), (ii), (iii), (vi) or (vii) above, such Circumstance has had or would reasonably be expected to have a disproportionate adverse impact on the financial condition, properties, business or results of operations of such person and its Subsidiaries, taken as a whole, relative to other persons operating in the industries in which such person and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).
Section 3.2    Capital Stock.
(a)    The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock, and 100,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are designated, issued or outstanding. As of the close of business on October 31, 2016 (the “Capitalization Date”), 105,502,110 shares of Company Common Stock were issued and outstanding and 96,376,355 shares of Company Common Stock were held in treasury. As of the close of business on the Capitalization Date, (A) 683,118 shares of Company Common Stock were issuable upon the exercise of the Company Stock Options outstanding under the plans listed in Section 3.2(a) of the Company Disclosure Letter (the “Company Equity Plans”) and (B) 8,133,751 Company Restricted Stock Units were outstanding under the Company Equity Plans, of which 4,153,894 were performance-vesting Company Restricted Stock Units (“Company PSUs”) (assuming the maximum number of Company PSUs). As of the close of business on the Capitalization Date, 8,559,484 shares of Company Common Stock were reserved for issuance under the Company Equity Plans. All of the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as noted above and all shares of Company Common Stock that will be issued pursuant to this Agreement shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to any subscription right, option, warrant, call, conversion right, right of first refusal, preemptive right or other similar right, agreement or commitment.
(b)    Except as set forth in Section 3.2(a), as of the date hereof: (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that were issued between the Capitalization Date and the date hereof pursuant to equity compensation grants that were outstanding on the Capitalization Date and disclosed on Section 3.2(f) of the Company Disclosure Letter and as to which the Company Common Stock was reserved for issuance as set forth in Section 3.2(a), and (ii) there are no outstanding subscription rights, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests; (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement; (C) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.
(c)    Section 3.2(c) of the Company Disclosure Letter sets forth a true, complete and correct list of (i) each Subsidiary of the Company and (ii) each other corporation, partnership, limited liability company or other entity that is not a Subsidiary of the Company but in which the Company owns, directly or indirectly, an equity interest, in each case identifying the percentage and type of ownership held by the Company. Except as set forth in Section 3.2(c) of the Company Disclosure Letter, the Company does not have any other Subsidiaries or own or hold, directly or indirectly, any capital stock or voting securities of, or equity or other security interests, and has not made any investment, in any other person. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and non-assessable and are owned, directly or indirectly, by the Company, free and clear of all mortgages, pledges, claims, restrictions, infringements, liens, charges, encumbrances and security interests and claims of any kind or nature whatsoever (collectively, “Liens”) and free of any other restriction (including preemptive rights, rights of first offer, rights of first refusal and any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities Laws. No Subsidiary of the Company has guaranteed, or pledged assets to secure, the Indebtedness of the Company or any other Subsidiary of the Company.
(d)    Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter.
(e)    There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries. There are no stockholders agreements or other agreements or understandings to which the Company or any of its Subsidiaries is a party pursuant to which any person is entitled to elect, designate or nominate any director of the Company or any of its Subsidiaries.
(f)    Section 3.2(f) of the Company Disclosure Letter sets forth a true, complete and correct list, as of the close of business on the Capitalization Date, 2016, all outstanding (i) Company Stock Options and (ii) Company Restricted Stock Units, indicating, in each case, the holder, type of award, vesting schedule, the number of shares of Company Common Stock subject to such Company Stock Option or number of shares underlying such Company Restricted Stock Unit (in the case of any Company PSU, based on target and maximum performance), the name of the plan under which such Company Stock Option or Company Restricted Stock Unit award was granted and, where applicable, the exercise price and expiration date. Other than the awards and shares set forth in Section 3.2(f) of the Company Disclosure Letter, as of the date hereof, there exist no awards to acquire shares of Company Common Stock or otherwise denominated in respect of Company Common Stock (regardless of whether the payout under such awards are in cash, Company Common Stock or other assets). All grants of Company Stock Options and Company Restricted Stock Units were validly issued and properly approved by the Company Board (or a committee thereof) in accordance with the applicable Company Equity Plan and applicable Law, including applicable stock exchange requirements.
Section 3.3    Corporate Authority Relative to this Agreement; No Violation.
(a)    Assuming the accuracy of the representations set forth in Section 4.14(a), the Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board and, assuming the accuracy of the representations in Section 4.14(a) and except for the Company Stockholder Approval and the filing of the Certificate of Merger and the Subsequent Certificate of Merger with the Secretary of State, no other corporate proceedings on the part of the Company are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Combination and the other transactions contemplated hereby. The Company Board, at a meeting duly called and held, has unanimously (x) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interest of the Company and its stockholders, (y) as of the date of this Agreement, determined to recommend that such stockholders vote in favor of the adoption of this Agreement and the approval of the Combination and (z) approved the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies).
(b)    No consent, approval, clearance, waiver, permit or order (each, a “Consent”) of or from, or registration, declaration, notice or filing made to or with any Federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made with respect to the Company, any Subsidiary of the Company or any Company License (for the avoidance of doubt, this Section 3.3(b) shall not be deemed to address those Consents required to be obtained or made with respect to any Parent License, or with respect to, or due to the change of control of, Parent or any Subsidiary of Parent, which are addressed in Section 4.3(b)) in connection with its execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation by it of the Combination and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the Securities and Exchange Commission (the “SEC”) of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of 1933, as amended, and the related rules and regulations promulgated thereunder (the “Securities Act”), of the Form S-4 and (C) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended, and the related rules and regulations promulgated thereunder (the “Exchange Act”), and the Securities Act as may be

required in connection with this Agreement, the Combination and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the filing of the Certificate of Merger and the Subsequent Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents from, or registrations, declarations, notices or filings made to or with, the U.S. Federal Communications Commission or any successor Governmental Entity (the “FCC”) as are required in order to lawfully effect the transfer of control of the Company Licenses or as are otherwise necessary to consummate and make effective the Combination and the other transactions contemplated by this Agreement, each of which is listed in Section 3.3(b)(iv) of the Company Disclosure Letter (the “Company FCC Consents”), (v) such Consents from, or registrations, declarations, notices or filings made to or with, state public service or state public utility commissions (collectively, “State Regulators”) as are required in order to lawfully effect the transfer of control of the Company Licenses or as are otherwise necessary to consummate and make effective the Combination and the other transactions contemplated by this Agreement, each of which is listed in Section 3.3(b)(v) of the Company Disclosure Letter (the “Company PSC Consents”), (vi) such filings with and approvals of the NASDAQ as are required to permit the consummation of the Combination and (vii) such other matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(c)    The execution and delivery by the Company of this Agreement do not, and the consummation of the Combination and the other transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss, alteration or impairment of a material benefit under any material loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract or grant agreement (collectively, “Contracts”) (including any Company Material Contracts but excluding any Company Benefit Plans, which are covered under Section 3.9), instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of the Company, as amended (the “Company Organizational Documents”) or the certificate of incorporation or bylaws or other equivalent organizational documents, in each case, as amended, of any of the Company’s Subsidiaries or (iii) subject to the Consents, filings and other matters referred to in Section 3.3(b), conflict with or violate any Laws applicable to the Company or any of the Company’s Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
Section 3.4    Reports and Financial Statements.
(a)    The Company has timely filed or furnished all forms, statements, documents, schedules and reports, together with any amendments required to be made with respect thereto and exhibits or other information incorporated therein required to be filed or furnished by the Company prior to the date hereof, with the SEC since December 31, 2013 (such documents, together with any documents filed with the SEC during such periods by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects, and all documents required to be filed or furnished by the Company with the SEC after the date hereof and prior to the Effective Time (the “Subsequent Company SEC Documents”) will comply in all material respects, with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (“Sarbanes-Oxley Act”), as the case may be, subject to the last sentence of Section 3.12 with respect to the Joint Proxy Statement, and none of the Company SEC Documents contained, and the Subsequent Company SEC Documents will not contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents and, to the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review. None of the Subsidiaries of the Company is, or has at any time since December 31, 2013 been, required to file or is required to file reports with the SEC pursuant to the Exchange Act.
(b)    Each of the consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (i) fairly presents in all material respects, and the consolidated financial statements (including all related notes and schedules) of the Company included in the Subsequent Company SEC Documents will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments) and (ii) complied at the time it was filed, and each of the consolidated financial statements (including all related notes and schedules) of the Company included in the Subsequent Company SEC Documents will comply at the time it is filed, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since December 31, 2013 to the date of this Agreement, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law and as disclosed in the Company SEC Documents.
Section 3.5    Internal Controls and Procedures. The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act, and the provisions of the Exchange Act and the Securities Act relating thereto, which are applicable to the Company. Each of the principal executive officers and the principal financial officers of the Company (or, as applicable, each former principal executive officer and each former principal financial officer of the Company), has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to applicable management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Without limiting the generality of the foregoing, the Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences. The Company has delivered to Parent complete and accurate copies of notices received from its independent auditor of any significant deficiencies or material weaknesses in the Company’s internal control over financial reporting since December 31, 2013 and any other management letter or similar correspondence from any independent auditor of the Company or any of their Subsidiaries received since December 31, 2013. The Company has implemented such programs and taken such steps as it believes are necessary to effect compliance with all provisions of Section 404 of the Sarbanes-Oxley Act and, since December 31, 2013, has not received, orally or in writing, any notification that its independent auditor (i) believes that the Company will not be able to complete its assessment before the reporting deadline, or, if it will be completed prior to such deadline, that it will not be completed in sufficient time for the independent auditor to complete its assessment or (ii) will not be able to issue unqualified attestation reports with respect thereto.
Section 3.6    No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Company’s consolidated balance sheets as of December 31, 2015 (or as disclosed in the notes thereto) included in the Company SEC Documents, (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement and (iii) for liabilities or obligations incurred in the ordinary course of business, consistent with past practice, since December 31, 2015, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature (whether or not accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or required to be disclosed in the notes thereto) that are, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 3.7    No Violation of Law; Permits.
(a)    Since December 31, 2013, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of the Company’s Subsidiaries are in compliance with and are not in default under or in violation of any federal, state, local or foreign treaty, law, statute, ordinance, rule, executive order, ruling, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”) applicable to the Company, such Subsidiaries or any of their respective properties or assets, including the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and the applicable listing and corporate governance rules and regulations of the NASDAQ. Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made pursuant to this Section 3.7(a) in respect of the matters referenced in Section 3.5 or in respect of environmental, employee benefits, tax, labor, intellectual property or communications regulatory matters, which are the subject of the representations and warranties made in Section 3.8, Section 3.9, Section 3.15, Section 3.16, Section 3.17 and Section 3.21 of this Agreement, respectively.
(b)    The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations and orders of any Governmental Entity required for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (other than any such items which constitute Company Licenses, the “Company Permits”), except where the failure to have any Company Permit has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Company Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(c)    The Company and its Subsidiaries are in compliance with all applicable Laws and industry standards (including PCI and DSS), related to privacy, data protection or the collection and use of personal information and customer proprietary network information gathered or used by the Company or its Subsidiaries applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
Section 3.8    Environmental Laws and Regulations.
(a)    The Company and each of its Subsidiaries are and, except with respect to matters that have been fully resolved, have been in compliance with all applicable Laws and Contracts entered into with, any Governmental Entity, in each case relating to pollution or protection of human health, endangered species, the environment or natural resources (including ambient air, surface water, groundwater, land surface or subsurface strata) and including Laws relating to the exposure to or disposal, generation, handling, release or threatened release of any Hazardous Materials (as defined below) (collectively, “Environmental Laws”), which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all Company Permits that are required under applicable Environmental Laws, and compliance with the terms and conditions thereof, each of which is valid and in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement, except for such non-compliance or failure to possess, modification or revocation of such Company Permits as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As used herein, the term “Hazardous Materials” means (i) any petroleum or petroleum products, explosive or radioactive materials or wastes, asbestos in any form, toxic mold and polychlorinated biphenyls; and (ii) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated as “hazardous,” “toxic,” a “pollutant” or a “contaminant” under any Environmental Law.
(b)    Neither the Company nor any of its Subsidiaries has received notice of, or is the subject of, nor, to the knowledge of the Company, are there threatened against the Company or any of its Subsidiaries, any actions, causes of action, claims, investigations, demands or notices by any person asserting an obligation on the part of the Company or its Subsidiaries to conduct investigations or clean-up activities under Environmental Law, alleging non-compliance with any Environmental Law, or alleging liability under any Environmental Law or under common law with respect to matters relating to pollution or protection of human health, the environment or natural resources, or the presence, disposal, release or threatened release of any Hazardous Materials which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (collectively, “Company Environmental Claims”), and, to the knowledge of the Company, there are no facts, circumstances or conditions existing, initiated or occurring which provide a basis for Company Environmental Claims which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(c)    The Company has delivered or otherwise made available for inspection to the Parent copies and results of any material reports, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments), notices or communications in the possession of or reasonably available to the Company or any of its Subsidiaries pertaining to: (i) any material unresolved Company Environmental Claims; (ii) any Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries that could be reasonably expected to result in a material Company Environmental Claim; or (iii) the Company’s or any of its Subsidiaries’ compliance or non-compliance with applicable Environmental Laws.
Section 3.9    Employee Benefit Plans.
(a)    Section 3.9(a) of the Company Disclosure Letter lists all material Company Benefit Plans. “Company Benefit Plan” shall mean (i) each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), (ii) each employment, consulting, severance, change in control, retention or similar plan, agreement, arrangement or policy and (iii) each other plan, agreement, arrangement or policy (written or oral) providing for compensation, bonuses, perquisites, profit-sharing, equity or equity-related rights, incentive or deferred compensation, paid time off, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case maintained, sponsored or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any direct or indirect liability. The Company Disclosure Letter identifies each material Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Company Qualified Plans”). No Company Benefit Plan is maintained outside the United States or provides benefits for employees, directors or other service providers outside the United States.
(b)    The Internal Revenue Service has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust, the Company has not received any written notice of revocation of any such favorable determination letter, and, to the knowledge of the Company, there are no existing circumstances that would reasonably be expected to adversely affect the qualified or tax-exempt status of any such Company Qualified Plan or the related trust, respectively.
(c)    Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company all Company Benefit Plans have been operated and administered in compliance with their governing provisions or terms and all applicable requirements of Law, including the Code and ERISA.
(d)    None of the Company, any current or former Subsidiary of the Company or any other entity that, together with the Company or any Subsidiary of the Company, is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”), sponsors, maintains or contributes to, or has sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to) within the last six (6) years, (e) a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, (f) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code, (g) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code or (h) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(e)    With respect to each material Company Benefit Plan, the Company has heretofore delivered or made available in the data room to Parent copies of each of the following documents: (i) the plan document and any amendments thereto (or, in the case of any unwritten plan, a description of the material terms thereof), (ii) the most recent Summary Plan Description (as defined in ERISA) and all material modifications thereto, (iii) most recent annual report (Form 5500 Series) and accompanying schedule, (iv) the most recently prepared actuarial report or financial statement, (v) any related funding arrangements, (vi) the most recent determination letter received from the Internal Revenue Service and (vii) any material written correspondence with a Governmental Entity within the last three (3) years.

(f)    Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, director or other service provider of the Company or any of its Subsidiaries to severance pay or compensation payments or any other benefits or rights, except as expressly provided in this Agreement or as required by applicable Law, (ii) accelerate the time of payment, vesting or exercisability, or increase the amount of compensation or benefits due any such employee, director or other service provider, except as expressly provided in this Agreement or as required by applicable Law, (iii) result in any funding (through a grantor trust or otherwise) of compensation or benefits under any Company Benefit Plan or (iv) result in any limitation on the right of the Company or any Subsidiary of the Company to amend, merge, or terminate any Company Benefit Plan pursuant to its terms.
(g)    There are no material pending or, to the knowledge of the Company, threatened claims by or against any Company Benefit Plans, or in connection with any Company Benefit Plans by or on behalf of any employee or beneficiary covered under any such Company Benefit Plan or otherwise involving any such Company Benefit Plan (other than in any such case routine claims for benefits).
(h)    Neither the Company nor any Subsidiary of the Company sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits, including life insurance and health coverage (other than health care continuation coverage as required by applicable Law).
Section 3.10    Absence of Certain Changes or Events.
(a)    Other than the transactions contemplated by this Agreement and as disclosed in the Company SEC Documents, from December 31, 2015 until the date of this Agreement, there has not been any Circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(b)    From December 31, 2015 until the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with their past practices, and there has not been:
(i)    any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries, other than (A) regular quarterly cash dividends of $0.05 per share of Company Common Stock for dividends declared prior to the date of this Agreement, and (B) in the case of any direct or indirect Subsidiary of the Company, pro rata dividends or distributions to its parent entity or entities;
(ii)    any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock of the Company or any of its Subsidiaries or any securities convertible into or exercisable for any shares of capital stock of the Company or any of its Subsidiaries (other than pursuant to the cashless exercise of Company Stock Options or the forfeiture or withholding of taxes with respect to Company Stock Options or Company Restricted Stock Units);

(iii)    any split, combination, subdivision or reclassification of any capital stock, or any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock, of the Company or any of its Subsidiaries;
(iv)    any amendment to the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries;
(v)    any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another person, or any issue or sale of debt securities, warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except as disclosed in the Company SEC Documents;
(vi)    (A) any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any of the Company’s or its Subsidiaries’ property or assets outside of the ordinary course of business consistent with past practice with a fair market value in excess of five million dollars ($5,000,000), (B) any acquisitions of businesses, whether by merger, consolidation, purchase of property or assets or otherwise, involving consideration in excess of five million dollars ($5,000,000) or (C) any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any material Company Intellectual Property, other than in the ordinary course of business consistent with past practice;
(vii)    (A) any granting by the Company or any of its Subsidiaries to any current or former director or officer of the Company or any of its Subsidiaries of any material increase in compensation or benefits, except in the ordinary course of business consistent with past practice or as was required under any Company Benefit Plan, (B) any granting by the Company or any of its Subsidiaries to any person of any rights to severance, retention, change in control or termination compensation or benefits or any material increase therein, except with respect to new hires and promotions in the ordinary course of business or except as was required under any Company Benefit Plan, (C) any entry into or adoption of any material Company Benefit Plan or any material amendment of any such material Company Benefit Plan, except as required by Law, (D) any entry into, establishment of or amendment of any collective bargaining agreement or (E) the taking of any action to accelerate the vesting and payment under any collective bargaining agreement or Company Benefit Plan, except as expressly provided in this Agreement or as required by applicable Law;
(viii)    any material change in the Company’s method of accounting or accounting principles or policies, except for any such change required by reason of a change in GAAP or by Regulation S-X under the Exchange Act, as approved by the Company’s independent accountants;
(ix)    any settlement of any material Claims against or affecting the Company or its Subsidiaries; or
(x)    any material modification of any Company Licenses.

Section 3.11    Investigations; Litigation. There are no actions, suits, inquiries, investigations, reviews or proceedings (“Claims”) pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, or any of their respective properties, at law or in equity by or before, and there are no orders, judgments or decrees of or before, any Governmental Entity that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
Section 3.12    Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material required to be stated therein or necessary to make the statements therein not misleading or (ii) the joint proxy statement/prospectus relating to the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting (as amended or supplemented from time to time and including all letters to stockholders, notices of meeting and forms of proxies to be distributed to stockholders in connection with the Combination, and any schedules required to be filed with the SEC in connection therewith, the “Joint Proxy Statement”), will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of the Company.
Section 3.13    No Rights Plan. There is no stockholder rights plan, “poison pill” antitakeover plan or other similar device in effect, to which the Company is subject, party or otherwise bound.
Section 3.14    Lack of Stock Ownership.
(a)    Neither the Company nor any of its Subsidiaries, nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) of any of the foregoing, is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” of Parent, as such term is defined in Section 203 of the DGCL. Neither the Company nor any of its Subsidiaries owns, nor since December 31, 2013 has owned, any shares of Parent Common Stock or other securities convertible into shares of Parent Common Stock (exclusive of any shares owned by the Company’s employee benefit plans (which shares do not represent, and have not since December 31, 2013 represented, 5.0% or more of the outstanding shares of Parent Common Stock)).
(b)    None of the Company’s Subsidiaries owns any Company Common Stock.

Section 3.15    Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:
(a)    The Company and each of its Subsidiaries has (A) duly and timely filed (or there have been filed on its behalf), taking into account all applicable extensions, all material Tax Returns required to be filed by it with the appropriate Tax Authority, and such Tax Returns are true, complete and accurate in all material respects, and (B) paid all Taxes shown as due on such Tax Returns.
(b)    The most recent financial statements contained in the Company SEC Documents reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods through the date of such financial statements.
(c)    There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the most recent financial statements contained in the Company SEC Documents.
(d)    There is no current audit, examination, deficiency, claim, refund litigation or proposed adjustment with respect to any Taxes of the Company or its Subsidiaries. None of the Company or any of its Subsidiaries has received notice of any claim made by a Tax Authority in a jurisdiction where the Company or such Subsidiary, as applicable, does not file a Tax Return or pay Taxes, that the Company or such Subsidiary is or may be subject to material taxation by that jurisdiction.
(e)    There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or Tax deficiencies against the Company or any of the Company’s Subsidiaries.
(f)    Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes other than such an agreement not primarily related to Taxes entered into in the ordinary course of business or such an agreement exclusively between or among the Company and any of its Subsidiaries, and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is the Company) or (B) has any material liability (including as a result of any agreement or obligation to reimburse or indemnify) for the Taxes of any other person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Laws regarding Taxes), as a transferee or successor, by contract or otherwise.
(g)    Neither the Company nor any of its Subsidiaries has: (A) agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (B) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (I) in the two (2) years prior to the date of this Agreement or (II) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Combination or otherwise with the transactions contemplated by this Agreement; or (C) knowledge of facts which are reasonably likely to cause any prior transactions in which the Company or any of its Subsidiaries (or any predecessors of the Company or any of its Subsidiaries) were treated as either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) to not qualify for tax-free treatment under Section 355 or 361 of the Code.
(h)    The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (A) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding income Taxes) executed on or prior to the date hereof, (B) installment sale or open transaction disposition made on or prior to the Closing Date, (C) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (D) election under Section 108(i) of the Code.
(i)    The Company and each of its Subsidiaries is in material compliance with all applicable information reporting and Tax withholding requirements under state, local or foreign Laws regarding Taxes.
(j)    Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011−4(c)(3)(i)(A).
(k)    Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Combination from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(l)    For purposes of this Agreement: (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, but excluding any contributions or regulatory fees or assessments covered by Section 3.21; (ii) “Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes; and (iii) “Tax Return” means any return, report or similar filing (including any attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

Section 3.16    Labor Matters.
(a)    Section 3.16(a) of the Company Disclosure Letter sets forth all employee representative bodies, including all labor unions and labor organizations, and all collective bargaining agreements, union contracts and similar labor agreements in effect that cover any employees of the Company or any of its Subsidiaries in connection with their employment with the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party or otherwise bound (a “Company Labor Agreement”). Except as set forth in Section 3.16(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is (i) a party to, or bound by, any collective bargaining agreement with employees, a labor union or labor organization or (ii) a party to, or bound by, any neutrality agreement or any collective bargaining agreement or other agreement with a neutrality clause.
(b)    Except for such matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) there are no, and since December 31, 2013 there have been no, strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries, (ii) to the knowledge of the Company, there is no union organizing effort pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (iii) there is no, and since December 31, 2013 there has been no, unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, nor are there, nor since December 31, 2013 have there been, any material industrial or trade disputes or negotiations regarding a claim with any trade union, group or organization of employees or their representatives representing employees or workers, (iv) there is no, and since December 31, 2013 there has been no, slowdown, or work stoppage in effect or, to the knowledge of the Company, threatened with respect to any employees of the Company or any of its Subsidiaries, (v) the Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including (A) terms and conditions of employment and wages and hours, classification of employees and independent contractors, (B) unfair labor practices and (C) occupational safety and health and (vi) to the knowledge of the Company, no employee of the Company or any of its Subsidiaries is in any respect in violation of any term of any employment agreement, nondisclosure agreement, fiduciary duty, non-competition agreement, restrictive covenant or other obligation:  (x) to the Company or any of its Subsidiaries or (y) to a former employer of any such employee relating (I) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (II) to the knowledge or use of trade secrets or proprietary information.
(c)    Neither the Company nor any of its Subsidiaries is or has been: (i) a "contractor" or "subcontractor" (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.
(d)    Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), or any similar state or local Law, as a result of any action taken by the Company that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.17    Intellectual Property.
(a)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (1) all of the Intellectual Property owned by the Company and its Subsidiaries (the “Company Intellectual Property”) is in full force and effect; (2) such Company Intellectual Property has not been deemed by any Governmental Entity to be invalid or unenforceable; (3) such Company Intellectual Property has not been canceled, abandoned or dedicated to the public domain; and (4) all registration, maintenance and renewal fees necessary to preserve the rights of the Company or its Subsidiaries in connection with such Company Intellectual Property have been paid in a timely manner.
(b)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:
(i)    the Company or a Subsidiary of the Company is the sole and exclusive owner, free and clear of any Liens (which, for the avoidance of doubt, shall not be deemed to include license agreements) other than Liens pursuant to the Existing Indentures, of all Company Intellectual Property, and has a valid and enforceable license (free and clear of any Liens) or otherwise possesses legally enforceable rights to use and practice, all other Intellectual Property as currently used in their respective businesses as currently conducted;
(ii)    (A) to the knowledge of the Company, the conduct of the businesses of the Company or its Subsidiaries, as currently conducted, does not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third person; and (B) neither the Company nor any of its Subsidiaries (nor any of their predecessors) has received any written notice, since December 31, 2013, from any third person, and there are no pending, unresolved or, to the knowledge of the Company, threatened in writing Claims (1) asserting the infringement, misappropriation or other violation of any Intellectual Property by the Company or any of its Subsidiaries or (2) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of the Company or any of its Subsidiaries with respect to, any Company Intellectual Property;
(iii)    (A) to the knowledge of the Company, no person is infringing, misappropriating or otherwise violating the rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property; and (B) neither the Company nor any of its Subsidiaries (nor any of their predecessors) has sent any written notice, since December 31, 2013, to any third person, and there are no pending, unresolved or threatened in writing Claims by the Company or any of its Subsidiaries (1) asserting the infringement, misappropriation or other violation of any Company Intellectual Property or (2) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of any third person’s Intellectual Property;

(iv)    there are no consents, judgments, judicial or governmental orders, or settlement, co-existence or non-assertion agreements (including any settlements that include licenses) restricting the rights of the Company or its Subsidiaries with respect to any of the Company Intellectual Property or restricting the conduct of any of the businesses of the Company or any of its Subsidiaries as presently conducted in order to accommodate a third person’s Intellectual Property; and
(v)    since December 31, 2013, no prior or current employee or, officer, contractor or consultant of the Company or any of its Subsidiaries has asserted or, to the knowledge of the Company, has any ownership in any Company Intellectual Property.
(c)    Section 3.17(c) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of issued patents and patent applications, trademark registrations and applications, copyright registrations and applications, and Internet domain names, in each case owned by the Company or any of its Subsidiaries.
(d)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and/or its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of their trade secrets and other proprietary information. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there have been no material security breaches in the information technology systems of the Company and/or its Subsidiaries or the information technology systems of third parties to the extent used by or on behalf of the Company and/or its Subsidiaries.
(e)    Neither the Company nor any of its Subsidiaries has incorporated any “open source,” “freeware,” “shareware” or other Software having similar licensing or distribution models (collectively, “Open Source”) in any Software that is both owned by the Company or any of its Subsidiaries and distributed by the Company or any of its Subsidiaries to third parties in a manner that requires the contribution or disclosure to any third party, including the Open Source community, of any portion of the source code of any such Software product in connection with the transactions contemplated by this Agreement, and the Company and its Subsidiaries are in compliance with their Open Source obligations, except any such required contribution, required disclosure or non-compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(f)    For purposes of this Agreement, the term “Intellectual Property” means all intellectual property rights of any kind or nature, including all United States and foreign (i) trademarks, service marks, logos, trade names and corporate names, Internet domain names, designs, slogans and other identifiers of source, including all goodwill, common law rights, registrations and applications related to the foregoing, (ii) copyrights and mask works, including all registrations and applications related to the foregoing, (iii) patents, patent applications and industrial designs (and the inventions embodied by the foregoing), including all continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications related to the foregoing, (iv) computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, and (v) trade secrets, technology, know-how, proprietary processes, formulas, algorithms, models and methodologies, and other confidential information. For purposes of this Agreement, the term “Software” means any computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, associated databases and compilations.
Section 3.18    Required Vote of Company Stockholders. Assuming the accuracy of the representation contained in Section 4.14(a), the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of holders of any class of securities of the Company that is required to adopt this Agreement and approve the Combination and the other transactions contemplated hereby (the “Company Stockholder Approval”), and no other vote of holders of securities of the Company is required to approve the Combination and the other transactions contemplated by this Agreement.
Section 3.19    Opinions of Financial Advisors. The Company Board has received the opinions of Foros Securities LLC and Goldman, Sachs & Co. (collectively, the “Company Financial Advisors”), substantially to the effect that, as of the date of such opinions and based upon and subject to the assumptions and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates). After the execution of this Agreement, the Company shall deliver to Parent (on a non-reliance basis for information purposes only) complete and accurate copies of such opinions, which, subject to compliance with the respective Company Financial Advisors’ engagement letters with the Company, shall be included in the Proxy Statement.
Section 3.20    Company Material Contracts.
(a)    Except for this Agreement, the Company Benefit Plans, as set forth in the Company SEC Documents or in Section 3.20(a) of the Company Disclosure Letter or agreements entered into after the date hereof in compliance with Section 5.1(a), neither the Company nor any of its Subsidiaries is a party to or bound by any contract constituting a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (i) any other material Contract with the Company’s top five (5) suppliers or customers; (ii) any Contract creating or relating to any material partnership, joint venture, strategic alliance or joint development agreement or relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than Subsidiaries of the Company, in each case material to the Company and its Subsidiaries, taken as a whole; (iii) any contract, agreement, understanding or undertaking containing covenants binding upon the Company or any of its Subsidiaries that materially restrict the ability of the Company or any of its Subsidiaries (or that, following the consummation of the Combination could materially restrict the ability of the Surviving Company or its affiliates) to compete in any business that is material to the Company and its affiliates, taken as a whole, as of the date of this Agreement, or that restricts the ability of the Company or any of its Subsidiaries (or that, following the consummation of the Combination, would restrict the ability of the Surviving Company or its affiliates) to compete with any person or in any geographic area; (iv) any contract, agreement, understanding or undertaking (A) pursuant to which the Company or any of its Subsidiaries is granting any material license to Company Intellectual Property, (B) pursuant to which the Company or any of its Subsidiaries is being granted any material license to Intellectual Property, or (C) that materially limits, curtails or restrains the ability of the Company or any of its Subsidiaries to exploit any material Company Intellectual Property; (v) any agreement, contract, understanding or undertaking containing any “standstill” provisions or provisions of similar effect to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary; (vi) any stockholder or shareholder, investor rights or registration rights agreement or similar agreement, contract, understanding or undertaking between the Company or any of its Subsidiaries and any holder of Company Common Stock or other equity securities of the Company, including any agreement granting any person investor, registration, director designation or similar rights; (vii) each agreement, contract, understanding or undertaking relating to the disposition or acquisition by the Company or any of its Subsidiaries of any business or any material amount of assets, or any investment by the Company or any of its Subsidiaries in any other person, with obligations remaining to be performed or material liabilities or obligations for damages or losses continuing after the date of this Agreement; (viii) any contracts, agreements, understandings or undertakings that contain restrictions with respect to (A) the payment of dividends or any other distributions in respect of the equity of the Company or any of its Subsidiaries, (B) the incurrence or guaranteeing of Indebtedness or (C) the creation of Liens that secure Indebtedness; (ix) any loan or credit agreement, contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, capital and financing method leases or other similar agreement pursuant to which any material Indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred, other than any such agreement solely between or among the Company and its wholly-owned Subsidiaries; (x) any material hedge, collar, option, forward purchasing, swap, derivative or similar agreement, contract, understanding or undertaking; (xi) any Contract with a vendor or supplier of the Company or any Subsidiary of the Company pursuant to which payments of five million five hundred thousand dollars ($5,500,000) or more were made during fiscal year 2015; and (xii) any Contract that resulted, for fiscal year 2015, or would reasonably be expected to result, for fiscal year 2016, in payments by or to the Company or its Subsidiaries exceeding five million five hundred thousand dollars ($5,500,000) (all contracts of the type described in this Section 3.20(a) being referred to herein as “Company Material Contracts”). The Company has made available to Parent true and complete copies of all Company Material Contracts.
(b)    Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each Company Material Contract is a valid, binding and enforceable obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except (i) that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, (ii) that equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (iii) as has not had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(c)    Since December 31, 2013, neither the Company, any Subsidiary of the Company, nor to the knowledge of the Company, any officer or director of the Company or any Subsidiary of the Company, has been suspended, debarred, proposed for debarment or excluded from any Company Government Contract or government program, or determined to be nonresponsible with respect to any Company Governmental Contract or government program, and, to the knowledge of the Company, there is no threat, proposal or valid basis for such suspension, debarment, proposal for debarment or exclusion of any of the Company, any Subsidiary of the Company, or any officer or director of the Company or any Subsidiary of the Company. For purposes of this Section 3.20(c), “Company Government Contract” means a Company Material Contract between the Company or any Subsidiary of the Company, on the one hand, and any Governmental Entity or prime contractor or subcontractor to a Governmental Entity, on the other hand.
Section 3.21    Communications Regulatory Matters.
(a)    The Company and each of its Subsidiaries hold all approvals, authorizations, certificates and licenses issued by the FCC or State Regulators and all other material regulatory permits, approvals, licenses and other authorizations, including franchises, ordinances and other agreements granting access to public rights of way, issued or granted to the Company or any of its Subsidiaries by a Governmental Entity that are required for the Company and each of its Subsidiaries to conduct its business, as presently conducted (collectively, the “Company Licenses”), except such Company Licenses the failure of which to so hold has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 3.21(a) of the Company Disclosure Letter sets forth a list of all Company Licenses, together with the name of the entity holding each such Company License and the date of expiration, if any, of each such Company License, in each case as of the date hereof.
(b)    Each Company License is valid and in full force and effect and has not been suspended, revoked, canceled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No Company License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements are set forth on the face of the applicable authorization or have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (ii) any pending proceeding by or before the FCC or State Regulators to suspend, revoke or cancel, or any judicial review of a decision by the FCC or State Regulators with respect thereto, unless such pending proceeding or judicial review has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no (A) event, condition or circumstance attributable specifically to the Company that would preclude any Company License from being renewed in the ordinary course (to the extent that such Company

License is renewable by its terms), except where the failure to be renewed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (B) pending or threatened FCC or State Regulator regulatory proceedings relating specifically to one or more of the Company Licenses that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (C) event, condition or circumstance attributable specifically to the Company that would materially impair, delay or preclude the ability of the Company or its Subsidiaries to obtain any Consents from any Governmental Entity, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No Company License, order or other agreement, obtained from, issued by or concluded with any State Regulator imposes or would impose restrictions on the ability of any Subsidiary of the Company to make payments, dividends or other distributions to the Company or any other Subsidiary of the Company that limits, or would reasonably be expected to limit, the cash funding and management alternatives of the Company on a consolidated basis in a manner disproportionate to restrictions applied by such State Regulators to similarly situated companies.
(c)    The Company, with respect to any Company License and any activity regulated by the FCC or State Regulators but not requiring a license (“Unlicensed Activity”), and each licensee of each Company License and each Subsidiary engaged in Unlicensed Activity (“Unlicensed Subsidiary”) is, and since December 31, 2013 has been, in compliance with each Company License and has fulfilled and performed all of its obligations with respect thereto and with respect to any Unlicensed Activity required by the Communications Act of 1934, as amended (the “Communications Act”) or the rules, regulations, written policies and orders of the FCC (the “FCC Rules”) or similar rules, regulations, written policies and orders of State Regulators, and the payment of all regulatory fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each licensee of each Company License and each Unlicensed Subsidiary is in good standing with the FCC and all other Governmental Entities, and neither the Company nor any licensee or Unlicensed Subsidiary is, to the knowledge of the Company, the respondent with respect to any formal complaint, investigation, audit, inquiry, subpoena, forfeiture, or petition to suspend before the FCC, the Universal Service Administrative Company (the “USAC”) or any other Governmental Entity (each an “Enforcement Proceeding”), except where any such Enforcement Proceedings have not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company or a Subsidiary of the Company owns one hundred percent (100%) of the equity and controls one hundred percent (100%) of the voting power and decision-making authority of each licensee of the Company Licenses and each Unlicensed Subsidiary.
(d)    Neither the Company nor any of its Subsidiaries is subject to any material cease-and-desist order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding with, or has been ordered to pay any material civil money penalty by, the FCC, USAC or any other Governmental Entity (other than a taxing authority, which is covered by Section 3.15), other than those of general application that apply to similarly situated providers of the same services or their Subsidiaries (each item in this sentence, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing since December 31, 2013 by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.
Section 3.22    Affiliate Transactions. Since December 31, 2013, all transactions, agreements, arrangements or understandings between the Company and the Company’s affiliates or other persons (“Company Affiliate Transactions”) that are required to be disclosed in the Company SEC Documents in accordance with Item 404 of Regulation S-K of the SEC have been so disclosed.
Section 3.23    Takeover Provisions. Assuming the accuracy of the representations contained in Section 4.14(a), the Company Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Combination and the other transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. Assuming the accuracy of the representation contained in Section 4.14(a), to the knowledge of the Company, no other state “fair price,” “moratorium,” “control share acquisition” or similar state antitakeover statute or regulation is applicable to the Combination or any of the other transactions contemplated hereby.
Section 3.24    Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. All such policies are in full force and effect and were in full force and effect during the periods of time each such insurance policy is purported to be in effect and all premiums due with respect to such policies have either been paid or adequate provision for the payment thereof by the Company or one of its Subsidiaries has been made, except for such failures to be in full force and effect or to pay such premiums as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is, with or without notice or lapse of time, or both, in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policies, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There is no material claim by the Company or any of its Subsidiaries pending under any such policies that (a) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid would cause a Material Adverse Effect on the Company. The Company has made available to Parent a summary of all material insurance policies maintained by the Company or any of its Subsidiaries.
Section 3.25    Finders or Brokers. Except for the Company Financial Advisors, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder or other person in connection with the transactions contemplated by this Agreement who is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with or upon consummation of the Combination or the other transactions contemplated hereby.

Section 3.26    Swap Agreements. Neither the Company nor any of its Subsidiaries is party to any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
Section 3.27    Real Property; Networks.
(a)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) either the Company or its Subsidiaries owns, and has good and valid title to, all of its owned real property and has valid leasehold interests in all of its leased properties, free and clear of all Liens, (b) all leases with respect to real property to which the Company or any of its Subsidiaries is a party, including all collocation agreements, are valid and in full force and effect against the Company or such Subsidiary and, to the knowledge of the Company, the counterparties thereto, in accordance with their respective terms, (c) there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries and (d) the properties owned or leased by the Company or its Subsidiaries are in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of the Company and its Subsidiaries as presently conducted.
(b)    The Company has delivered or otherwise made available for inspection to Parent the following information related to the network of the Company and its Subsidiaries: (i) a list of all switch locations of the Company and its Subsidiaries and (ii) maps that depict generally the fiber routes operated by the Company and its Subsidiaries (collectively, the “Network Facilities”).  The Network Facilities are in all material respects in good operating condition and repair, ordinary wear and tear excepted.  With respect to each Network Facility, except as set forth on Section 3.27(b) of the Company Disclosure Letter, to the knowledge of the Company, any notices or other actions required to be taken to renew the term of such Network Facility for any upcoming renewal term have been taken or given in the manner and within the time provided in such Network Facility agreement or contract (or the time period provided for giving of such notice or to undertake such action has not expired) to effectively renew the term of such Network Facility agreement or contract for the upcoming term thereof to the extent that such Network Facility agreement or contract is renewable by its terms and the Company or its applicable Subsidiary intends to renew such Network Facility agreement or contract.  To the knowledge of the Company, no event has occurred, or circumstance exists, that, but for the passage of time or giving of notice, would preclude any Network Facility agreement or contract from being renewed in accordance with the terms thereof to the extent the Company or its applicable Subsidiary intends to renew such Network Facility agreement or contract. Each of the Network Facilities is free and clear of all Liens and other rights in favor of other persons, subject, however, to the terms of the agreements or contracts pursuant to which such Network Facilities were acquired.
(c)    Section 3.27(c) of the Company Disclosure Letter lists, as of the date hereof, material interconnection agreements (the “Interconnection Agreements”) entered into pursuant to Sections 251 and 252 of the Telecommunications Act of 1996 (the “Telecommunications Act”), between the Company or its Subsidiaries and incumbent local exchange carriers (each, an “ILEC”).  All Interconnection Agreements include the general terms, conditions and pricing for any unbundled network elements (“UNEs”), collocation or other network facilities or services provided under Sections 251 and 252 of the Telecommunications Act to the Company and its Subsidiaries by the ILECs.  An Interconnection Agreement has been obtained and is effective for each ILEC territory in which the Company and its Subsidiaries operate. The Company and its Subsidiaries pay for network facilities and services provisioned under the Interconnection Agreements at rates no higher than those rates approved in the most recent TELRIC cost order from each respective State PSC in states in which the Company or any of its Subsidiaries has Interconnection Agreements.
Section 3.28    Foreign Corrupt Practices Act. Since December 31, 2013, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) the Company and its Affiliates, and, to the Company’s knowledge, its directors, officers, employees, agents and other representative acting on its behalf have not violated the FCPA and any other applicable foreign or domestic anti-corruption or anti-bribery laws; (b) the Company and its Affiliates have developed and implemented an anti-corruption and anti-bribery compliance program which includes corporate policies and procedures reasonably designed to ensure compliance with the FCPA and any other applicable anti-corruption and anti-bribery laws; and (c) neither the Company nor any of its Affiliates, nor, to the Company’s knowledge, its directors, officers, employees, agents or other representatives acting on its behalf have, directly or indirectly, (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any applicable Law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent or (v) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.
Section 3.29    NO ADDITIONAL WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, THE COMPANY AND ITS SUBSIDIARIES HAVE NOT MADE AND DO NOT HEREBY MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OF THE COMPANY AND ITS SUBSIDIARIES OR THE

MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE FACILITIES OR THE OTHER ASSETS OF THE COMPANY AND ITS SUBSIDIARIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE FACILITIES OR THE OTHER ASSETS OF THE COMPANY AND ITS SUBSIDIARIES, ARE HEREBY DISCLAIMED BY THE COMPANY AND ITS SUBSIDIARIES. It is understood that any cost estimate, projection or other prediction, any data, any financial information or presentations provided by the Company or any of its representatives are not and shall not be deemed to be or to include representations or warranties of the Company or its Subsidiaries. No person has been authorized by the Company to make any representation or warranty relating to the Company, its Subsidiaries, or the business of the Company or its Subsidiaries or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company and shall not be deemed to have been made by the Company.
Section 3.30    No Reliance on Extra-Contractual Representations. The Company acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, operations, assets, liabilities and properties of Parent, Merger Sub 1 and Merger Sub 2. In making its determination to proceed with the Combination and the other transactions contemplated by this Agreement, the Company has relied on (i) the results of its own independent investigation and (ii) the representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 expressly and specifically set forth in this Agreement and the schedules hereto. Such representations and warranties by Parent, Merger Sub 1 and Merger Sub 2 constitute the sole and exclusive representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 to the Company in connection with the Combination and the other transactions contemplated by this Agreement, and the Company understands, acknowledges and agrees that: (i) all other representations and warranties of any kind or nature, express or implied (including, but not limited to, any relating to the future or historical financial conditions, results of operations, assets or liabilities or prospects of Parent and its Subsidiaries) are specifically disclaimed by the Company; and (ii) no person has been authorized by Parent, Merger Sub 1 or Merger Sub 2 to make any representations or warranties relating to any of Parent, its Subsidiaries or the business of Parent or its Subsidiaries or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon by the Company as having been authorized by Parent, Merger Sub 1 or Merger Sub 2 and shall not be deemed to have been made by Parent, Merger Sub 1 or Merger Sub 2.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB 1 AND MERGER SUB 2
Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC and publicly available on the EDGAR system after December 31, 2014 and prior to the date of this Agreement (excluding any disclosures (other than any statements of historical fact) set forth in any section of any such Parent SEC Document entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are predictive or forward-looking in nature) or in the corresponding section of the Disclosure Letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that (x) disclosure of any item in any section of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to the extent (and only to the extent) that the relevance of such item is reasonably apparent from the face of such disclosure and (y) no reference to or disclosure of any item or other matter in the Parent Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the Parent Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Parent, Services, Merger Sub 1, Merger Sub 2 or any of their respective Subsidiaries is a party exists or has actually occurred), Parent, Merger Sub 1 and Merger Sub 2 hereby represent and warrant to the Company as follows:
Section 4.1    Qualification; Organization, Etc.
(a)    Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or hold its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The copies of Parent’s certificate of incorporation and bylaws that are included in or incorporated by reference into the Parent SEC Documents are complete and correct copies thereof, each as amended. Parent is not in violation of any provision of the Parent Organizational Documents.
(b)    Merger Sub 1, Merger Sub 2 and each of Parent’s other Subsidiaries is a corporation, partnership, limited liability company or other entity duly organized, validly existing and, if applicable, in good standing under the Laws of its jurisdiction of incorporation or organization, has the power and authority to own, lease or hold its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business and, if applicable, is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or license, except for jurisdictions in which the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(c)    Parent is the sole member of Services. Services is the sole stockholder of Merger Sub 1 and the sole member of Merger Sub 2. Since its date of incorporation, neither Merger Sub 1 nor Merger Sub 2 has carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
Section 4.2    Capital Stock.

(a)    The authorized capital stock of Parent consists of 166,666,667 shares of Parent Common Stock, and 33,333,333 shares of preferred stock, par value $0.0001 per share, of which no shares are designated, issued or outstanding. As of the close of business on October 31, 2016, 96,114,653 shares of Parent Common Stock were issued and outstanding and no shares of Parent Common Stock were held in treasury. As of the close of business on October 31, 2016, (A) 282,857 shares of Parent Common Stock were issuable upon the exercise of options to purchase or acquire shares of Parent Common Stock (each, a “Parent Stock Option”) under the plans listed in Section 4.2(a) of the Parent Disclosure Letter (the “Parent Equity Plans”), (B) no time-vesting restricted stock units (the “Parent Restricted Stock Units”) were outstanding under the Parent Equity Plans, (C) 1,953,853 performance-vesting restricted stock units (“Parent PSUs”) were outstanding under the Parent Equity Plans (assuming the maximum number of Parent PSUs), and (D) 3,287,842 restricted shares (“Parent Restricted Shares”) were outstanding under the Parent Equity Plans. As of the close of business on October 31, 2016, 5,756,059 shares of Parent Common Stock were reserved for issuance under the Parent Equity Plans. All of the outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock reserved for issuance as noted above and all shares of Parent Common Stock that will be issued pursuant to this Agreement shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to any subscription right, option, warrant, call, conversion right, right of first refusal, preemptive right or other similar right, agreement or commitment.
(b)    Except as set forth in Section 4.2(a), as of the date hereof: (i) Parent does not have any shares of its capital stock issued or outstanding other than shares of Parent Common Stock that were issued between October 31, 2016 and the date hereof pursuant to equity compensation grants that were outstanding on October 31, 2016 and disclosed on Section 4.2(b) of the Parent Disclosure Letter and as to which the Parent Common Stock was reserved for issuance as set forth in Section 4.2(a), and (ii) other than that certain 382 Rights Agreement, dated as of September 17, 2015, between Parent and Computershare Trust Company, N.A. (as amended from time to time in accordance with its terms, the “Parent Rights Agreement”) and the Rights (as defined in the Parent Rights Agreement) issued thereunder, there are no outstanding subscription rights, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements or commitments relating to the issuance of capital stock to which Parent or any of Parent’s Subsidiaries is a party obligating Parent or any of Parent’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests; (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement; (C) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Parent.
(c)    Except as set forth in Section 4.2(c) of the Parent Disclosure Letter, Parent does not have any other Subsidiaries or own or hold, directly or indirectly, any capital stock or voting securities of, or equity or other security interests, and has not made any investment, in any other person. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Parent have been validly issued and are fully paid and non-assessable and are owned, directly or indirectly, by Parent, free and clear of all Liens and free of any other restriction (including preemptive rights, rights of first offer, rights of first refusal and any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities Laws. No Subsidiary of Parent has guaranteed, or pledged assets to secure, the Indebtedness of Parent or any other Subsidiary of Parent.
(d)    Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent or such Subsidiary on any matter.
(e)    There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of Parent or any of its Subsidiaries. There are no stockholders agreements or other agreements or understandings to which Parent or any of its Subsidiaries is a party pursuant to which any person is entitled to elect, designate or nominate any director of Parent or any of its Subsidiaries.
(f)    Parent has delivered to the Company a copy of the Parent Rights Agreement as currently in effect and a copy of an amendment to the Parent Rights Agreement, as set forth in Section 4.2(f) of the Parent Disclosure Letter, which shall become effective concurrently with Parent’s entry into this Agreement.
Section 4.3    Corporate Authority Relative to this Agreement; No Violation.
(a)    Assuming the accuracy of the representations set forth in Section 3.14(a), each of Parent, Merger Sub 1 and Merger Sub 2 has the requisite power and authority to enter into this Agreement and, subject to receipt of Parent Stockholder Approval, to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Parent Board, the Board of Managers of Services, the Board of Directors of Merger Sub, the Board of Managers of Merger Sub 2, by Parent, acting in its capacity as the sole member of Services and by Services, acting in its capacity as sole stockholder of Merger Sub 1 and as the sole member of Merger Sub 2, and, assuming the accuracy of the representations set forth in Section 3.14(a) and except for the Parent Stockholder Approval and the filing of the Certificate of Merger, the Subsequent Certificate of Merger and the Parent Charter Amendment with the Secretary of State in accordance with the DGCL and the DLLCA, as applicable, no other corporate or limited liability company proceedings on the part of Parent, Services, Merger Sub 1 or Merger Sub 2 are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Combination and the other transactions contemplated hereby and thereby. The Parent Board, at a meeting duly called and held, has unanimously (w) approved the Parent Charter Amendment, (x) determined that this Agreement and the transactions contemplated hereby, including the Parent Charter Amendment, are advisable and in the best interest of Parent and its stockholders, (y) as of the date of this Agreement, determined to recommend that such stockholders vote in favor of the approval of the Parent Charter Amendment and the Stock Issuance and (z) approved the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Parent, Merger Sub 1 and Merger Sub 2 and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, constitutes a valid and binding agreement of Parent, Merger Sub 1 and Merger Sub 2, enforceable against Parent, Merger Sub 1 and Merger Sub 2 in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies).
(b)    No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made with respect to Parent, Merger Sub 1, Merger Sub 2, any Subsidiary of Parent, Merger Sub 1 or Merger Sub 2 or any Parent License (for the avoidance of doubt, this Section 4.3(b) shall not be deemed to address those Consents required to be obtained or made with respect to any Company License or with respect to, or due to the change of control of, the Company or any Subsidiary of the Company, which are addressed in Section 3.3(b)) in connection with their execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation by each of them of the Combination and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S‑4, and (C) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, as may be required in connection with this Agreement, the Combination and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the HSR Act, (iii) the filing of the Parent Charter Amendment, the Certificate of Merger and the Subsequent Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the Stock Issuance, (v) such Consents from, or registrations, declarations, notices or filings made to or with, the FCC as are required in order to lawfully effect the transfer of control of the Parent Licenses or as are otherwise necessary to consummate and make effective the Combination and the other transactions contemplated by this Agreement, as listed in Section 4.3(b)(v) of the Parent Disclosure Letter (the “Parent FCC Consents” and, together with the Company FCC Consents, the “FCC Consents”), (vi) such Consents from, or registrations, declarations, notices or filings made to or with, State Regulators as are required in order to lawfully effect the transfer of control of the Company Licenses or as are otherwise necessary to consummate and make effective the Combination and the other transactions contemplated by this Agreement, as listed in Section 4.3(b)(vi) of the Parent Disclosure Letter (the “Parent PSC Consents” and, together with the Company PSC Consents, the “PSC Consents”), (vii) such filings with and approvals of the NASDAQ as are required to permit the consummation of the Merger and the listing of the Parent Common Stock to be issued in the Merger and (viii) such other matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(c)    The execution and delivery by Parent, Merger Sub 1 and Merger Sub 2 of this Agreement do not, and the consummation of the Combination and the other transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss, alteration or impairment of a material benefit under, any Contract (including any Parent Material Contracts but excluding any Parent Benefit Plans, which are covered under Section 4.9), instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of Parent, as amended (the “Parent Organizational Documents”), or the certificate of incorporation or bylaws or other equivalent organizational documents, in each case, as amended, of any of Parent’s Subsidiaries or (iii) subject to the Consents, filings and other matters referred to in Section 4.3(b), conflict with or violate any Laws applicable to Parent, any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
Section 4.4    Reports and Financial Statements.
(a)    Parent and Services, in its capacity as predecessor registrant, have timely filed or furnished all forms, statements, documents, schedules and reports, together with any amendments required to be made with respect thereto and exhibits or other information incorporated therein required to be filed or furnished by them prior to the date hereof, with the SEC since December 31, 2013 (such documents, together with any documents filed with the SEC during such period by Parent and/or Services on a voluntary basis on a Current Report on Form 8-K, but excluding the Form S-4 and the Joint Proxy Statement, collectively, the “Parent SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects, and all documents required to be filed or furnished by Parent with the SEC after the date hereof and prior to the Effective Time (the “Subsequent Parent SEC Documents”) will comply in all material respects, with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, subject to the last sentence of Section 4.12 with respect to the Form S-4 and the Joint Proxy Statement, and none of the Parent SEC Documents contained, and the Subsequent Parent SEC Documents will not contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents and, to the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review. None of the Subsidiaries of Parent is, or has at any time since December 31, 2013 been, required to file or is required to file reports with the SEC pursuant to the Exchange Act, other than Services.
(b)    Each of the consolidated financial statements (including all related notes and schedules) of Parent and Services included in the Parent SEC Documents (i) fairly presents in all material respects, and the consolidated financial statements (including all related notes and schedules) of Parent and Services included in the Subsequent Parent SEC Documents will fairly present in all material respects, the consolidated financial position of Parent and Services and their consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments) and (ii) complied at the time it was filed, and each of the consolidated financial statements (including all related notes and schedules) of Parent and Services included in the Subsequent Parent SEC Documents will comply at the time it is filed, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, prepared in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since December 31, 2013 to the date of this Agreement, neither Parent nor Services has made any material change in the accounting practices or policies applied in the preparation of their financial statements, except as required by GAAP, SEC rule or policy or applicable Law and as disclosed in the Parent SEC Documents.
Section 4.5    Internal Controls and Procedures. Parent and Services are in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act, and the provisions of the Exchange Act and the Securities Act relating thereto, which are applicable to Parent and Services. Each of the principal executive officers of Parent and Services and the principal financial officers of Parent and Services (or each former principal executive officer of Parent and Services and each former principal financial officer of Parent and Services, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Parent, Services nor any of its other Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. Each of Parent and Services has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Each of Parent’s and Services’ disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent and Services in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s and Services’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Without limiting the generality of the foregoing, Parent and its Subsidiaries, including Services, maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences. Parent has delivered to the Company complete and accurate copies of notices received from its independent auditor of any significant deficiencies or material weaknesses in Parent’s or Services’ internal control over financial reporting since December 31, 2013 and any other management letter or similar correspondence from any independent auditor of Parent or any of its Subsidiaries, including Services, received since December 31, 2013. Parent and Services have implemented such programs and taken such steps as they believe are necessary to effect compliance with all provisions of Section 404 of the Sarbanes-Oxley Act and, since December 31, 2013, has not received, orally or in writing, any notification that its independent auditor (i) believes that either Parent or Services will not be able to complete its assessment before the reporting deadline, or, if it will be completed prior to such deadline, that it will not be completed in sufficient time for the independent auditor to complete its assessment or (ii) will not be able to issue unqualified attestation reports with respect thereto.
Section 4.6    No Undisclosed Liabilities. Except (i) as reflected or reserved against in Parent’s and Service’s consolidated balance sheets as of December 31, 2015 (or as disclosed in the notes thereto) included in the Parent SEC Documents, (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement and (iii) for liabilities or obligations incurred in the ordinary course of business, consistent with past practice, since December 31, 2015, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature (whether or not accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries (or required to be disclosed in the notes thereto) that are, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.
Section 4.7    No Violation of Law; Permits.
(a)    Since December 31, 2013, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and each of Parent’s Subsidiaries are in compliance with and are not in default under or in violation of any Laws applicable to Parent, such Subsidiaries or any of their respective properties or assets, including FCPA and the applicable listing and corporate governance rules and regulations of the NASDAQ. Notwithstanding anything contained in this Section 4.7(a), no representation or warranty shall be deemed to be made pursuant to this Section 4.7(a) in respect of the matters referenced in Section 4.5 or in respect of environmental, employee benefits, tax, labor, intellectual property or communications regulatory matters, which are the subject of the representations and warranties made in Section 4.8, Section 4.9, Section 4.15, Section 4.16, Section 4.17 and Section 4.21, respectively.
(b)    Parent and Parent’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations and orders of any Governmental Entity required for Parent and Parent’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (other than any such items which constitute Parent Licenses, the “Parent Permits”), except where the failure to have any Parent Permit has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(c)    Parent and its Subsidiaries are in compliance with all applicable

Laws and industry standards (including PCI DSS), related to privacy, data protection or the collection and use of personal information and customer proprietary network information gathered or used by Parent or its Subsidiaries applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective businesses or properties is bound, except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
Section 4.8    Environmental Laws and Regulations.
(a)    Parent and each of its Subsidiaries are and, except with respect to matters that have been fully resolved, have been in compliance with all applicable Laws and Contracts entered into with, any Governmental Entity, in each case relating to Environmental Laws, which compliance includes, but is not limited to, the possession by Parent and its Subsidiaries of all Parent Permits that are required under applicable Environmental Laws, and compliance with the terms and conditions thereof, each of which is valid and in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement, except for such non-compliance, failure to possess or modification or revocation of such Parent Permits as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(b)    Neither Parent nor any of its Subsidiaries has received notice of, or is the subject of, nor, to the knowledge of Parent, are there threatened against Parent or any of its Subsidiaries, any actions, causes of action, claims, investigations, demands or notices by any person asserting an obligation on the part of Parent or its Subsidiaries to conduct investigations or clean-up activities under Environmental Law, alleging non-compliance with any Environmental Law, or alleging liability under any Environmental Law or under common law with respect to matters relating to pollution or protection of human health, the environment or natural resources, or the presence, disposal, release or threatened release of any Hazardous Materials which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (collectively, “Parent Environmental Claims”), and, to the knowledge of Parent, there are no facts, circumstances or conditions existing, initiated or occurring which provide a basis for Parent Environmental Claims which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(c)    Parent has delivered or otherwise made available for inspection to the Company copies and results of any material reports, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments), notices or communications in the possession of or reasonably available to Parent or any of its Subsidiaries pertaining to: (i) any material unresolved Parent Environmental Claims; (ii) any Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by Parent or any of its Subsidiaries that could be reasonably expected to result in a material Parent Environmental Claim; or (iii) Parent’s or any of its Subsidiaries’ compliance or non-compliance with applicable Environmental Laws.
Section 4.9    Employee Benefit Plans.

(a)    Section 4.9(a) of the Parent Disclosure Letter lists all material Parent Benefit Plans. “Parent Benefit Plan” shall mean (i) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each employment, consulting, severance, change in control, retention or similar plan, agreement, arrangement or policy and (iii) each other plan, agreement, arrangement or policy (written or oral) providing for compensation, bonuses, perquisites, profit-sharing, equity or equity-related rights, incentive or deferred compensation, paid time off, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case maintained, sponsored or contributed to by Parent or any of its Subsidiaries for the benefit of any current or former director, officer, employee or individual independent contractor of Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries has any direct or indirect liability. The Parent Disclosure Letter identifies each material Parent Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Parent Qualified Plans”). No Parent Benefit Plan is maintained outside the United States or provides benefits for employees, directors or other service providers outside the United States.
(b)    The Internal Revenue Service has issued a favorable determination letter with respect to each Parent Qualified Plan and the related trust, Parent has not received any written notice of revocation of any such favorable determination letter, and, to the knowledge of Parent, there are no existing circumstances that would reasonably be expected to adversely affect the qualified or tax-exempt status of any such Parent Qualified Plan or the related trust, respectively.
(c)    Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent all Parent Benefit Plans have been operated and administered in compliance with, their governing provisions or terms and all applicable requirements of Law, including the Code and ERISA.
(d)    None of Parent, any current or former Subsidiary of Parent or any of their respective ERISA Affiliates, sponsors, maintains or contributes to, or has sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to) within the last six (6) years, (e) a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, (f) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code, (g) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code or (h) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(e)    With respect to each material Parent Benefit Plan, Parent has heretofore delivered or made available in the data room to the Company copies of each of the following documents: (i) the plan document and any amendments thereto (or, in the case of any unwritten plan, a description of the material terms thereof), (ii) the most recent Summary Plan Description (as defined in ERISA) and all material modifications thereto, (iii) most recent annual report (Form 5500 Series) and accompanying schedule, (iv) the most recently prepared actuarial report or financial statement, (v) any related funding arrangements, (vi) the most recent determination letter received from the Internal Revenue Service and (vii) any material written correspondence with a Governmental Entity within the last three (3) years.
(f)    Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, director or other service provider of Parent or any of its Subsidiaries to severance pay or compensation payments or any other benefits or rights, except as expressly provided in this Agreement or as required by applicable Law, (ii) accelerate the time of payment, vesting or exercisability, or increase the amount of compensation or benefits due any such employee, director or other service provider, except as expressly provided in this Agreement or as required by applicable Law, (iii) result in any funding (through a grantor trust or otherwise) of compensation or benefits under any Parent Benefit Plan or (iv) result in any limitation on the right of Parent or any Subsidiary of Parent to amend, merge, or terminate any Parent Benefit Plan pursuant to its terms.
(g)    There are no material pending or, to the knowledge of Parent, threatened claims by or against any Parent Benefit Plans or in connection with any Parent Benefit Plans by or on behalf of any employee or beneficiary covered under any such Parent Benefit Plan or otherwise involving any such Parent Benefit Plan (other than in any such case routine claims for benefits).
(h)    Neither Parent nor any Subsidiary of Parent sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits, including life insurance and health coverage (other than health care continuation coverage as required by applicable Law).
Section 4.10    Absence of Certain Changes or Events.
(a)    Other than the transactions contemplated by this Agreement and as disclosed in the Parent SEC Documents, since December 31, 2015 until the date of this Agreement, there has not been any Circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(b)    From December 31, 2015 until the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with their past practices, and there has not been:
(i)    any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent or any of its Subsidiaries, other than (A) in the case of Parent, regular quarterly cash dividends of $0.15 per share of Parent Common Stock for dividends declared prior to the date of this Agreement, and (B) in the case of any direct or indirect Subsidiary of Parent, pro-rata dividends or distributions to its parent entity or entities;
(ii)    any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any shares of capital stock of Parent or its Subsidiaries or any securities convertible into or exercisable for any shares of capital stock of Parent or any of its Subsidiaries (other than pursuant to the cashless exercise of options to purchase Parent Common Stock or the forfeiture or withholding of taxes with respect to such options or Parent restricted stock units);
(iii)    any split, combination, subdivision or reclassification of any capital stock, or any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock, of Parent or any of its Subsidiaries;
(iv)    any amendment to the certificate of incorporation, bylaws or other organizational documents of Parent or any of its Subsidiaries;
(v)    any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another person, or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Parent or any of its Subsidiaries, except as disclosed in the Parent SEC Documents;
(vi)    (A) any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any of Parent’s or its Subsidiaries’ property or assets outside of the ordinary course of business consistent with past practice with a fair market value in excess of fifteen million dollars ($15,000,000), (B) any acquisitions of businesses, whether by merger, consolidation, purchase of property or assets or otherwise, involving consideration in excess of fifteen million dollars ($15,000,000) or (C) any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any material Parent Intellectual Property, other than in the ordinary course of business consistent with past practice;
(vii)    (A) any granting by Parent or any of its Subsidiaries to any current or former director or officer of Parent or any of its Subsidiaries of any material increase in compensation or benefits, except in the ordinary course of business consistent with past practice or as was required under any Parent Benefit Plan, (B) any granting by Parent or any of its Subsidiaries to any person of any rights to severance, retention, change in control or termination compensation or benefits or any material increase therein, except with respect to new hires and promotions in the ordinary course of business or except as was required under any Parent Benefit Plan, (C) any entry into or adoption of any material Parent Benefit Plan or any material amendment of any such material Parent Benefit Plan, except as required by Law, (D) any entry into, establishment of or amendment of any collective bargaining agreement or (E) the taking of any action to accelerate the vesting and payment under any collective bargaining agreement or Parent Benefit Plan, except as expressly provided in this Agreement or as required by applicable Law;
(viii)    any material change in Parent’s method of accounting or accounting principles or policies, except for any such change required by reason of a change in GAAP or by Regulation S-X under the Exchange Act, as approved by Parent’s independent accountants;
(ix)    any settlement of any material Claims against or affecting Parent or its Subsidiaries; or

(x)    any material modification of any Parent Licenses.
Section 4.11    Investigations; Litigation. There are no Claims pending or, to the knowledge of Parent, threatened against Parent or its Subsidiaries, or any of their respective properties, at law or in equity by or before, and there are no orders, judgments or decrees of or before, any Governmental Entity that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
Section 4.12    Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Parent stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Parent.
Section 4.13    No Rights Plan. Except for the Parent Rights Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or other similar device in effect, to which Parent is subject, party or otherwise bound.
Section 4.14    Lack of Stock Ownership.
(a)    None of Parent, Services, Merger Sub 1, Merger Sub 2 or any of their Subsidiaries, or any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) of any of the foregoing, is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. Neither Parent, Services, Merger Sub 1, Merger Sub 2 nor any of their Subsidiaries owns, nor since December 31, 2013 has owned, any shares of Company Common Stock or other securities convertible into shares of Company Common Stock (exclusive of any shares owned by Parent’s employee benefit plans (which shares do not represent, and have not since December 31, 2013 represented, 5.0% or more of the outstanding shares of Company Common Stock)).
(b)    None of Parent’s Subsidiaries owns any Parent Common Stock.
Section 4.15    Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent:
(a)    Parent and each of its Subsidiaries has (A) duly and timely filed (or there have been filed on its behalf), taking into account all applicable extensions, all material Tax Returns required to be filed by it with the appropriate Tax Authority, and such Tax Returns are true, complete and accurate in all material respects, and (B) paid all Taxes shown as due on such Tax Returns.
(b)    The most recent financial statements contained in the Parent SEC Documents reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by Parent and its Subsidiaries for all taxable periods through the date of such financial statements.
(c)    There are no Liens for Taxes upon any property or assets of Parent or any of its Subsidiaries, except for Liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the most recent financial statements contained in the Parent SEC Documents.
(d)    There is no current audit, examination, deficiency, claim, refund litigation or proposed adjustment with respect to any Taxes of Parent or its Subsidiaries. None of Parent or any of its Subsidiaries has received notice of any claim made by a Tax Authority in a jurisdiction where Parent or such Subsidiary, as applicable, does not file a Tax Return or pay Taxes, that Parent or such Subsidiary is or may be subject to material taxation by that jurisdiction.
(e)    There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or Tax deficiencies against Parent or any of Parent’s Subsidiaries.
(f)    Neither Parent nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes other than such an agreement not primarily related to Taxes entered into in the ordinary course of business or such an agreement exclusively between or among Parent and any of its Subsidiaries, and neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is Parent) or (B) has any material liability (including as a result of any agreement or obligation to reimburse or indemnify) for the Taxes of any other person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Laws regarding Taxes), as a transferee or successor, by contract or otherwise.
(g)    Neither Parent nor any of its Subsidiaries has: (A) agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (B) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Combination or otherwise with the transactions contemplated by this Agreement; or (C) knowledge of facts which are reasonably likely to cause any prior transactions in which Parent or any of its Subsidiaries (or any predecessors of Parent or any of its Subsidiaries) were treated as either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) to not qualify for tax-free treatment under Section 355 or 361 of the Code.

(h)    Parent and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (A) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding income Taxes) executed on or prior to the date hereof, (B) installment sale or open transaction disposition made on or prior to the Closing Date, (C) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (D) election under Section 108(i) of the Code.
(i)    Parent and each of its Subsidiaries is in material compliance with all applicable information reporting and Tax withholding requirements under state, local or foreign Laws regarding Taxes.
(j)    Neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c)(3)(i)(A).
(k)    Services and Merger Sub 2 are properly classified as entities disregarded as separate from Parent within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii) for U.S. federal income Tax purposes (and, where applicable, state and local income Tax purposes).
Section 4.16    Labor Matters.
(a)    Section 4.16(a) of the Parent Disclosure Letter sets forth all employee representative bodies, including all labor unions and labor organizations, and all collective bargaining agreements, union contracts and similar labor agreements in effect that cover any employees of Parent or any of its Subsidiaries in connection with their employment with the Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries is a party or otherwise bound (a “Parent Labor Agreement”). Except as set forth in Section 4.16(a) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is (i) a party to, or bound by, any collective bargaining agreement with employees, a labor union or labor organization or (ii) a party to, or bound by, any neutrality agreement or any collective bargaining agreement or other agreement with a neutrality clause.
(b)    Except for such matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) there are no, and since December 31, 2013 there have been no, strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries, (ii) to the knowledge of Parent, there is no union organizing effort pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, (iii) there is no, and since December 31, 2013 there has been no, unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, nor are there, nor since December 31, 2013 have there been, any material industrial or trade disputes or negotiations regarding a claim with any trade union, group or organization of employees or their representatives representing employees or workers, (iv) there is no, and since December 31, 2013 there has been no, slowdown, or work stoppage in effect or, to the knowledge of Parent, threatened with respect to any employees of Parent or any of its Subsidiaries, (v) Parent and its

Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including (A) terms and conditions of employment and wages and hours, classification of employees and independent contractors, (B) unfair labor practices and (C) occupational safety and health and (vi) to the knowledge of Parent, no employee of Parent or any of its Subsidiaries is in any respect in violation of any term of any employment agreement, nondisclosure agreement, fiduciary duty, non-competition agreement, restrictive covenant or other obligation:  (x) to Parent or any of its Subsidiaries or (y) to a former employer of any such employee relating (I) to the right of any such employee to be employed by Parent or any of its Subsidiaries or (II) to the knowledge or use of trade secrets or proprietary information.
(c)    Neither the Parent nor any of its Subsidiaries is or has been: (i) a "contractor" or "subcontractor" (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.
(d)    Neither Parent nor any of its Subsidiaries has any liabilities under WARN or any similar state or local Law, as a result of any action taken by Parent that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
Section 4.17    Intellectual Property.
(a)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent: (1) all of the Intellectual Property owned by Parent and its Subsidiaries (the “Parent Intellectual Property”) is in full force and effect; (2) such Parent Intellectual Property has not been deemed by any Governmental Entity to be invalid or unenforceable; (3) such Parent Intellectual Property has not been canceled, abandoned or dedicated to the public domain; and (4) all registration, maintenance and renewal fees necessary to preserve the rights of Parent or its Subsidiaries in connection with such Parent Intellectual Property have been paid in a timely manner.
(b)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent:
(i)    Parent or a Subsidiary of Parent is the sole and exclusive owner, free and clear of any Liens (which, for the avoidance of doubt, shall not be deemed to include license agreements) other than Liens pursuant to Indebtedness of Parent or its Subsidiaries, of all Parent Intellectual Property, and has a valid and enforceable license (free and clear of any Liens) or otherwise possesses legally enforceable rights to use and practice, all other Intellectual Property used in their respective businesses as currently conducted;
(ii)    (A) to the knowledge of Parent, the conduct of the businesses of Parent or its Subsidiaries, as currently conducted, does not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third person; and (B) neither Parent nor any of its Subsidiaries (nor any of their predecessors) has received any written notice, since December 31, 2013, from any third person, and there are no pending, unresolved or, to the knowledge of Parent, threatened in writing

Claims (1) asserting the infringement, misappropriation or other violation of any Intellectual Property by Parent or any of its Subsidiaries or (2) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of Parent or any of its Subsidiaries with respect to, any Parent Intellectual Property;
(iii)    (A) to the knowledge of Parent, no person is infringing, misappropriating or otherwise violating the rights of Parent or any of its Subsidiaries with respect to any Parent Intellectual Property; and (B) neither Parent nor any of its Subsidiaries (nor any of their predecessors) has sent any written notice, since December 31, 2013, to any third person, and there are no pending, unresolved or threatened in writing Claims by Parent or any of its Subsidiaries (1) asserting the infringement, misappropriation or other violation of any Parent Intellectual Property or (2) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of any third person’s Intellectual Property;
(iv)    there are no consents, judgments, judicial or governmental orders, or settlement, co-existence or non-assertion agreements (including any settlements that include licenses) restricting the rights of Parent or its Subsidiaries with respect to any of the Parent Intellectual Property or restricting the conduct of any of the businesses of Parent or any of its Subsidiaries as presently conducted in order to accommodate a third person’s Intellectual Property; and
(v)    since December 31, 2013, no prior or current employee or, officer, contractor or consultant of Parent or any of its Subsidiaries has asserted or, to the knowledge of Parent, has any ownership in any Parent Intellectual Property.
(c)    Section 4.17(c) of the Parent Disclosure Letter sets forth, as of the date hereof, a true and complete list of issued patents and patent applications, trademark registrations and applications, copyright registrations and applications, and Internet domain names, in each case owned by Parent or any of its Subsidiaries.
(d)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and/or its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of their trade secrets and other proprietary information. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, there have been no material security breaches in the information technology systems of Parent and/or its Subsidiaries or the information technology systems of third parties to the extent used by or on behalf of Parent and/or its Subsidiaries.
(e)    Neither Parent nor any of its Subsidiaries has incorporated any Open Source in any Software that is both owned by Parent or any of its Subsidiaries and distributed by Parent or any of its Subsidiaries to third parties in a manner that requires the contribution or disclosure to any third party, including the Open Source community, of any portion of the source code of any such Software product in connection with the transactions contemplated by this Agreement, and Parent and its Subsidiaries are in compliance with their Open Source obligations, except any such required contribution, required disclosure or non-compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
Section 4.18    Required Vote of Parent Stockholders. Assuming the accuracy of the representation contained in Section 3.14(a), the affirmative vote of the holders of a majority of the voting power of the Parent Common Stock cast at the Parent Stockholders Meeting, as required by the rules of the NASDAQ, is the only vote of holders of any class of securities of Parent that is required to approve the Stock Issuance, and the affirmative vote of the holders of a majority of the voting power of the outstanding Parent Common Stock at the Parent Stockholder Meeting, as required by Section 242 of the DGCL, is the only vote of holders of any class of securities of Parent that is required to approve the Parent Charter Amendment (such approvals of the Stock Issuance and the Parent Charter Amendment, collectively, the “Parent Stockholder Approval”), and no other vote of holders of securities of Parent is required to approve the Combination and the other transactions contemplated by this Agreement.
Section 4.19    Opinions of Financial Advisors. The Parent Board has received the opinion of Barclays Capital, Inc. (the “Parent Financial Advisor”), substantially to the effect that, as of the date of such opinion and based upon the assumptions and other matters set forth therein, the Exchange Ratio to be paid by Parent is fair to Parent, from a financial point of view. After the execution of this Agreement, Parent shall deliver to the Company (on a non-reliance basis for informational purposes only) a complete and accurate copy of such opinion, which, subject to compliance with the Parent Financial Advisor’s engagement letter with Parent, shall be included in the Proxy Statement.
Section 4.20    Parent Material Contracts.
(a)    Except for this Agreement, the Parent Benefit Plans or as set forth in the Parent SEC Documents or in Section 4.20 of the Parent Disclosure Letter or agreements entered into after the date hereof in compliance with Section 5.1(b), neither Parent nor any of its Subsidiaries is a party to or bound by any contract constituting a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (i) other material Contract with Parent’s top five (5) suppliers or customers; (ii) any Contract creating or relating to any material partnership, joint venture, strategic alliance or joint development agreement or relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than Subsidiaries of Parent, in each case material to Parent and its Subsidiaries, taken as a whole; (iii) any contract, agreement, understanding or undertaking containing covenants binding upon Parent or any of its Subsidiaries that materially restrict the ability of Parent or any of its Subsidiaries (or that, following the consummation of the Combination could materially restrict the ability of the Surviving Company or its affiliates) to compete in any business that is material to Parent and its affiliates, taken as a whole, as of the date of this Agreement, or that restricts the ability of Parent or any of its Subsidiaries (or that, following the consummation of the Combination, would restrict the ability of the Surviving Company or its affiliates) to compete with any person or in any geographic area; (iv) any contract, agreement, understanding or undertaking (A) pursuant to which Parent or any of its Subsidiaries is granting any material license to Parent Intellectual Property, (B) pursuant to which Parent or any of its Subsidiaries is being granted any material license to Intellectual Property, or (C) that materially limits, curtails or restrains the ability of Parent or any of its Subsidiaries to exploit any material Parent Intellectual Property; (v) any agreement, contract, understanding or undertaking containing any “standstill” provisions or provisions of similar effect to which Parent or any of its Subsidiaries is a party or of which Parent or any of its Subsidiaries is a beneficiary; (vi) any stockholder or shareholder, investor rights or registration rights agreement or similar agreement, contract, understanding or undertaking between Parent or any of its Subsidiaries and any holder of Parent Common Stock or other equity securities of Parent, including any agreement granting any person investor, registration, director designation or similar rights; (vii) each agreement, contract, understanding or undertaking relating to the disposition or acquisition by Parent or any of its Subsidiaries of any business or any material amount of assets, or any investment by Parent or any of its Subsidiaries in any other person, with obligations remaining to be performed or material liabilities or obligations for damages or losses continuing after the date of this Agreement; (viii) any contracts, agreements, understandings or undertakings that contain restrictions with respect to (A) the payment of dividends or any other distributions in respect of the equity of Parent or any of its Subsidiaries, (B) the incurrence or guaranteeing of Indebtedness or (C) the creation of Liens that secure Indebtedness; (ix) any loan or credit agreement, contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, capital and financing method leases or other similar agreement pursuant to which any material Indebtedness of Parent or any of its Subsidiaries is outstanding or may be incurred, other than any such agreement solely between or among Parent and its wholly-owned Subsidiaries; (x) any material hedge, collar, option, forward purchasing, swap, derivative or similar agreement, contract, understanding or undertaking, (xi) any Contract with a vendor or supplier of Parent or any Subsidiary of Parent pursuant to which payments of eleven million dollars ($11,000,000) or more were made during fiscal year 2015; and (xii) any Contract that resulted, for fiscal year 2015, or would reasonably be expected to result, for fiscal year 2016, in payments by or to Parent or its Subsidiaries exceeding eleven million dollars ($11,000,000) (all contracts of the type described in this Section 4.20 being referred to herein as “Parent Material Contracts”). Parent has made available to the Company true and complete copies of all Parent Material Contracts.
(b)    Neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. To the knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Each Parent Material Contract is a valid, binding and enforceable obligation of Parent or the Subsidiary of Parent that is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, except (i) that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, (ii) that equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (iii) as has not had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(c)    Since December 31, 2013, neither Parent, any Subsidiary of Parent,

nor to the knowledge of Parent, any officer or director of Parent or any Subsidiary of Parent, has been suspended, debarred, proposed for debarment or excluded from any Parent Government Contract or government program, or determined to be nonresponsible with respect to any Parent Governmental Contract or government program, and, to the knowledge of Parent, there is no threat, proposal or valid basis for such suspension, debarment, proposal for debarment or exclusion of any of Parent, any Subsidiary of Parent, or any officer or director of Parent or any Subsidiary of Parent. For purposes of this Section 4.20(c), “Parent Government Contract” means a Parent Material Contract between Parent or any Subsidiary of Parent, on the one hand, and any Governmental Entity or prime contractor or subcontractor to a Governmental Entity, on the other hand.
Section 4.21    Communications Regulatory Matters.
(a)    Parent and each of its Subsidiaries hold all approvals, authorizations, certificates and licenses issued by the FCC or State Regulators and all other material regulatory permits, approvals, licenses and other authorizations, including franchises, ordinances and other agreements granting access to public rights of way, issued or granted to Parent or any of its Subsidiaries by a Governmental Entity that are required for Parent and each of its Subsidiaries to conduct its business, as presently conducted (collectively, the “Parent Licenses”), except such Parent Licenses the failure of which to so hold has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(b)    Each Parent License is valid and in full force and effect and has not been suspended, revoked, canceled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. No Parent License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements are set forth on the face of the applicable authorization or have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, or (ii) any pending proceeding by or before the FCC or State Regulators to suspend, revoke or cancel, or any judicial review of a decision by the FCC or State Regulators with respect thereto, unless such pending proceeding or judicial review has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. To the knowledge of Parent, there is no event, condition or circumstance attributable specifically to Parent that would preclude any Parent License from being renewed in the ordinary course (to the extent that such Parent License is renewable by its terms), except where the failure to be renewed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(c)    Parent, with respect to any Parent License and any Unlicensed Activity, and each licensee of each Parent License and each Unlicensed Subsidiary is, and since December 31, 2013 has been, in compliance with each Parent License and has fulfilled and performed all of its obligations with respect thereto and with respect to any Unlicensed Activity required by the Communications Act or the FCC Rules or similar rules, regulations, written policies and orders of State Regulators, and the payment of all regulatory fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent and each licensee of each Parent License and Unlicensed Subsidiary is in good standing with the FCC and all other Governmental Entities, and neither Parent nor any such licensee or Unlicensed Subsidiary is, to the knowledge of Parent, the respondent with respect to any Enforcement Proceeding, except where any such Enforcement Proceedings have not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent or a Subsidiary of Parent owns one hundred percent (100%) of the equity and controls one hundred percent (100%) of the voting power and decision making authority of each licensee of the Parent Licenses and each Unlicensed Subsidiary.
(d)    Neither Parent nor any of its Subsidiaries is subject to any material cease-and-desist order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding with or has been ordered to pay any material civil money penalty by, the FCC, USAC or any other Governmental Entity (other than a taxing authority, which is covered by Section 4.15), other than those of general application that apply to similarly situated providers of the same services or their Subsidiaries (each item in this sentence, whether or not set forth in the Parent Disclosure Letter, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing since December 31, 2013 by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.
Section 4.22    Affiliate Transactions. Since December 31, 2013, all transactions, agreements, arrangements or understandings between Parent and Parent’s affiliates or other persons (“Parent Affiliate Transactions”) that are required to be disclosed in the Parent SEC Documents in accordance with Item 404 of Regulation S-K of the SEC have been so disclosed.
Section 4.23    Takeover Provisions. Assuming the accuracy of the representations contained in Section 3.14, the Parent Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Combination and the other transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. Assuming the accuracy of the representation contained in Section 3.14(a), to the knowledge of Parent, no other state “fair price,” “moratorium,” “control share acquisition” or similar state antitakeover statute or regulation is applicable to the Combination or any of the other transactions contemplated hereby.
Section 4.24    Insurance. Each of Parent and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. All such policies are in full force and effect and were in full force and effect during the periods of time each such insurance policy is purported to be in effect and all premiums due with respect to such policies have either been paid or adequate provision for the payment thereof by the Company or one of its Subsidiaries has been made, except for such failures to be in full force and effect or to pay such premiums as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent

nor any of its Subsidiaries is, with or without notice or lapse of time, or both, in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policies, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. There is no material claim by Parent or any of its Subsidiaries pending under any such policies that (a) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid would cause a Material Adverse Effect on Parent. Parent has made available to the Company a summary of all material insurance policies maintained by Parent or any of its Subsidiaries.
Section 4.25    Finders or Brokers. Except for the Parent Financial Advisors, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder or other person in connection with the transactions contemplated by this Agreement who is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with or upon consummation of the Combination or the other transactions contemplated hereby.
Section 4.26    Swap Agreements. Neither Parent nor any of its Subsidiaries is party to any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
Section 4.27    Financing. Parent has, as of the date hereof, and shall continue to maintain through the Closing Date, available funds necessary to consummate the Combination and the transactions contemplated by this Agreement (including pursuant to Section 5.17(e) and Section 5.18 and, for avoidance of doubt, repayment of the Existing Notes, if necessary, in accordance with their terms), taking into account (i) unrestricted cash, (ii) availability under Parent’s Sixth Amended and Restated Credit Agreement, dated as of April 24, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Parent Credit Agreement”), among the Corporation, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent thereunder, (iii) the proceeds of any subsequent borrowings or of any other financing permitted by this Agreement and incurred for the primary purpose of consummating the Combination and the other transactions contemplated by this Agreement, and (iv) any commitment letter issued by a Financing Source for the primary purpose of providing funds to finance the Combination and the other transactions contemplated by this Agreement in form and substance reasonably acceptable to the Company. The obligations of Parent, Merger Sub 1 and Merger Sub 2 hereunder are not subject to any condition regarding Parent’s, Merger Sub 1’s, Merger Sub 2’s or any other Person’s ability to obtain financing for the Combination and the other transactions contemplated by this Agreement.
Section 4.28    Real Property; Networks.
(a)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (a) either Parent or its Subsidiaries owns, and has good and valid title to, all of its owned real property and has valid leasehold interests in all of its leased properties, free and clear of all Liens, (b) all leases with respect to real property to which Parent or any of its Subsidiaries is a party, including all collocation agreements, are valid and in full force and effect against Parent or such Subsidiary and, to the knowledge of Parent, the counterparties thereto, in accordance with their respective terms, (c) there is not, under any of such leases, any existing default by Parent or any of its Subsidiaries which, with notice or lapse of time or both, would become a default by Parent or any of its Subsidiaries and (d) the properties owned or leased by Parent or its Subsidiaries are in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Parent and its Subsidiaries as presently conducted.
(b)    Parent has delivered or otherwise made available for inspection to the Company the following information related to the network of Parent and its Subsidiaries: (i) a list of all switch locations of Parent and its Subsidiaries and (ii) maps that depict generally the fiber routes operated by Parent and its Subsidiaries (collectively, the “Parent Network Facilities”).  The Parent Network Facilities are in all material respects in good operating condition and repair, ordinary wear and tear excepted.  With respect to each Parent Network Facility, except as set forth on Section 4.28(b) of the Parent Disclosure Letter, to the knowledge of Parent, any notices or other actions required to be taken to renew the term of such Parent Network Facility for any upcoming renewal term have been taken or given in the manner and within the time provided in such Parent Network Facility agreement or contract (or the time period provided for giving of such notice or to undertake such action has not expired) to effectively renew the term of such Parent Network Facility agreement or contract for the upcoming term thereof to the extent that such Parent Network Facility agreement or contract is renewable by its terms and Parent or its applicable Subsidiary intends to renew such Parent Network Facility agreement or contract.  To the knowledge of Parent, no event has occurred, or circumstance exists, that, but for the passage of time or giving of notice, would preclude any Parent Network Facility agreement or contract from being renewed in accordance with the terms thereof to the extent Parent or its applicable Subsidiary intends to renew such Parent Network Facility agreement or contract. Each of the Parent Network Facilities is free and clear of all Liens and other rights in favor of other persons, subject, however, to the terms of the agreements or contracts pursuant to which such Parent Network Facilities were acquired.
(c)    Section 4.28(c) of the Parent Disclosure Letter lists, as of the date hereof, Interconnection Agreements entered into pursuant to Sections 251 and 252 of the Telecommunications Act, between Parent or its Subsidiaries and the ILECs.  All Interconnection Agreements include the general terms, conditions and pricing for any UNEs, collocation or other network facilities or services provided under Sections 251 and 252 of the Telecommunications Act to Parent and its Subsidiaries by the ILECs.  An Interconnection Agreement has been obtained and is effective for each ILEC territory in which Parent and its Subsidiaries operate. Parent and its Subsidiaries pay for network facilities and services provisioned under the Interconnection Agreements at rates no higher than those rates approved in the most recent TELRIC cost order from each respective State PSC in states in which Parent or any of its Subsidiaries has Interconnection Agreements.
Section 4.29    Foreign Corrupt Practices Act. Since December 31, 2013, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (a) Parent and its Affiliates, and, to Parent’s

knowledge, its directors, officers, employees, agents and other representative acting on its behalf have not violated the FCPA and any other applicable foreign or domestic anti-corruption or anti-bribery laws; (b) Parent and its Affiliates have developed and implemented an anti-corruption and anti-bribery compliance program which includes corporate policies and procedures reasonably designed to ensure compliance with the FCPA and any other applicable anti-corruption and anti-bribery laws; and (c) neither Parent nor any of its Affiliates, nor, to Parent’s knowledge, its directors, officers, employees, agents or other representatives acting on its behalf have, directly or indirectly, (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any applicable Law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent or (v) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.
Section 4.30    NO ADDITIONAL WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, PARENT AND ITS SUBSIDIARIES HAVE NOT MADE AND DO NOT HEREBY MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OF PARENT AND ITS SUBSIDIARIES OR THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE FACILITIES OR THE OTHER ASSETS OF PARENT AND ITS SUBSIDIARIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE FACILITIES OR THE OTHER ASSETS OF PARENT AND ITS SUBSIDIARIES, ARE HEREBY DISCLAIMED BY PARENT AND ITS SUBSIDIARIES. It is understood that any cost estimate, projection or other prediction, any data, any financial information or presentations provided by Parent or any of its representatives are not and shall not be deemed to be or to include representations or warranties of Parent or its Subsidiaries. No person has been authorized by Parent to make any representation or warranty relating to Parent, its Subsidiaries, or the business of Parent or its Subsidiaries or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Parent and shall not be deemed to have been made by Parent.
Section 4.31    No Reliance on Extra-Contractual Representations. Each of Parent, Merger Sub 1 and Merger Sub 2 acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, operations, assets, liabilities and properties of the Company. In making its determination to proceed with the Combination and the other transactions contemplated by this Agreement, each of Parent, Merger Sub 1 and Merger Sub 2 has relied on (i) the results of its own independent investigation and (ii) the representations and warranties of the Company expressly and specifically set forth in this Agreement and the schedules hereto. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company to Parent, Merger Sub 1 and Merger Sub 2 in connection with the Combination and the other transactions contemplated by this Agreement, and each of Parent, Merger Sub 1 and Merger Sub 2 understands, acknowledges, and agrees that: (i) all other representations and warranties of any kind or nature, express or implied (including, but not limited to, any relating to the future or historical financial conditions, results of operations, assets or liabilities or prospects of the Company and its Subsidiaries) are specifically disclaimed by Parent, Merger Sub 1 and Merger Sub 2; and (ii) no person has been authorized by the Company to make any representations or warranties relating to the Company, its Subsidiaries or the business of the Company or its Subsidiaries or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon by Parent, Merger Sub 1 and Merger Sub 2 as having been authorized by the Company and shall not be deemed to have been made by the Company.
ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1    Conduct of Business by the Company and Parent. From and after the date hereof and prior to the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except, in each case with respect to any of the provisions set forth in this Section 5.1, (i) as may be required by Law, (ii) as may be agreed in writing by Parent and the Company after seeking consent from the other party (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter or Section 5.1(b) of the Parent Disclosure Letter, as applicable:
(a)    The Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted, in all material respects, in the ordinary course of business, consistent with past practice; and the Company for itself and on behalf of its Subsidiaries agrees with Parent to use commercially reasonable efforts to preserve intact their business organizations, business and governmental relationships and goodwill, and to keep available the services of their present officers and employees, except in each case to the extent reasonably necessary to achieve the targets set forth in the financial plan of the Company and its Subsidiaries for fiscal years 2016 and 2017 set forth in Section 5.1(a) of the Company Disclosure Letter; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1(a) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. The Company covenants and agrees with Parent that it will use commercially reasonable efforts to take, and cause its Subsidiaries to take, the actions set forth on Section 5.1(a) of the Company Disclosure Letter prior to the Closing Date. The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, the Company shall not, and shall not permit any Subsidiary of the Company to, do any of the following:
(i)    (A) change the Company’s current dividend policy of $0.05 per share in cash per quarter, or declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than:
(1)    regular quarterly cash dividends payable by the Company in respect of shares of Company Common Stock of $0.05 per share of Company Common Stock, with usual declaration, record and payment dates, subject to Section 5.16; and
(2)    dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent entity;
(B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.1(a)(ii); or
(C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any of its Subsidiaries or any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any of its Subsidiaries, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests except in connection with required tax withholdings in connection with the vesting or exercise of any Company Restricted Stock Units or Company Stock Options;
(ii)    issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of the Company or any Subsidiary of the Company (other than the issuance of Company Common Stock upon the exercise of Company Stock Options or settlement of Company Restricted Stock Units, in each case outstanding on the date of this Agreement and in accordance with their terms), (B) any other equity interests or voting securities of the Company or any Subsidiary of the Company, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Subsidiary of the Company, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Subsidiary of the Company or (E) any rights issued by the Company or any Subsidiary of the Company that are linked in any way to the price of the Company Common Stock or any other shares of capital stock of the Company or its Subsidiaries, the value of the Company, any Subsidiary of the Company or any part of the Company or any Subsidiary of the Company or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Subsidiary of the Company;
(iii)    (A) amend the certificate of incorporation or bylaws of the Company or (B) amend the certificate of incorporation or bylaws or organizational documents of any Subsidiary of the Company, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC or NASDAQ;
(iv)    (A) grant to any current or former director or employee or other individual service provider of the Company or any Subsidiary of the Company any increase in compensation or benefits, except to the extent required under any Company Benefit Plan as in effect as of the date of this Agreement (or as amended consistent with clause (E) below) or in the ordinary course of business and consistent with past practice for purposes of annual salary and wage increases for 2017, and in connection with promotions not to exceed 10% of any individual’s salary or wages as of the date hereof, (B) award short- or long-term non-equity incentive compensation to any employee or other service provider of the Company or any Subsidiary of the Company (provided that the Company may pay out bonuses for any completed fiscal year to its employees or service providers based on the achievement of performance targets in accordance with the applicable incentive plan in effect on the date hereof and may establish and adopt an annual non-equity incentive compensation program for 2017 in consultation with Parent, which program shall be consistent with past practices), (C) engage in promotions of employees at the level of vice president or above, or otherwise engage in promotions of employees or the hiring of employees other than in the ordinary course of business consistent with practice, (D) except as set forth in Section 5.1(a)(iv)(D) of the Company Disclosure Letter, grant to any person any severance, retention, change in control or termination compensation or benefits or any increase therein, except to the extent required under any Company Benefit Plans in effect as of the date of this Agreement (or as amended consistent with clause (E) below), which exception, for the avoidance of doubt, includes participation in such Company Benefit Plans by employees hired or promoted in accordance with clause (C) in the ordinary course of business, consistent with past practice; provided, that there shall be no new participants in the Company’s Change in Control Accelerated Vesting and Severance Plan after the date hereof, (E) enter into, adopt or terminate any Company Benefit Plan (or any plan, program, agreement, or arrangement that would constitute a Company Benefit Plan if in effect on the date hereof) or amend in any material respect any Company Benefit Plan, except as required by applicable Law, (F) accelerate the vesting of, or lapse of restrictions on, any compensation for the benefit of any director, employee or other service provider, except to the extent required under any Company Benefit Plans in effect as of the date of this Agreement (or as amended consistent with clause (E) above), or (G) cause the funding of any rabbi trust or similar arrangement or take any action to fund the payment of compensation or benefits under any Company Benefit Plan in effect as of the date of this Agreement (or as amended consistent with clause (E) above);
(v)    enter into or make any loans to any of its officers, directors, employees, affiliates, agents or consultants (other than business expense advances in the ordinary course of business, consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons, except as required by the terms of any Company Benefit Plan maintained by Company as of the date of this Agreement;
(vi)    make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);
(vii)    directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof;
(viii)    other than purchases and sales of (x) inventory, supplies and real property in the ordinary course of business, consistent with past practice, and (y) dark fiber consistent with past practice, (A) acquire or agree to acquire any tangible properties or assets, (B) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise dispose of, other than dispositions to the Company and any Subsidiary of the Company, any tangible property or assets or any interests therein, or (C) encumber or subject to any Lien any tangible properties or assets or any interests therein that, individually or in the aggregate, have a fair market value in excess of two million dollars ($2,000,000);
(ix)    make or change any material Tax election, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund or change its fiscal year;
(x)    except in the ordinary course of business, consistent with past practice, grant or acquire, agree to grant to or acquire from any person, or dispose of, permit to lapse, abandon, encumber, convey title (in whole or in part), exclusively license or grant any rights or other licenses to any material Company Intellectual Property, or enter into licenses or agreements that impose material restrictions upon the Company or any of its affiliates with respect to Intellectual Property owned by any third party;

(xi)    disclose to any person, other than in the ordinary course of business, consistent with past practice, or to Representatives of Parent, any material trade secrets;
(xii)    incur any (A) obligations for borrowed money or with respect to deposits or advances of any kind, (B) obligations evidenced by bonds, debentures, notes or similar instruments, (C) capitalized lease obligations, (D) guarantees and other arrangements having the economic effect of a guarantee of any indebtedness of any other person or (E) obligations or undertakings to maintain or cause to be maintained the financial position or covenants of others to purchase the obligations or property of others (the items referenced in the foregoing clauses (A) through (E) being collectively hereinafter referred to as “Indebtedness”), except for (1) Indebtedness incurred consistent with past practice not to exceed in the aggregate thirty-five million dollars ($35,000,000), less any Indebtedness from time to time incurred after the date hereof pursuant to clause (4) below; provided that (x) the Combination and other transactions contemplated hereby shall not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or any loss of a material benefit under, or result in the creation of any Lien, under such Indebtedness and (y) such Indebtedness shall be prepayable by the Company or its Subsidiaries, as applicable, at any time without premium or penalty and on same day notice, (2) Indebtedness in replacement of existing Indebtedness; provided that (x) the Combination and other transactions contemplated hereby shall not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or any loss of a material benefit under, or result in the creation of any Lien, under such replacement Indebtedness, (y) such replacement Indebtedness shall be on substantially similar terms or terms that are more favorable to the Company, and shall be for the same or lesser principal amount, as the Indebtedness being replaced and (z) such replacement Indebtedness shall be prepayable by the Company or its Subsidiaries, as applicable, at any time without premium or penalty and on same day notice, (3) guarantees by the Company of Indebtedness of any wholly-owned Subsidiary of the Company or (4) the ongoing drawing down and repayment of the Company’s revolving credit facility (as existing on the date hereof) consistent with past practice not to exceed thirty-five million dollars ($35,000,000) in the aggregate at any time;
(xiii)    (A) make, or agree or commit to make, aggregate capital expenditures in excess of the aggregate capital expenditures set forth in the capital plans for 2016 and 2017 set forth in Section 5.1(a)(xiii) of the Company Disclosure Letter (the “Capital Plan”) or (B) fail to make substantially all of the planned capital expenditures set forth in the Capital Plan (or any category of planned expenditures set forth therein) during any quarterly period;
(xiv)    enter into or amend any Contract or take any other action if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Combination or any of the other transactions contemplated by this Agreement or adversely affect in any material respect the expected benefits (taken as a whole) of the Combination to Parent;
(xv)    enter into or amend any material Contract (including any Company Material Contract or any Contract that would have been a Company Material Contract if in effect on the date of this Agreement) to the extent consummation of the Combination or compliance by the Company or any Subsidiary of the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Subsidiary of the Company under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlement of any third party under, any provision of such contract or amendment;
(xvi)    enter into, modify, amend or terminate any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of the Subsidiaries of the Company, other than entry into, or modifications, amendments or terminations of, such contracts in the ordinary course of business, consistent with past practice or as required by Law;
(xvii)    assign, transfer, lease, cancel, fail to renew or fail to extend any material Company License issued by the FCC or any State Regulator or discontinue any operations that require prior regulatory approval for discontinuance;
(xviii)    voluntarily contribute or commit cash or funds to any pension plan or any administrator thereof, or to any entity for purposes of funding shortfalls in any pension plan, other than as required by Law or as set forth in Section 5.1(a)(xviii) of the Company Disclosure Letter;
(xix)    enter into any line of business in any geographic area other than the current lines of business of the Company and its Subsidiaries and products and services reasonably ancillary thereto, including any current line of business and products and services reasonably ancillary thereto in any geographic area for which the Company or any of its Subsidiaries currently holds a Company License authorizing the conduct of such business, product or service in such geographic area;
(xx)    except as permitted by Section 5.5, take any actions or omit to take any actions that would or would be reasonably likely to (A) result in any of the conditions set forth in Article VI not being satisfied, (B) result in new or additional required approvals from any Governmental Entity in connection with the Combination and the other transactions contemplated by this Agreement that would reasonably be expected to materially delay the consummation of the Combination or (C) materially impair the ability of Parent, the Company, Merger Sub 1 or Merger Sub 2 to consummate the Combination and the other transactions contemplated by this

Agreement in accordance with the terms of this Agreement or materially delay such consummation;
(xxi)    settle, compromise, dismiss, discharge or otherwise dispose of any litigation, investigation, arbitration or proceeding other than those that (A) do not involve the payment by the Company or any of the Subsidiaries of the Company of monetary damages in excess of one million dollars ($1,000,000), individually, or five million dollars ($5,000,000), in the aggregate, plus applicable reserves and any applicable insurance coverage and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company or the Subsidiaries of the Company, and (B) provide for a complete release of the Company and the Subsidiaries of the Company from all claims and do not provide for any admission of liability by the Company or any of the Subsidiaries of the Company; provided, however, that notwithstanding anything in clauses (A) or (B) to the contrary, the written consent of Parent (not to be unreasonably withheld, conditioned or delayed) shall be required in order for the Company to settle, compromise, dismiss, discharge or otherwise dispose of any litigation, investigation, arbitration or proceeding arising from, based upon or challenging the validity of this Agreement or the consummation of the transactions contemplated hereby or seeking to prevent the consummation of the transactions contemplated hereby;
(xxii)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or alter through merger, liquidation, reorganization or restructuring the corporate structure of any of its Subsidiaries (other than the Combination);
(xxiii)    amend, alter or modify the terms of any currently outstanding rights, warrants or options to acquire or purchase any capital stock of, or ownership interest in, the Company, or any securities convertible into or exchangeable for such capital stock or ownership interest;
(xxiv)    enter into or amend in any material respect, or agree to enter into or amend in any material respect, any Contract with respect to, any mergers, consolidations, joint ventures or business combinations, or acquisitions of all or any substantial portion of the assets or securities of another business;
(xxv)    take any action to exempt any person (other than Parent or its Subsidiaries) or any action taken by such person from any state takeover statute (including Section 203 of the DGCL) or similarly restrictive provisions of the Company Organizational Documents, in each case other than in connection with the termination of this Agreement and entry into a transaction that constitutes a Superior Company Proposal in accordance with Section 7.1(g); or
(xxvi)    authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other person regarding any of, the foregoing actions.

(b)    Parent covenants and agrees with the Company that the business of Parent and its Subsidiaries shall be conducted, in all material respects, in the ordinary course of business, consistent with past practice; and Parent for itself and on behalf of its Subsidiaries agrees with the Company to use commercially reasonable efforts to preserve intact their business organizations, business and governmental relationships and goodwill, and to keep available the services of their present officers and employees; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Parent agrees with the Company, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, Parent shall not, and shall not permit any Subsidiary of Parent to, do any of the following:
(i)    (A) change Parent’s current dividend policy of $0.15 per share in cash per quarter, or declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than:
(1)    regular quarterly cash dividends payable by Parent in respect of shares of Parent Common Stock of $0.15 per share of Parent Common Stock, with usual declaration, record and payment dates, subject to Section 5.16; and
(2)    dividends and distributions by a direct or indirect wholly-owned Subsidiary of Parent to its parent entity.
(B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.1(b)(ii); or
(C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Parent or any of its Subsidiaries or any securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Parent or any of its Subsidiaries, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests except in connection with required tax withholdings in connection with the vesting or exercise of any Parent Restricted Stock Units, Parent PSUs, Parent Restricted Shares or Parent Stock Options;
(ii)    issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of Parent or its Subsidiaries (other than the issuance of Parent Common Stock (1) to employees and their beneficiaries under Parent’s retirement plans in accordance with the terms thereof, or (2) upon the exercise or settlement of Parent Stock Options, Parent Restricted Stock Units, Parent PSUs or Parent Restricted Shares, in each case outstanding on the date of this Agreement and in accordance with their terms), (B) any other equity interests or voting securities of Parent or its Subsidiaries, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Parent or any of its Subsidiaries, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Parent or its Subsidiaries or (E) any rights issued by Parent or its Subsidiaries that are linked in any way to the price of the Parent Common Stock or any other shares of capital stock of Parent or its Subsidiaries, the value of Parent, any Subsidiary of Parent or any part of Parent or its Subsidiaries or any dividends or other distributions declared or paid on any shares of capital stock of Parent or its Subsidiaries, except, in each of the foregoing clauses (A) through (E), for the issuance of Parent Stock Options, Parent Restricted Stock Units, Parent PSUs or Parent Restricted Shares or other awards pursuant to the Parent Equity Plans in the ordinary course of business, consistent with past practice;
(iii)    (A) amend the certificate of incorporation or bylaws of Parent or (B) amend the certificate of incorporation or bylaws or organizational documents of any Subsidiary of Parent, except, in the case of each of the foregoing clauses (A) and (B), as may be required by this Agreement, Law or the rules and regulations of the SEC or NASDAQ;
(iv)    (A) grant to any current or former director or employee or other individual service provider of Parent or any Subsidiary of Parent any increase in compensation or benefits, except to the extent required under any Parent Benefit Plan as in effect as of the date of this Agreement (or as amended consistent with clause (D) below) or in the ordinary course of business and consistent with past practice, (B) award short- or long-term non-equity incentive compensation to any employee or other service provider of Parent or any Subsidiary of Parent (provided that Parent may pay out bonuses for any completed fiscal year to its employees or service providers based on the achievement of performance targets in accordance with the applicable incentive plans in effect on the date hereof and may award short- or long-term non-equity incentive compensation for 2017 pursuant to applicable incentive programs in the ordinary course of business, consistent with past practice), (C) grant to any person any severance, retention, change in control or termination compensation or benefits or any increase therein, except to the extent required under any Parent Benefit Plans in effect as of the date of this Agreement (or as amended consistent with clause (D) below) or in accordance with past practice, (D) enter into, adopt or terminate any Parent Benefit Plan (or any plan, program, agreement, or arrangement that would constitute a Parent Benefit Plan if in effect on the date hereof) or amend in any material respect any Parent Benefit Plan except as required by applicable Law, (E) accelerate the vesting of, or lapse of restrictions on, any compensation for the benefit of any director, employee or other service provider, except to the extent required under any Parent Benefit Plans in effect as of the date of this Agreement (or as amended consistent with clause (D) above), or (F) cause the funding of any rabbi trust or similar arrangement or take any action to fund the payment of compensation or benefits under any Parent Benefit Plan in effect as of the date of this Agreement (or as amended consistent with clause (D) above);
(v)    enter into or make any loans to any of its officers, directors, employees, affiliates, agents or consultants (other than business expense advances in the ordinary course of business, consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons, except as required by the terms of any Parent Benefit Plan maintained by Parent as of the date of this Agreement;
(vi)    make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);
(vii)    directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof;
(viii)    other than purchases and sales of (x) inventory, supplies and real property in the ordinary course of business, consistent with past practice, and (y) dark fiber consistent with past practice, (A) acquire or agree to acquire any tangible properties or assets, (B) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise dispose of, other than dispositions to Parent and any of its Subsidiaries, any tangible property or assets or any interests therein, or (C) encumber or subject to any Lien any tangible properties or assets or any interests therein that, individually or in the aggregate, have a fair market value in excess of $15,000,000;
(ix)    make or change any material Tax election, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund or change its fiscal year;
(x)    except in the ordinary course of business, consistent with past practice, grant or acquire, agree to grant to or acquire from any person, or dispose of, permit to lapse, abandon, encumber, convey title (in whole or in part), exclusively license or grant any rights or other licenses to any material Parent Intellectual Property, or enter into licenses or agreements that impose material restrictions upon Parent or any of its affiliates with respect to Intellectual Property owned by any third party;
(xi)    disclose to any person, other than in the ordinary course of business, consistent with past practice, or to Representatives of the Company, any material trade secrets;
(xii)    incur any Indebtedness, except for (1) Indebtedness incurred under the Parent Credit Agreement; provided that Parent will not increase the aggregate amount of commitments under the Parent Credit Agreement as of the date hereof other than in connection with the incurrence of Indebtedness pursuant to clauses (2) and (3) below, (2) Indebtedness in replacement of existing Indebtedness, (3) Indebtedness incurred for the purpose of consummating the transactions contemplated hereby; provided that the Combination and other transactions contemplated hereby shall not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or any loss of a material benefit under, or result in the creation of any Lien, under such replacement Indebtedness or (4) guarantees by Parent of Indebtedness of any wholly-owned Subsidiary of Parent;
(xiii)    (A) make, or agree or commit to make, aggregate capital expenditures in excess of the aggregate capital expenditures set forth in the capital plans for 2016 and 2017 set forth in Section 5.1(a)(xiii) of the Parent Disclosure Letter (the “Parent Capital Plan”) or (B) fail to make substantially all of the planned capital expenditures set forth in the Parent Capital Plan (or any category of planned expenditures set forth therein) during any quarterly period;
(xiv)    enter into or amend any Contract or take any other action if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Combination or any of the other transactions contemplated by this Agreement or adversely affect in any material respect the expected benefits (taken as a whole) of the Combination to the holders of Company Common Stock;
(xv)    enter into or amend any material Contract (including any Parent Material Contract or any Contract that would have been a Parent Material Contract if in effect on the date of this Agreement) to the extent consummation of the Combination or compliance by Parent or any of its Subsidiaries with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of Parent or any of its Subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlement of any third party under, any provision of such contract or amendment;
(xvi)    enter into, modify, amend or terminate any collective bargaining agreement or other labor union contract applicable to the employees of the Parent or any of its Subsidiaries, other than entry into, or modifications, amendments or terminations of, such contracts in the ordinary course of business, consistent with past practice or as required by Law;
(xvii)    assign, transfer, lease, cancel, fail to renew or fail to extend any material Parent License issued by the FCC or any State Regulator or discontinue any operations that require prior regulatory approval for discontinuance;

(xviii)    voluntarily contribute or commit cash or funds to any pension plan or any administrator thereof, or to any entity for purposes of funding shortfalls in any pension plan, other than as required by Law or as set forth in Section 5.1(a)(xviii) of the Parent Disclosure Letter;
(xix)    enter into any line of business in any geographic area other than the current lines of business of Parent and its Subsidiaries and products and services reasonably ancillary thereto, including any current line of business and products and services reasonably ancillary thereto in any geographic area for which Parent or any of its Subsidiaries currently holds a Parent License authorizing the conduct of such business, product or service in such geographic area;
(xx)    except as permitted by Section 5.4, take any actions or omit to take any actions that would or would be reasonably likely to (A) result in any of the conditions set forth in Article VI not being satisfied, (B) result in new or additional required approvals from any Governmental Entity in connection with the Combination and the other transactions contemplated by this Agreement that would reasonably be expected to materially delay the consummation of the Combination or (C) materially impair the ability of Parent, the Company, Merger Sub 1 or Merger Sub 2 to consummate the Combination and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement or materially delay such consummation;
(xxi)    settle, compromise, dismiss, discharge or otherwise dispose of any litigation, investigation, arbitration or proceeding other than those that (A) do not involve the payment by Parent or any of its Subsidiaries of monetary damages in excess of $1,000,000, individually, or $5,000,000, in the aggregate, plus applicable reserves and any applicable insurance coverage and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of Parent or its Subsidiaries, and (B) provide for a complete release of Parent and its Subsidiaries from all claims and do not provide for any admission of liability by Parent or any of its Subsidiaries; provided, however, that notwithstanding anything in clauses (A) or (B) to the contrary, the written consent of the Company (not to be unreasonably withheld, conditioned or delayed) shall be required in order for Parent to settle, compromise, dismiss, discharge or otherwise dispose of any litigation, investigation, arbitration or proceeding arising from, based upon or challenging the validity of this Agreement or the consummation of the transactions contemplated hereby or seeking to prevent the consummation of the transactions contemplated hereby;
(xxii)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent, Services, Merger Sub 1 or Merger Sub 2, or alter through merger, liquidation, reorganization or restructuring the corporate structure of Parent, Services, Merger Sub 1 or Merger Sub 2 (in each case, other than the Combination);

(xxiii)    amend, alter or modify the terms of any currently outstanding rights, warrants or options to acquire or purchase any capital stock of, or ownership interest in, Parent, or any securities convertible into or exchangeable for such capital stock or ownership interest;
(xxiv)    enter into or amend in any material respect, or agree to enter into or amend in any material respect, any Contract with respect to, any mergers, consolidations, joint ventures or business combinations, or acquisitions of all or any substantial portion of the assets or securities of another business;
(xxv)    take any action to exempt any person (other than the Company or its Subsidiaries) or any action taken by such person from any state takeover statute (including Section 203 of the DGCL) or similarly restrictive provisions of the Parent Organizational Documents; in each case other than in connection with the termination of this Agreement and entry into a transaction that constitutes a Superior Parent Proposal in accordance with Section 7.1(h);
(xxvi)    amend the terms of the Parent Rights Agreement in a manner intended to prevent or materially hinder or delay the consummation of the Combination; or
(xxvii)    authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other person regarding any of, the foregoing actions.
Section 5.2    Tax-Free Reorganization Treatment.
(a)    The parties to this Agreement intend that the Combination be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and neither the Company nor Parent shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action that would result in the Combination failing to qualify as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall use their respective commercially reasonable efforts, and shall cause their respective Subsidiaries to use commercially reasonable efforts, to cause the Combination to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including providing the Tax Representation Letters.
(b)    Each of the Company and Parent shall report the Combination as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
Section 5.3    Access to Information; Confidentiality.
(a)    Upon reasonable notice, the Company shall afford to Parent and Parent’s officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time or the

Termination Date, to the Company’s and its Subsidiaries’ properties, Contracts, commitments, books and records and the Company shall, and shall cause each of its Subsidiaries to, (i) furnish promptly to Parent a copy of any report, schedule or other document filed or received by it pursuant to the requirements of federal or state Laws and (ii) use reasonable best efforts to cause its Representatives to furnish promptly to Parent such additional financial and operating data and other information as to its and its Subsidiaries’ respective businesses and properties as Parent or its Representatives may from time to time reasonably request (including furnishing the Company’s financial results to Parent in advance of filing any Company SEC Documents containing such financial results), except that nothing herein shall require the Company or any of its Subsidiaries to disclose information to Parent to the extent that (A) the Company determines, in its reasonable judgment, would be reasonably likely to cause a violation of any Contract to which the Company is a party (provided that the Company shall use its reasonable best efforts to obtain the required consent of the necessary party to such access or disclosure), (B) the Company determines, in its reasonable judgment, would be reasonably likely to cause a risk of a loss of attorney-client privilege to the Company (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of any attorney-client privilege), (C) relates to the negotiation and execution of this Agreement or, subject to Section 5.5, to any Company Alternative Transaction Proposal, (D) the Company determines, in its reasonable judgment, would be reasonably likely to expose the Company to risk of liability for disclosure of sensitive or personal information, or (E) the Company determines, in its reasonable judgment, would be reasonably likely to constitute a violation of applicable Laws. All requests for information pursuant to this Section 5.3(a) shall be directed to an executive officer or other Person designated by the Company. Notwithstanding anything to the contrary herein, Parent shall not conduct any activities pursuant to this Section 5.3(a) in such a manner as to interfere unreasonably with the business or operations of the Company.
(b)    Upon reasonable notice, Parent shall afford the Company and its Representatives reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date, to Parent’s and its Subsidiaries’ properties, Contracts, commitments, books and records and Parent shall, and shall cause each of its Subsidiaries to, (i) furnish promptly to the Company a copy of any report, schedule or other document filed or received by it pursuant to the requirements of federal or state Laws and (ii) use reasonable best efforts to cause its Representatives to furnish promptly to the Company such additional financial and operating data and other information as to its and its Subsidiaries’ respective businesses and properties as the Company or its Representatives may from time to time reasonably request (including furnishing Parent’s financial results to the Company in advance of filing any Parent SEC Documents containing such financial results), except that nothing herein shall require Parent or any of its Subsidiaries to disclose information to the Company to the extent that (A) Parent determines, in its reasonable judgment, would be reasonably likely to cause a violation of any Contract to which Parent is a party (provided that Parent shall use its reasonable best efforts to obtain the required consent of the necessary party to such access or disclosure), (B) the Company determines, in its reasonable judgment, would be reasonably likely to cause a risk of a loss of any attorney-client privilege to Parent (provided that Parent shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege), (C) relates to the negotiation and execution of this Agreement or, subject to Section 5.5, to any Parent

Alternative Transaction Proposal, (D) Parent determines, in its reasonable judgment, would be reasonably likely to expose Parent to risk of liability for disclosure of sensitive or personal information, or (E) Parent determines, in its reasonable judgment, would be reasonably likely to constitute a violation of applicable Laws. All requests for information pursuant to this Section 5.3(b) shall be directed to an executive officer or other Person designated by Parent. Notwithstanding anything to the contrary herein, the Company shall not conduct any activities pursuant to this Section 5.3(b) in such a manner as to interfere unreasonably with the business or operations of the Company.
(c)    The parties agree that each of them will treat any information received pursuant to this Section 5.3 in accordance with the Confidentiality Agreement between the Company and Parent, dated as of October 3, 2016 (as amended, the “Confidentiality Agreement”). No representation as to the accuracy of any information provided pursuant to this Section 5.3 is made, and the parties may not rely on the accuracy of any such information other than as expressly set forth in the representations and warranties in Article III and Article IV. No information obtained pursuant to this Section 5.3 shall be deemed to modify any representation or warranty in Article III or Article IV.
(d)    Subject to the terms of Section 5.3(a) in all respects, the Company shall cooperate and participate, as reasonably requested by Parent from time to time, in Parent’s efforts to plan the integration of the parties’ operations in connection with, and taking effect upon consummation of, the Combination subject to applicable Law, including providing such reports on operational matters and participating on such integration planning teams and committees as Parent may reasonably request and taking the actions set forth on Section 5.3(a) of the Parent Disclosure Letter.
Section 5.4    No Solicitation by Parent; Parent Board Recommendation.
(a)    From and after the date hereof and prior to the earlier of the Effective Time and the Termination Date (the “No Shop Period”), Parent shall not, and shall instruct its affiliates and its and their respective Representatives not to, (i) directly or indirectly solicit, initiate, or knowingly facilitate or encourage any Parent Alternative Transaction Proposal or any inquiry or proposal that would reasonably be expected to lead to a Parent Alternative Transaction Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any person regarding, or furnish to any person any non-public information with respect to, or knowingly cooperate in any way with any person in connection with soliciting, initiating, facilitating or encouraging, any Parent Alternative Transaction Proposal or the submission or making of any inquiry or proposal that would reasonably be expected to lead to a Parent Alternative Transaction Proposal. During the No Shop Period, Parent shall, and shall instruct its affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Parent Alternative Transaction Proposal or any inquiry or proposal that would reasonably be expected to lead to a Parent Alternative Transaction Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such person or its Representatives that was provided by or on behalf of Parent in connection with any Parent Alternative Transaction Proposal or any inquiry or proposal that would reasonably be expected to lead to a Parent Alternative Transaction Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if at any time prior to obtaining the Parent Stockholder Approval, Parent or any of its Representatives receives a Parent Alternative Transaction Proposal that did not result from any breach of this Section 5.4(a), (i) Parent and its Representatives may contact the person or group making the Parent Alternative Transaction Proposal solely to clarify the terms and conditions thereof or to request that any Parent Alternative Transaction Proposal made orally be made in writing and (ii) if the Parent Board determines in good faith (after consultation with its outside counsel and financial advisors) that such Parent Alternative Transaction Proposal constitutes or would reasonably be expected to lead to a Superior Parent Proposal, then Parent and any of its Representatives may, subject to compliance with Section 5.4(c), (x) furnish information with respect to Parent and its Subsidiaries to the person or group making such Parent Alternative Transaction Proposal (and its or their Representatives) (provided that all such information has previously been provided to the Company or is provided to the Company prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement is to the Company, including with respect to any standstill or similar provisions contained therein, and (y) participate in discussions regarding the terms of such Parent Alternative Transaction Proposal and the negotiation of such terms with the person or group making such Parent Alternative Transaction Proposal (and such person’s or group’s Representatives). Without limiting the foregoing, the Company and Parent agree that any violation of the restrictions set forth in this Section 5.4(a) applicable to Parent by any of its Representatives, to the extent acting on its behalf or at its direction, shall constitute a breach of this Section 5.4(a) by Parent.
(b)    Except as set forth below, neither the Parent Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to the Company), or propose publicly to withdraw (or modify in any manner adverse to the Company), the approval, recommendation or declaration of advisability by the Parent Board or any such committee thereof with respect to this Agreement and the transactions contemplated hereby, including the Stock Issuance and the Parent Charter Amendment, or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Parent Alternative Transaction Proposal (any action in this clause (i) being referred to as a “Parent Adverse Recommendation Change”) or (ii) allow Parent or any of its Subsidiaries to execute or enter into, any binding agreement in connection with any Parent Alternative Transaction Proposal (other than a confidentiality agreement expressly permitted pursuant to Section 5.4(a)). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board may make a Parent Adverse Recommendation Change (and, in the case of clause (1) of this sentence, terminate this Agreement pursuant to Section 7.1(h)) (1) if the Parent Board determines hereunder that a Parent Alternative Transaction Proposal constitutes a Superior Parent Proposal or (2) in response to any event, fact, circumstance, development or occurrence that is material to Parent and its Subsidiaries, taken as a whole, that was not known to, or reasonably foreseeable by, the Parent Board as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to the Parent Board prior to obtaining the Parent Stockholder Approval and does not involve or relate to a Parent Alternative Transaction Proposal, in either case, the Parent Board determines in good faith (after consultation with its outside counsel and financial advisors) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, however, that Parent shall not be entitled to exercise its right to make a Parent Adverse Recommendation Change or, in the case of a Parent Alternative Transaction Proposal which constitutes a Superior Parent Proposal, terminate this Agreement pursuant to Section 7.1(h) unless, in either case, (A) Parent has given the Company at least three (3) Business Days’ prior written notice (a “Parent Notice of Change”) that the Parent Board intends to take such action and specifying the reasons therefor, including, in the case of a Superior Parent Proposal, the material terms of any Superior Parent Proposal that is the basis of the proposed action by the Parent Board, including the identity of the person making such Superior Parent Proposal and a copy of the agreement or proposal with respect to such Superior Parent Proposal (it being understood and agreed that a material amendment to any material term of such Superior Parent Proposal shall require a new Parent Notice of Change and a new two (2) Business Day period), (B) during such three (3) Business Day or two (2) Business Day period, as applicable, Parent has negotiated, and has caused its Representatives to negotiate, with the Company in good faith, to the extent the Company desires to negotiate, to enable the Company to propose in writing a binding offer to make such adjustments in the terms and conditions of this Agreement so that, if applicable, such Parent Alternative Transaction Proposal ceases to constitute a Superior Parent Proposal or, in connection with a Parent Adverse Recommendation Change not involving or relating to a Parent Alternative Transaction Proposal, would cause the Parent Board no longer to believe that the failure to make a Parent Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, and (C) at the end of such three (3) Business Day or two (2) Business Day period, as applicable, the Parent Board shall have considered in good faith such binding offer and shall have determined that the Superior Parent Proposal continues to constitute a Superior Parent Proposal or, other than in the case of a Parent Alternative Transaction Proposal, that it would continue to be reasonably likely to be inconsistent with the Parent Board’s fiduciary duties under applicable Law if the Parent Board failed to make a Parent Adverse Recommendation Change. Subject to Parent’s right to terminate this Agreement pursuant to Section 7.1(h), notwithstanding any Parent Adverse Recommendation Change, Parent shall cause the approvals of the Parent Charter Amendment and the Stock Issuance to be submitted to a vote of Parent stockholders at the Parent Stockholders’ Meeting.
(c)    In addition to the obligations of Parent set forth in Sections 5.4(a) and 5.4(b), at any time prior to obtaining the Parent Stockholder Approval, Parent shall promptly (and in any event within one (1) Business Day after knowledge of Parent of the receipt thereof) advise the Company in writing of its receipt of any Parent Alternative Transaction Proposal, the material terms and conditions of any such Parent Alternative Transaction Proposal (including a copy thereof, if made in writing), and the identity of the person or group making such Parent Alternative Transaction Proposal. Parent shall keep the Company informed on a reasonably prompt basis of any material developments with respect to any such Parent Alternative Transaction Proposal (including any material changes to the terms thereof) (and Parent shall as promptly as practicable after knowledge of Parent of the receipt thereof provide the Company with copies of any material written materials relating to such Parent Alternative Transaction Proposal or any material changes to the terms thereof).
(d)    Nothing contained in this Section 5.4 shall prohibit Parent from (x) taking and disclosing to its stockholders a position contemplated by Rule 14e‑2(a) promulgated under the Exchange Act or making “stop-look-and-listen” communications of the nature contemplated by Rule 14d-9 of the Exchange Act or (y) making any disclosure to the stockholders of Parent if, in the good faith judgment of the Parent Board (after consultation with its outside counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability of the Parent Board with respect to this Agreement, the Combination, the Parent Charter Amendment, the Stock Issuance or a Parent Alternative Transaction Proposal shall be deemed to be a Parent Adverse Recommendation Change unless the Parent Board in connection with such communication publicly states that its recommendation with respect to this Agreement, the Combination, the Parent Charter Amendment and the Stock Issuance has not changed; provided, further, that this Section 5.4(d) shall not be deemed to permit Parent or the Parent Board or any committee thereof to effect a Parent Adverse Recommendation Change except in accordance with Section 5.4(b).
(e)    For purposes of this Agreement:
(i)    “Parent Alternative Transaction Proposal” means any proposal or offer (whether or not in writing) by a third party or group relating to any transaction or series of related transactions resulting in any: (i) merger, consolidation, tender offer, exchange offer, share exchange, other business combination or similar transaction involving Parent (A) pursuant to which any person (or the stockholders of any person) or group, other than the stockholders of Parent (as a group) immediately prior to the consummation of such transaction, would hold Parent Common Stock representing fifteen percent (15%) or more of the voting power of the surviving or resulting entity after giving effect to the consummation of such transaction or (B) as a result of which the stockholders of Parent (as a group) immediately prior to the consummation of such transaction would hold Parent Common Stock representing less than eighty-five percent (85%) of the voting power of the surviving or resulting entity after giving effect to the consummation of such transaction, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, tender offer, exchange offer, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of Parent or otherwise), of any business or assets of Parent or the Subsidiaries of Parent representing fifteen percent (15%) or more of the consolidated revenues, net income or assets of Parent and the Subsidiaries of Parent, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing fifteen percent (15%) or more of the voting power of Parent, (iv) transaction in which any person (or the stockholders of any person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, fifteen percent (15%) or more of the Parent Common Stock or (v) any combination of the foregoing (in each case, other than in connection with the Stock Issuance and the Combination).
(ii)    “Superior Parent Proposal” means any bona fide written Parent Alternative Transaction Proposal made by a third party or group (i) on terms which the Parent Board determines in good faith (after consultation with its outside counsel and financial advisors) to be superior, from a financial point of view, to the transactions contemplated by this Agreement, including the Stock Issuance and the Combination, for Parent or holders of Parent Common Stock, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by the Company to the terms of this Agreement), and (ii) that the Parent Board determines in good faith (after consultation with its outside counsel and financial advisors) would reasonably be expected to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal (including the financing terms of any such proposal and conditions to its consummation); provided, however, that for purposes of the reference to a Parent Alternative Transaction Proposal in this definition of Superior Parent Proposal, all references to “fifteen percent (15%)” and “eighty-five percent (85%)” in the definition of Parent Alternative Transaction Proposal shall be deemed to be references to “fifty percent (50%).”
Section 5.5    No Solicitation by the Company; Company Board Recommendation.
(a)    During the No-Shop Period, the Company shall not, and shall instruct its affiliates and its and their respective Representatives not to, (i) directly or indirectly solicit, initiate, or knowingly facilitate or encourage any Company Alternative Transaction Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Alternative Transaction Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any person regarding, or furnish to any person any non-public information with respect to, or knowingly cooperate in any way with any person in connection with soliciting, initiating, facilitating or encouraging, any Company Alternative Transaction Proposal or the submission or making of any inquiry or proposal that would reasonably be expected to lead to a Company Alternative Transaction Proposal. During the No-Shop Period, the Company shall, and shall instruct its affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Alternative Transaction Proposal, or any inquiry or proposal that would reasonably be expected to lead to a Company Alternative Transaction Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such person or its Representatives that was provided by or on behalf of the Company in connection with any Company Alternative Transaction Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Alternative Transaction Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if at any time prior to obtaining the Company Stockholder Approval the Company or any of its Representatives receives a Company Alternative Transaction Proposal that did not result from any breach of this Section 5.5(a), (i) the Company and its Representatives may contact the person or group making the Company Alternative Transaction Proposal solely to clarify the terms and conditions thereof or to request that any Company Alternative Transaction Proposal made orally be made in writing and (ii) if the Company Board determines in good faith (after consultation with its outside counsel and financial advisors) that such Company Alternative Transaction Proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal, then the Company and any of its Representatives may, subject to compliance with Section 5.5(c), (x) furnish information with respect to the Company and its

Subsidiaries to the person or group making such Company Alternative Transaction Proposal (and its or their Representatives) (provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement is to Parent, including with respect to any standstill or similar provisions contained therein, and (y) participate in discussions regarding the terms of such Company Alternative Transaction Proposal and the negotiation of such terms with the person or group making such Company Alternative Transaction Proposal (and such person’s or group’s Representatives). Without limiting the foregoing, the Company and Parent agree that any violation of the restrictions set forth in this Section 5.5(a) applicable to the Company by any of its Representatives, to the extent acting on its behalf or at its direction, shall constitute a breach of this Section 5.5(a) by the Company.
(b)    Except as set forth below, neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Parent), or propose publicly to withdraw (or modify in any manner adverse to Parent), the approval, recommendation or declaration of advisability by the Company Board or any such committee thereof with respect to this Agreement and the transactions contemplated hereby or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Alternative Transaction Proposal (any action in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) allow the Company or any of its Subsidiaries to execute or enter into, any binding agreement in connection with any Company Alternative Transaction Proposal (other than a confidentiality agreement expressly permitted pursuant to Section 5.5(a)). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Company Board may make a Company Adverse Recommendation Change (and, in the case of clause (1) of this sentence, terminate this Agreement pursuant to Section 7.1(g)) (1) if the Company Board determines hereunder that a Company Alternative Transaction Proposal constitutes a Superior Company Proposal or (2) in response to any event, fact, circumstance, development or occurrence that is material to the Company and its Subsidiaries, taken as a whole, that was not known to, or reasonably foreseeable by, the Company Board as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to the Company Board prior to obtaining the Company Stockholder Approval and does not involve or relate to a Company Alternative Transaction Proposal, in either case, the Company Board determines in good faith (after consultation with its outside counsel and financial advisors) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change or, in the case of a Company Alternative Transaction Proposal which constitutes a Superior Company Proposal, terminate this Agreement pursuant to Section 7.1(g) unless, in either case, (A) the Company has given Parent at least three (3) Business Days’ prior written notice (a “Company Notice of Change”) that the Company Board intends to take such action and specifying the reasons therefor, including, in the case of a Superior Company Proposal, the material terms of any Superior Company Proposal that is the basis of the proposed action by the Company Board, including the identity of the person making such Superior Company Proposal and a copy of the agreement or proposal with respect to such Superior Company Proposal (it being understood and agreed that a material amendment to any material term of such Superior Company Proposal shall require a new Company Notice of

Change and a new two (2) Business Day period), (B) during such three (3) Business Day or two (2) Business Day period, as applicable, the Company has negotiated, and has caused its Representatives to negotiate, with Parent in good faith, to the extent Parent desires to negotiate, to enable Parent to propose in writing a binding offer to make such adjustments in the terms and conditions of this Agreement so that, if applicable, such Company Alternative Transaction Proposal ceases to constitute a Superior Company Proposal or, in connection with a Company Adverse Recommendation Change not involving or relating to a Company Alternative Transaction Proposal, would cause the Company Board no longer to believe that the failure to make a Company Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, and (C) at the end of such three (3) Business Day or two (2) Business Day period, as applicable, the Company Board shall have considered in good faith such binding offer and shall have determined that the Superior Company Proposal continues to constitute a Superior Company Proposal or, other than in the case of a Company Alternative Transaction Proposal, that it would continue to be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law if the Company Board failed to make a Company Adverse Recommendation Change. Subject to the Company’s right to terminate this Agreement pursuant to Section 7.1(g), notwithstanding any Company Adverse Recommendation Change, the Company shall cause the adoption of this Agreement and the approval of the Combination to be submitted to a vote of the Company’s stockholders at the Company Stockholders’ Meeting.
(c)    In addition to the obligations of the Company set forth in Sections 5.5(a) and 5.5(b), at any time prior to obtaining the Company Stockholder Approval, the Company shall promptly (and in any event within one (1) Business Day after knowledge of the Company of the receipt thereof) advise Parent in writing of its receipt of any Company Alternative Transaction Proposal, the material terms and conditions of any such Company Alternative Transaction Proposal (including a copy thereof, if made in writing), and the identity of the person or group making such Company Alternative Transaction Proposal. The Company shall keep Parent informed on a reasonably prompt basis of any material developments with respect to any such Company Alternative Transaction Proposal (including any material changes to the terms thereof) (and the Company shall as promptly as practicable after knowledge of the Company of the receipt thereof provide Parent with copies of any material written materials relating to such Company Alternative Transaction Proposal or any material changes to the terms thereof).
(d)    Nothing contained in this Section 5.5 shall prohibit the Company from (x) taking and disclosing to its stockholders a position contemplated by Rule 14e‑2(a) promulgated under the Exchange Act or making “stop-look-and-listen” communications of the nature contemplated by Rule 14d-9 of the Exchange Act or (y) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board (after consultation with its outside counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability of the Company Board with respect to this Agreement, the Combination or a Company Alternative Transaction Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Company Board in connection with such communication publicly states that its recommendation with respect to this Agreement and the Combination has not changed; provided, further, that this Section 5.5(d)

shall not be deemed to permit the Company or the Company Board or any committee thereof to effect a Company Adverse Recommendation Change except in accordance with Section 5.5(b).
(e)    For purposes of this Agreement:
(i)    “Company Alternative Transaction Proposal” means any proposal or offer (whether or not in writing) by a third party or group relating to any transaction or series of related transactions resulting in any: (i) merger, consolidation, tender offer, exchange offer, share exchange, other business combination or similar transaction involving the Company (A) pursuant to which any person (or the stockholders of any person) or group, other than the stockholders of the Company (as a group) immediately prior to the consummation of such transaction, would hold Company Common Stock representing fifteen percent (15%) or more of the voting power of the surviving or resulting entity after giving effect to the consummation of such transaction or (B) as a result of which the stockholders of the Company (as a group) immediately prior to the consummation of such transaction would hold Company Common Stock representing less than eighty-five percent (85%) of the voting power of the surviving or resulting entity after giving effect to the consummation of such transaction, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, tender offer, exchange offer, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of the Company or otherwise), of any business or assets of the Company or the Subsidiaries of the Company representing fifteen percent (15%) or more of the consolidated revenues, net income or assets of the Company and the Subsidiaries of the Company, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing fifteen percent (15%) or more of the voting power of the Company, (iv) transaction in which any person (or the stockholders of any person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, fifteen percent (15%) or more of the Company Common Stock or (v) any combination of the foregoing (in each case, other than the Combination).
(ii)    “Superior Company Proposal” means any bona fide written Company Alternative Transaction Proposal made by a third party or group (i) on terms which the Company Board determines in good faith (after consultation with its outside counsel and financial advisors) to be superior, from a financial point of view, to the transactions contemplated by this Agreement, including the Combination, for the holders of Company Common Stock, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement), and (ii) that the Company Board determines in good faith (after consultation with its outside counsel and financial advisors) would reasonably be expected to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal (including the financing terms of any such proposal and conditions to its consummation); provided, however, that for purposes of the reference to a Company Alternative Transaction Proposal in this definition of Superior Company Proposal, all references to “fifteen percent (15%)” and “eighty-five percent (85%)” in the definition of Company Alternative Transaction Proposal shall be deemed to be references to “fifty percent (50%).”
Section 5.6    Preparation of SEC Documents; Stockholders’ Meetings.
(a)    As promptly as reasonably practicable following the date of this Agreement (and in any event within thirty (30) days after the date of this Agreement or such later date as the parties may mutually agree in writing), Parent and the Company shall jointly prepare and file with the SEC the Joint Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement shall be included as a prospectus. Each of Parent and the Company shall use reasonable best efforts to respond to any comments from the SEC (and shall promptly provide copies of any such comments and responses thereto to the other party) and to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Parent’s stockholders, and the Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company’s stockholders, in each case as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Each of the Company and Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock and Parent Restricted Stock Units in the Merger and in connection with the reservation for issuance of the shares of Parent Common Stock as described in Section 2.3(a), and each such party shall furnish all information concerning such party and its stockholders as may be reasonably requested by the other party in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement, and no response to SEC comments thereon, as the case may be, shall be made by either party without the other’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing such other party a reasonable opportunity to review and comment thereon (and each party shall consider in good faith for inclusion in such document all comments reasonably proposed by the other). Each of Parent and the Company shall advise the other promptly after receipt of oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and shall promptly provide the other party with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information (including any termination, withdrawal, modification or change of the Parent Board Recommendation or the Company Board Recommendation) relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement to ensure that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent and the Company.
(b)    Subject to each of Parent’s and the Company’s rights to terminate this Agreement pursuant to Section 7.1(h) and Section 7.1(g), respectively, each of the Company and Parent shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, take all action reasonably necessary in accordance with applicable Laws and the Company Organizational Documents, in the case of the Company, and the Parent Organizational Documents, in the case of Parent, to duly give notice of, convene and hold a meeting of its stockholders, to be held as promptly as practicable, and in any event within forty-five (45) days (or such longer period as mutually agreed between the Company and Parent) after the Form S-4 is declared effective under the Securities Act, to consider, in the case of the Company, the adoption of this Agreement and the approval of the Combination (the “Company Stockholders’ Meeting”), and, in the case of Parent, the approval of the Parent Charter Amendment and the Stock Issuance (the “Parent Stockholders’ Meeting”) and, subject to each of Parent’s and the Company’s rights to terminate this Agreement pursuant to Section 7.1(h) and Section 7.1(g), respectively, and to the provisions of this Section 5.6(b) with respect to any adjournment or postponement, each of the Company and Parent shall use their respective reasonable best efforts to cause the Parent Stockholders’ Meeting and the Company Stockholders’ Meeting to be held on the same day. In the absence of a Company Adverse Recommendation Change or a termination of this Agreement in accordance with Section 7.1(g), in the case of the Company, and in the absence of a Parent Adverse Recommendation Change or a termination of this Agreement in accordance with Section 7.1(h), in the case of Parent, each of the Company and Parent shall use their respective reasonable best efforts to solicit from its stockholders proxies in favor of, in the case of the Company, the adoption of this Agreement and the approval of the Combination and, in the case of Parent, the approval of the Parent Charter Amendment and the Stock Issuance, and shall take all other action necessary or advisable to secure the vote or consent of its stockholders, as applicable, required by the rules of the NASDAQ or applicable Laws to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company or Parent shall adjourn or postpone, on one or more occasions and whether or not a quorum is present, the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, as the case may be, if, on a date on which the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting is scheduled, the Company or Parent, as the case may be, has not received proxies representing a sufficient number of shares of Company Common Stock or Parent Common Stock, respectively, to obtain the Company Stockholder Approval or the Parent Stockholder Approval; provided, however, that the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as applicable, is not postponed or adjourned to a date that is more than thirty (30) days after the date on which the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as applicable, was originally scheduled (excluding any postponements or adjournments required by Law). Unless this Agreement is terminated by the Company pursuant to Section 7.1(g), or by Parent pursuant to Section 7.1(h), the Company’s obligation to hold the Company Stockholders’ Meeting and Parent’s obligation to hold the Parent Stockholders’ Meeting, in each case pursuant to this Section 5.6(b), shall not be affected by (i) the commencement, public proposal, public disclosure or communication to (A) the Company of any Company Alternative Transaction Proposal or (B) Parent of any Parent Alternative Transaction Proposal, or (ii) the making of any Company Adverse Recommendation

Change by the Company Board or any Parent Adverse Recommendation Change by the Parent Board; provided, however, that if the public announcement of a Company Adverse Recommendation Change or the delivery of a Company Notice of Change, on the one hand, or a Parent Adverse Recommendation Change or a Parent Notice of Change, on the other hand, is less than ten (10) Business Days prior to the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, respectively, such party shall be entitled to postpone the meeting of its stockholders to a date not more than ten (10) Business Days after such event. Unless this Agreement is terminated pursuant to Section 7.1(g) or Section 7.1(h), each of the Company and Parent shall ensure that the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, respectively, is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, as the case may be, are solicited in compliance with applicable Laws, the rules of the NASDAQ and each of the Company Organizational Documents and the Parent Organizational Documents, as applicable.
(c)    Without the prior written consent of the Company, the only matters that Parent shall propose to be acted on by Parent’s stockholders at the Parent Stockholders’ Meeting are (i) the approval of the Parent Charter Amendment, (ii) the approval of the Stock Issuance and (iii) if Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, the adjournment of the Parent Stockholders’ Meeting to solicit additional proxies. Without the prior written consent of Parent, the only matters that the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholders’ Meeting are (i) the adoption of this Agreement and the approval of the Combination, (ii) a non-binding, advisory vote to approve the payment by the Company of certain compensation to the named executive officers of the Company that is based on or otherwise relates to the Combination, and (iii) if the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, the adjournment of the Company Stockholders’ Meeting to solicit additional proxies.
(d)    Except to the extent expressly permitted by Section 5.4(b), in the case of Parent, and Section 5.5(b), in the case of the Company: (i) the Company Board shall recommend that its stockholders vote in favor of the adoption of this Agreement and the approval of the Combination at the Company Stockholders’ Meeting, (ii) the Parent Board shall recommend that its stockholders vote in favor of the approval of the Parent Charter Amendment and the Stock Issuance at the Parent Stockholders’ Meeting, (iii) the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of (A) Parent has recommended that Parent’s stockholders vote in favor of the approval of the Parent Charter Amendment and the Stock Issuance at the Parent Stockholders’ Meeting (the “Parent Board Recommendation”) and (B) the Company has recommended that the Company’s stockholders vote in favor of the adoption of this Agreement and the approval of the Combination at the Company Stockholders’ Meeting (the “Company Board Recommendation”), (iv) neither the Parent Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Company, the recommendation of the Parent Board that the stockholders of Parent vote in favor of the approval of the Parent Charter Amendment and the Stock Issuance and (v) neither the Company Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to

Parent, the recommendation of the Company Board that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Combination.
(e)    Parent, with respect to the action identified in Section 5.6(e)(i), and the Company and Parent, with respect to the actions identified in Section 5.6(e)(ii) and Section 5.6(e)(iii), shall:
(i)    promptly prepare and file with the NASDAQ a listing application covering the shares of Parent Common Stock issuable in the Merger and use all reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice of issuance;
(ii)    cooperate with each other in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated hereby; and
(iii)    cooperate with each other in obtaining a written opinion of its respective legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, in the case of Parent, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, in the case of the Company (“Tax Counsel”), substantially in the form attached hereto as Exhibit C (each such opinion, a “Tax Opinion”), dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such tax opinion, the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the Company, Parent, Merger Sub 1 and Merger Sub 2 shall cooperate with each Tax Counsel and shall deliver to each Tax Counsel for purposes of each Tax Opinion, certificates of the Company, Parent, Merger Sub 1 and Merger Sub 2 dated as of the Closing Date and signed by an officer thereof, containing representations as reasonably necessary and appropriate to enable Tax Counsel to render the Tax Opinions, each substantially in the form attached hereto as Exhibit D (collectively, the “Tax Representation Letters”).
(f)    Subject to the limitations contained in Section 5.3, the Company and Parent shall each furnish to the other and its counsel all such information as may be required in order to effect the foregoing actions, and each represents and warrants to the other that no information furnished by it in connection with such actions, or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished, not misleading. Without limiting the generality of the foregoing, (i) the Company will deliver after execution of this Agreement complete and accurate copies of the opinions of the Company Financial Advisors referenced in Section 3.19 to Parent (on a non-reliance basis for informational purposes only), and (ii) Parent will deliver after execution of this Agreement a complete and accurate copy of the opinion of the Parent Financial Advisor referenced in Section 4.19 to the Company (on a non-reliance basis for informational purposes only), which opinions shall, subject to compliance with the respective Company Financial Advisors’ engagement letters with the Company, be included in the Joint Proxy Statement.

Section 5.7    Employee Matters.
(a)    Except as otherwise provided herein, from and after the Effective Time, Parent shall honor all Company Benefit Plans in accordance with their terms as in effect immediately before the date hereof or as modified after the date hereof through the Effective Time as permitted by this Agreement and the terms of such Company Benefit Plan; provided that nothing in this Agreement shall be deemed to limit or otherwise impair Parent’s ability to amend or terminate any Company Benefit Plan in accordance with its terms. Each of the Company and Parent agrees that, for purposes of each Company Benefit Plan, the transactions contemplated by this Agreement shall constitute a “change of control” or “change in control” or term of similar import, as applicable.
(b)    From the Effective Time until the twelve (12) month anniversary of the Effective Time, subject to statutory and other legal requirements, Parent shall ensure that each employee of the Company or its Subsidiaries who continues in employment with Parent or its Subsidiaries, including the Surviving Company, and who is not subject to a collective bargaining agreement (the “Company Employees”) shall receive a base salary or hourly wage rate no less than that provided by the Company and its Subsidiaries immediately prior to the Effective Time. From the Effective Time until December 31, 2017, Parent shall provide or shall cause the Surviving Company and its Subsidiaries to provide to each Company Employee a cash commission opportunity and target cash bonus opportunity each no less than that provided by the Company and its Subsidiaries immediately prior to the Effective Time.  From the Effective Time, Parent shall cause the Surviving Company and its Subsidiaries to provide welfare and employee benefit plans, programs and arrangements (other than with respect to non-cash incentive or severance) that are substantially comparable, in the aggregate, to those provided to similarly situated employees of Parent and its Subsidiaries.  From and after the Effective Time, Parent shall provide to each Company Employee an equity or equity-based incentive opportunity that is substantially similar to the equity or equity-based incentive opportunity provided to similarly-situated employees of Parent and its Subsidiaries.  For a period commencing at the Effective Time and ending not less than twelve (12) months after the Effective Time, Parent shall ensure that each Company Employee who is not party to either a Company Individual Agreement providing severance benefits or the Company Change in Control Severance Plan shall receive severance benefits that are no less favorable than those provided by the Company and its Subsidiaries immediately prior to the Effective Time.  Notwithstanding anything to the contrary herein, nothing in this Section 5.7(b) shall be deemed to be a guarantee of employment to any employee or officer of the Company or its Subsidiaries or to impose any obligation on Parent or its Subsidiaries to continue the employment of any person.
(c)    Parent and its affiliates shall recognize the service of employees with the Company and its Subsidiaries and their predecessors prior to Closing as service with Parent for all purposes in connection with any employee benefit plan, program or arrangement (including any vacation, paid time off and severance policies) maintained by Parent or one of its affiliates following the Effective Time to the extent credited for such purpose by the Company or its Subsidiaries immediately prior to the Effective Time, except (i) for benefit accrual purposes under any defined benefit pension plan, (ii) for purposes of any retiree welfare plan or (iii) as would result in a duplication of benefits.

(d)    Parent and its affiliates shall use commercially reasonable efforts to (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any group health plan (as defined in Section 4980B of the Code) that is made available to such employees following the Effective Time by Parent or one of its affiliates, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employees participated immediately prior to the Effective Time, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under any group health plan of the Company or its Subsidiaries during the portion of the relevant plan year following the Effective Time in which Company Employees first participate therein for purposes of any applicable co-payments, deductibles and out-of-pocket expense requirements under any such group health plan of Parent and its affiliates.
(e)    Nothing in this Section 5.7 shall be treated as an amendment of, or undertaking to amend, any employee benefit plan. The provisions of this Section 5.7 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 5.7, express or implied, shall (i) be deemed or construed to establish any Company Benefit Plan or Parent Benefit Plan, (iii) prevent or limit Parent, the Surviving Company or any Affiliate of Parent from amending or terminating any Company Benefit Plan or Parent Benefit Plan in accordance with their terms, or (iv) create any third-party rights in any Company Employee (or any beneficiaries or dependents thereof).
Section 5.8    Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (1) the occurrence of any event known to it which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on it or (B) has caused, or would reasonably be expected to cause, individually or in the aggregate, any condition set forth in Article VI to be unsatisfied at any time prior to the Effective Time; or (2) any action, suit, proceeding, inquiry or investigation pending or, to the knowledge of the Company or Parent, as applicable, threatened that questions or challenges the validity of this Agreement or the consummation of the transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, nor shall the party giving such notice be prejudiced with respect to any such matters solely by virtue of having given such notice.
Section 5.9    Filings; Other Action.
(a)    Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Combination and the other transactions contemplated by this Agreement, including to (i) obtain all necessary Consents from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtain all necessary Consents from third parties, (iii) defend all lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) execute and deliver all additional instruments necessary to consummate the transactions contemplated by this Agreement.
(b)    Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall:
(i)    (A) promptly, but in any event within eight (8) Business Days from the date hereof, make or cause to be made, in consultation and cooperation with the other, (1) an appropriate filing of a notification and report form pursuant to the HSR Act relating to the Combination and (2) all other necessary registrations, declarations, notices and filings relating to the Combination with other Governmental Entities under any other antitrust, competition, trade regulation or similar Laws or (B) respond as promptly as practicable to any additional requests for information received from the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other Governmental Entities in connection with any filing referenced in clause (A);
(ii)    (A) promptly, (1) but in any event within eight (8) Business Days from the date hereof, make or cause to be made, in consultation and cooperation with the other, all filings required to be made with the FCC in order to obtain the FCC Consents and all filings required to be made with any State Regulators in order to obtain the PSC Consents set forth in Section 5.9(b)(ii)(A)(1) of the Company Disclosure Letter (the “First Tier Filings”), and (2) within fifteen (15) Business Days from the date hereof, make or cause to be made, in consultation and cooperation with the other, all filings required to be made with any State Regulators in order to obtain all other PSC Consents set forth in Section 5.9(b)(ii)(A)(2) of the Company Disclosure Letter (the “Second Tier Filings”), (such applications for FCC Consents set forth in the preceding clause (1) the “FCC Applications” and such applications for PSC Consents set forth in the preceding clauses (1) and (2) collectively, the “PSC Applications”), (B) respond as promptly as practicable to any additional requests for information received from the FCC, or any State Regulator by Parent or the Company or any of their respective Subsidiaries and (C) use reasonable best efforts to cure, not later than the Effective Time, any material violations or defaults under any FCC Rules or rules of any State Regulator; provided that Parent shall pay all filing fees for the FCC Applications and PSC Applications;
(iii)    use its reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or Consents are required to be obtained from, any other third parties (including any Consents required under any contract to which a party hereto is bound) or Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (B) timely making all such required or appropriate filings and timely seeking all required or appropriate consents, permits, clearances, authorizations or approvals; and

(iv)    use its reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the FCC, any State Regulator or any other Governmental Entity may assert under a Regulatory Law with respect to the transactions contemplated hereby, subject to Section 5.9(e); provided, that such actions, individually or collectively, would not reasonably be expected to constitute a Material Adverse Effect on Parent or the Company.
(c)    Parent and Company shall jointly and in cooperation with each other direct the parties’ proceedings before any Governmental Entity with respect to the Combination, this Agreement or any of the transactions contemplated hereby. In furtherance of the foregoing, the parties further agree as follows:
(i)    Unless prohibited by applicable Law or by the applicable Governmental Entity, to the extent reasonably practicable, each of Parent and the Company shall provide the other with an opportunity to attend any meeting of such party with, or participate in any substantive conversation of such party with, any Governmental Entity in respect of the Combination (including with respect to any of the actions referred to in Sections 5.9(a) and 5.9(b)); provided that the foregoing shall not be deemed to restrict Parent in attending such meetings or participating in such substantive conversations without the Company; provided that, to the extent reasonably practicable, it has given the Company reasonable prior notice of any such meeting or conversation and that it keeps the Company reasonably apprised with respect thereto. The Company shall not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of the Combination (including with respect to any of the actions referred to in Sections 5.9(a) and 5.9(b) without Parent’s participation, unless such substantive conversation is initiated by the Governmental Entity to the Company or its counsel via telephone and the scope is limited to information pertaining to the Company.
(ii)    Parent and the Company shall jointly and in cooperation with each other prepare all written communications with any Governmental Entity with respect to this Agreement and the Combination. Parent and the Company each shall provide the other a reasonable opportunity to review and comment on any such written materials prior to submission (and shall consider for inclusion in such written communications all comments reasonably proposed by the other), and shall furnish the other with copies of all such written communications between it, its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Combination, except that any materials concerning valuation of the Company may be redacted or withheld. Neither Parent nor the Company will extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity or other authorities not to consummate any of the transactions contemplated by this Agreement, except with the prior written consent of the other.

(d)    In furtherance and not in limitation of the covenants of the parties contained in this Section 5.9 (but subject to Section 5.9(e)), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted or if any objections are asserted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law or not in the public interest, each of the Company and Parent shall cooperate in all respects with each other and take all actions necessary to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.9 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.9.
(e)    Without limiting this Section 5.9, Parent and the Company agree to take, and Parent shall take, any and all steps, and to make any and all reasonable undertakings necessary to avoid or eliminate each and every impediment under any Regulatory Law that may be asserted by any third party or Governmental Entity with respect to the Combination so as to enable the Closing to occur (and in any event no later than on or prior to the Outside Date), including proposing, negotiating, committing to, and effecting by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Parent (or its Subsidiaries) or the Company (or its Subsidiaries) or otherwise taking or committing to take actions that limit Parent’s or its Subsidiaries’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Parent (or its Subsidiaries) or the Company (or its Subsidiaries) in each case, as may be required in order to obtain any clearances or approvals required to consummate the Combination, or avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, that would otherwise have the effect of preventing or delaying the Closing; provided, that any action taken pursuant to this Section 5.9 is conditioned upon the consummation of the Combination; provided further, that Parent, the Company and their Subsidiaries shall not be required to, and Parent, the Company and their Subsidiaries shall not be permitted to (without other’s prior written consent), (1) divest or otherwise dispose of any assets or businesses of such party or transfer the same to a trust or similar vehicle pending disposition or divestiture or (2) undertake any efforts or to take any action if the taking of such efforts or action is or would reasonably be expected to result, individually or in the aggregate, in a material adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries (including the Surviving Company), taken as a whole, after giving effect to the Combination (it being understood that such material adverse effect shall be measured solely on a scale relative to Parent and its Subsidiaries, taken as a whole, immediately prior to the Combination), (the requirement to take the actions described in each of the foregoing clauses (1) and (2), a “Substantial Detriment”); and Company nor any of its Subsidiaries shall take any action that has the effect of, or agree with any Governmental Entity to, any Substantial Detriment without the prior written consent of Parent. “Regulatory Law” means: (i) the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition, whether in the communications industry or otherwise, through merger or acquisition, and (ii) FCC Rules, any other approval required by the United States government and any applicable laws, rules, regulations, practices and orders of any State Regulators or Governmental Entities regulating competition and/or the telecommunication and data communications industry.
Section 5.10    Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.
Section 5.11    Public Announcements. Except as provided in Section 5.4(b) and Section 5.5(b), neither the Company, on the one hand, nor Parent, Merger Sub 1 and Merger Sub 2, on the other hand, shall issue (or cause its affiliates or Representatives to issue) any press release or other public statement relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party or parties hereto a reasonable opportunity to comment on such release or announcement in advance of such issuance. Parent and the Company agree that the initial press release (or releases) to be issued with respect to the transactions contemplated by this Agreement shall be in the form previously agreed to by the parties (the “Announcement”). Notwithstanding the forgoing, this Section 5.11 shall not apply to any press release or other public statement made by the Company or Parent (a) which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Company or Parent that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of this Agreement or the transactions contemplated by this Agreement.
Section 5.12    Indemnification and Insurance.
(a)    Parent agrees that all rights to indemnification and payment or reimbursement of fees and expenses incurred in advance of the final disposition of any claim related to acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors or officers, as the case may be (individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”) of the Company or its Subsidiaries as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) or indemnification agreements with any Indemnified Party listed in Section 5.12(a) of the Company Disclosure Letter, in each case as in effect on the date of this Agreement, shall survive the Combination and shall continue (or, in the case of the Company following the Subsequent Merger, shall continue to be provided for in the limited liability company agreement of the

Surviving Company) in full force and effect for a period of six (6) years from and after the Effective Time. For a period of six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Company to, indemnify and hold harmless the Indemnified Parties to the fullest extent permitted by applicable Law against any losses, claims, damages, liabilities, costs, expenses, judgments, fines and, with Parent’s prior consent, amounts paid in settlement in connection with any threatened or actual civil, criminal or administrative action, suit, litigation, arbitration, mediation, claim, hearing, inquiry investigation or other proceeding (an “Action”) to which such Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such individual is or was a director or officer of the Company or any of its Subsidiaries, or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another person or (ii) this Agreement or any of the transactions contemplated hereby, whether asserted or arising before or after the Effective Time. In the event of any such Action, each Indemnified Party will be entitled to advancement of reasonable expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Company to the fullest extent permitted under applicable law within thirty (30) days of receipt by the Surviving Company from the Indemnified Party of a request therefor together with reasonable documentation thereof; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
(b)    Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any such Action, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Company of any liability it may have to such Indemnified Party, except to the extent such failure materially prejudices the indemnifying party. In the event of any such Action (arising after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, or between the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent shall pay all reasonable, documented out-of-pocket fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this Section 5.12(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided further, that the fewest number of counsels necessary to avoid conflicts of interest shall be used, (ii) the Indemnified Parties shall cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent. Notwithstanding anything in this Section 5.12 to the contrary, Parent shall not have any obligation hereunder to any Indemnified Party if and to the extent that a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
(c)    During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) maintain in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the Company’s currently in force directors’ and officers’ liability insurance (“Current Company D&O Insurance”), on terms with respect to the coverage and amounts that are no less favorable than those of the Current Company D&O Insurance; provided, however, that if the aggregate annual premiums for such insurance exceeds three hundred percent (300%) of the annual premium for such insurance as of the date hereof (the “Premium Cap”), then the Surviving Company or Parent shall cause to be provided a policy covering such individuals with the greatest coverage as is then available at a cost up to but not exceeding such Premium Cap. The Company may (or if requested by Parent, the Company shall), in consultation with Parent, purchase prior to the Effective Time a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits in the aggregate as the Current Company D&O Insurance with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Combination and other transactions contemplated by this Agreement, at an aggregate cost up to but not exceeding the aggregate maximum amount payable pursuant to the proviso above for such six-year period. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.12(c) and the Surviving Company shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.
(d)    Notwithstanding anything in this Section 5.12 to the contrary, the rights of the Indemnified Parties and their heirs and legal representatives under this Section 5.12 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation and bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries, under the indemnification agreements listed in Section 5.12(a) of the Company Disclosure Letter, or under any other applicable Laws.
(e)    The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.
Section 5.13    Section 16 Matters. Prior to the Effective Time, Parent and the Company shall use their reasonable best efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each respective officer or director of the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of the Company or Parent, as the case may be.
Section 5.14    Control of Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other’s operations prior to the Effective Time. Prior to the Effective Time, Parent and the Company

shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.
Section 5.15    Parent Board; Governance Matters.
(a)    At or prior to the Effective Time, Parent shall take all actions reasonably necessary to increase the size of the Parent Board to twelve (12) members and to appoint to the Parent Board three (3) members of the Company’s Board of Directors selected by the Company from any of the directors elected at or appointed after the 2016 annual meeting of stockholders of the Company (the “Company Designees”); provided, that such directors are reasonably acceptable to Parent taking into account Parent’s normal corporate governance process for selection of its board members, including, but not limited to, a review of such individuals’ skills, experience and independence; provided, further, that if any Company Designee is not acceptable to Parent in its reasonable discretion, or is unable or unwilling to serve on the Parent Board, then the Company shall select a different director in accordance with this Section 5.15(a) (who shall be reasonably acceptable to Parent) until three (3) Company Designees are able and willing to serve on the Parent Board and have been deemed reasonably acceptable to Parent.
(b)    From and after the Effective Time, the Company Designees shall serve as directors of Parent until the next annual meeting of Parent’s stockholders and until their successors are duly elected and qualified in accordance with the organizational documents of Parent. Subject to consummation of the Combination, Parent shall cause the Company Designees to be included in Parent’s proxy statement in respect of the first annual meeting of stockholders immediately following the Closing, as nominees of Parent for election to the Parent Board and shall solicit proxies in favor of the election of the Company Designees to the Parent Board from the stockholders of Parent eligible to vote for the election of directors at such next annual meeting, using efforts no less than the efforts used to solicit proxies in favor of the election of other individuals nominated to the Parent Board by Parent.
Section 5.16    Dividend Matters. Parent and the Company shall coordinate with each other to designate the same record and payment dates for Parent’s and the Company’s respective quarterly dividends declared in any calendar quarter in which the Closing Date might reasonably be expected to occur; provided, that each of Parent and Company shall designate the Business Day immediately prior to the Closing Date as the record and payment date for each such party’s final quarterly dividend (the “Final Pre-Closing Quarterly Dividend”), which shall be in an amount equal to each party’s respective regular quarterly cash dividend, pro-rated based on the number of days elapsed in such calendar quarter up to such record date. After the Closing Date, all holders of Parent Common Stock (including former holders of Company Common Stock or Company Stock Options who have received Parent Common Stock pursuant to the Merger) shall be entitled to receive with respect to each such share of Parent Common Stock, as and when declared by the Parent Board, on the next record date for payment of dividends with respect to Parent Common Stock, Parent’s regular quarterly cash dividend in effect as of the date hereof, pro-rated based on the number of days from the Closing Date through such subsequent record date.
Section 5.17    Financing Efforts and Related Cooperation.

(a)    Parent shall keep the Company reasonably and promptly informed on the status of material developments in respect of any Financing (as defined below).
(b)    Parent, Merger Sub 1 and Merger Sub 2 acknowledge and agree that the obtaining of any Financing is not a condition to the Closing. For the avoidance of doubt, if any Financing has not been obtained, Parent, Merger Sub 1 and Merger Sub 2 shall continue to be obligated, prior to any termination of this Agreement pursuant to Section 7.1 and subject to the fulfillment or waiver of the conditions set forth in Article VI, to complete the Combination and consummate the other transactions contemplated by this Agreement.
(c)    Prior to the Effective Time, the Company shall provide (and shall use reasonable best efforts to cause its directors, officers, employees, consultants, advisors, counsel, accountants, auditors and other representatives to provide) such cooperation as is reasonably requested by Parent with respect to the arrangement, marketing, syndication and consummation of debt and/or equity financing that, in Parent’s sole discretion, is desirable in connection with the Combination and the other transactions contemplated by this Agreement (the “Financing”), including (i) assisting in the preparation for and participating in a reasonable number of marketing meetings for the Financing Sources (as defined below), presentations and calls and a reasonable number of other due diligence sessions with prospective lenders and ratings agencies in each case in connection with any Financing, and otherwise providing cooperation that is customary and reasonable in connection with the marketing efforts of Parent and the Financing Sources, (ii) providing pertinent and customary information regarding the Company and its Subsidiaries reasonably requested by Parent and the Financing Sources, including delivery of any requested documentation and other information regarding the Company and its Subsidiaries at least five (5) days prior to the Closing Date as has been reasonably requested in writing by the Financing Sources at least ten (10) days prior to the Closing Date as Financing Sources reasonably determine is required under applicable “know your customer”, anti-money laundering rules and regulations and the USA Patriot Act of 2001, (iii) assisting Parent and the Financing Sources in the preparation of appropriate and customary lender and investor presentations, rating agency presentations, offering memoranda (including management’s discussion and analysis to the extent reasonably requested by the lead initial purchaser or placement agent in connection with a securities offering), prospectuses (including management’s discussion and analysis to the extent reasonably requested by the lead underwriter in connection with a securities offering), bank information memoranda or similar marketing material and similar documents for any Financing, (iv) assisting in reviewing and commenting on the definitive agreements for any Financing (the “Financing Documents”), (v) taking all reasonable and customary corporate action or limited liability company action, as applicable, subject to the occurrence of the Closing, necessary to permit and/or authorize the consummation of any Financing, (vi) to the extent the Company or any of its Subsidiaries will become a party to any Financing Document following the Effective Time, provide pertinent and customary information with respect to the properties and assets of the Company and its Subsidiaries reasonably required in connection with any financing and provide (including using reasonable best efforts to obtain such documents from its advisors) any pledge and security documents, other definitive financing documents, or other certificates that facilitate the creation, perfection or enforcement of Liens securing the Financing, (vii) furnishing, or causing to be furnished, to Parent, (A) audited balance sheets for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013 and such further fiscal years ending at least sixty (60) days prior to the Closing Date, and audited statements of income and cash flows for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013 and such further fiscal years ending at least sixty (60) days prior to the Closing Date and (B) unaudited balance sheets and related statements of income and cash flows for each fiscal quarter (and corresponding prior year period) ending after the close of its most recent fiscal year which are no more than one hundred and thirty five (135) days old at Closing, in the case of clauses (A) and (B), prepared in accordance with GAAP and reviewed (SAS 100) by the Company’s accountants (with such review (x) including a review of the financial statements for the corresponding period in the previous fiscal year and (y) being conducted in accordance with applicable accounting standards), (viii) providing reasonable assistance to Parent for the preparation of pro forma financial information and projections required to consummate any Financing or to comply with applicable Law, (ix) using reasonable best efforts to secure the consent of the independent accountants of the Company and its Subsidiaries related to the financial statements described above, (x) requesting that the Company’s and its Subsidiaries’ independent accountants reasonably participate in drafting sessions and accounting due diligence sessions in connection with any Financing, including requesting that they provide customary comfort letters (including “negative assurance” comfort) with respect to financial information related to the Company and its Subsidiaries, to the extent required in connection with the marketing and syndication of any Financing or as are customarily required in an underwritten offering of securities, (xi) informing Parent promptly in writing if the Company Board or a committee thereof, the Company’s chief financial officer or any other executive officer of the Company concludes that any previously issued financial statements included or intended to be used in connection with the financing should no longer be relied upon, (xii) informing Parent promptly in writing if any member of the Company Board, the Company’s chief financial officer or any other executive officer of the Company shall have knowledge of any facts as a result of which a restatement of any of the Company’s or its Subsidiaries’ financial statements is required or reasonably likely and (xiii) providing all cooperation that is reasonable and customary to satisfy the conditions precedent in any Financing Documents relating to any Financing to the extent the satisfaction of such conditions requires the reasonable and customary cooperation of, or is within the control of, the Company and its Subsidiaries;
provided, that, in each case, (A) none of the Company or its Subsidiaries or any of their respective officers, directors, managers, employees, advisors, accountants, consultants, auditors, agents and other representatives shall be required to (1) pay (or agree to pay) any commitment or other fee, provide any indemnities or incur any liability or obligation, or enter into any Contract, authorization or approval in connection with any Financing (other than Contracts, authorizations or approvals, or indemnities, liabilities or obligations, entered into or incurred by the Company or its Subsidiaries that only become effective upon the consummation of the Closing), (2) give any indemnities in connection with the Financing that are effective prior to the Effective Time, (3) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries, (4) provide any information the disclosure of which is prohibited or restricted under applicable Law or subject to legal privilege (unless (i) such information would otherwise be customarily provided in connection with due diligence efforts or is otherwise necessary to establish or maintain a due diligence defense of any Financing Source or other party in connection with a securities offering and (ii) Parent or any of its Subsidiaries is making a securities offering for the primary purpose of funding the Combination and the other transactions contemplated by this Agreement), (5) take any action that will conflict with or violate any applicable Law or would result in a violation or breach of, or default under, any material agreement to which the Company or any of its Subsidiaries is a party or (6) execute any agreement, certificate, document or instrument pursuant to this Section 5.17(c) with respect to the Financing that would be effective prior to the Effective Time, (B) no officer, director, manager, employee, advisor, accountant, consultant, auditor, agent or other representative of the Company or its Subsidiaries shall be required to deliver any certificate or opinion or take any other action pursuant to this Section 5.17(c) or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer, director, manager, employee, advisor, accountant, consultant, auditor, agent or other representative of the Company or its Subsidiaries, (C) the effectiveness of any Financing Document delivered pursuant to this Section 5.17(c) executed by the Company or its Subsidiaries with respect thereto, and the attachment of any lien, shall be subject to the consummation of the Closing and the occurrence of the Effective Time and (D) the members of the Company Board as of immediately prior to the Effective Time shall not be required to approve any Financing or definitive documents related thereto prior to the Effective Time; provided further, that the Company shall not be required to comply with clauses (ix) and (x) of this Section 5.17(c) unless necessary or reasonably requested by Parent or any Financing Source in connection with a securities offering. “Financing Source” means, in its capacity as such, any agent, arranger, lender, underwriter, purchaser, noteholder or other debt or equity financing source providing a commitment to provide or arrange all or part of any Financing pursuant to any commitment letter, engagement letter or any Financing Documents in connection with the transactions contemplated by this Agreement (whether debt or equity and whether public or private), including any joinder agreements, indentures or credit agreements entered into pursuant thereto or related thereto, and their respective affiliates.
Parent will promptly reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented legal fees and expenses) incurred by it and its Subsidiaries in complying with their respective covenants pursuant to this Section 5.17(c). Parent shall indemnify, defend and hold harmless the Company and its Subsidiaries, and each of their respective directors, officers, employees, agents and other Representatives from and against any and all losses, damages, claims, interest, costs, expenses, awards, judgments, penalties and amounts paid in settlement suffered or incurred, directly or indirectly, in connection with the Financing (including providing the support and cooperation contemplated by Section 5.17(c)) or any information provided in connection therewith, other than any claims arising (x) from fraud, intentional misrepresentation, willful misconduct or gross negligence of the Company, its Subsidiaries or their respective directors, officers, employees, agents and other Representatives or (y) as a result of information provided by the Company, its Subsidiaries or their respective directors, officers, employees, agents and other Representatives to Parent specifically to be used in connection with the Financing being materially misleading or materially incorrect. Notwithstanding anything to the contrary herein, it is understood and agreed that the condition set forth in Section 6.03(b), solely as applied to the Company’s obligations under this Section 5.17(b), shall be deemed to be satisfied unless the Debt Financing has not been obtained as a direct result of the Company’s willful and material breach of its obligations under this Section 5.17(b).
(d)    The Company and its Subsidiaries hereby consent to the use of their logos in connection with any Financing; provided that such logos are used (i) solely in a manner that is not reasonably likely to harm or disparage the Company or its Subsidiaries or their reputation, goodwill or marks, (ii) in conformance with the Company’s usage requirements to the extent made available to Parent prior to the date of this Agreement and (iii) solely in connection with a description of the Company, its business and products or the Combination.
(e)    Prior to or at the Closing, the Company shall deliver an executed payoff letter (the “Debt Payoff Letter”) in customary form for the Second Amended and Restated Credit Agreement, dated as of June 30, 2016, by and among the Company, the lenders party thereto and Regions Bank (the “Credit Agreement”) (a draft of which shall be provided to Parent no later than two (2) Business Days prior to the Closing Date). For the avoidance of doubt, Parent and its Subsidiaries shall provide the funds necessary for the payment in full of the Credit Agreement and any other amounts payable under the Debt Payoff Letter.
(f)    Notwithstanding any other provision set forth herein or in any other agreement between Parent and the Company (or their respective affiliates), the Company agrees that Parent and its affiliates may share any information with respect to the Company and its Subsidiaries with the Financing Sources in connection with any marketing efforts in connection with any Financing; provided, that the recipients of such information and any other information contemplated to be provided by the Company or any of its affiliates pursuant to this Section 5.17 agree to customary confidentiality arrangements including “click through” confidentiality agreements and confidentially provisions contained in customary bank books and offering memoranda.
Section 5.18    Treatment of Existing Indentures.
(a)    Parent will be permitted to commence offers to purchase (each an “Offer to Purchase”) and to conduct consent solicitations related to any or all of the Existing Notes (as defined below), on such terms and conditions, including pricing terms and amendments to the terms and provisions of the Existing Indentures, on terms that are acceptable to Parent (each, a “Debt Tender Offer” and collectively, the “Debt Tender Offers”), and the Company shall assist Parent in connection therewith; provided, that any Debt Tender Offer commenced prior to the Closing shall be expressly conditioned on the occurrence of the Closing and shall be consummated substantially simultaneously with or after the Closing using funds provided by Parent. Parent shall provide the Company with the necessary offer to purchase, letter of transmittal or other related documents in connection with the Debt Tender Offer and a reasonable period of time in advance of commencing the Debt Tender Offer to allow the Company and its counsel to review and comment on such documents. Each Debt Tender Offer shall be conducted in compliance with the applicable Existing Indenture and applicable Law, including SEC rules and regulations, and the Company shall not be required to cooperate with respect to any Debt Tender Offer that is not in compliance with (i) the applicable Existing Indenture and (ii) all applicable Laws. For the avoidance of doubt, Parent hereby covenants and agrees to provide all funds necessary for the full and timely payment of all Existing Notes validly tendered (and not withdrawn) by the holders thereof and accepted by Parent for purchase pursuant to a Debt Tender Offer. “Existing Indentures” means, collectively, the Indenture, dated as of May 29, 2013, governing the 7.375% Senior Secured Notes due 2020 (the “Existing Secured Notes”), between the Company, as issuer, and Regions Bank, as trustee (the “Secured Notes Trustee”), as supplemented by the First Supplemental Indenture, dated as of December 31,

2013, and the Indenture, dated as of May 17, 2011, governing the 8.875% Senior Notes due 2019 (the “Existing Unsecured Notes” and, together with the Existing Secured Notes, the “Existing Notes”), between the Company, as issuer, and Deutsche Bank Trust Company Americas, as trustee (the “Unsecured Notes Trustee” and, together with the Secured Notes Trustee, the “Trustees”), as supplemented by the First Supplemental Indenture, dated as of June 7, 2011, the Second Supplemental Indenture, dated as of September 27, 2011, the Third Supplemental Indenture, dated as of May 29, 2013, and the Fourth Supplemental Indenture, dated as of December 31, 2013.
(b)    The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and its Subsidiaries’ respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offers, including using reasonable best efforts in assisting Parent with its preparation of the offers to purchase, consent solicitation statements, letters of transmittal and/or forms of consent and other related documentation. The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with the Debt Tender Offers shall be selected by Parent. Parent shall be permitted to (i) waive any of the conditions to the Debt Tender Offers (other than the occurrence of the Closing) and make any other change to the Debt Tender Offers and (ii) extend the offer period and consent period applicable to a Debt Tender Offer to a date selected by Parent. The Company shall use its reasonable best efforts to take all other actions and obtain and/or execute and deliver all other documents (including, after the Effective Time, any officer’s certificates and supplemental indentures) as may be required or reasonably requested by Parent to effect the Debt Tender Offers or any consent solicitations.
(c)    If requested by Parent, in lieu of Parent commencing a Debt Tender Offer for any portion of any series of Existing Notes, the Company shall use its reasonable best efforts, to the extent permitted by such series of Existing Notes and the applicable Existing Indenture, to (A) substantially simultaneously with the Closing, issue a notice of optional redemption for all of the outstanding aggregate principal amount of such series of Existing Notes, pursuant to the provisions of the applicable Existing Indenture at a time designated by Parent but no earlier than the Closing Date, and (B) take any other actions (including delivering such officer’s certificates and opinions as may be reasonably requested by Parent) at and after the Effective Time reasonably requested by Parent to facilitate the satisfaction and discharge of such series of Existing Notes and the release of any Liens in connection therewith pursuant to the provisions of the applicable Existing Indenture and the other provisions of such Existing Indenture applicable thereto at a time designated by Parent but no earlier than the Closing Date; provided, that substantially simultaneously to the Company’s being required to issue such notice of optional redemption, Parent shall have, or shall have caused to be, deposited with the Trustee under the applicable Existing Indenture sufficient funds to effect such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of any series of Existing Notes pursuant to the preceding sentence are referred to collectively as the “Satisfaction and Discharge” of such series of Existing Notes. The Company shall, and shall cause its Subsidiaries and Representatives to, use its reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the Satisfaction and Discharge of any series of Existing Notes identified to the Company by Parent at any time. Upon completion of the Satisfaction and Discharge, the Company shall use its reasonable best efforts to cause the Trustee to promptly deliver to the Company and Parent an acknowledgment that the Satisfaction and

Discharge has been completed and that the Liens securing the Existing Secured Notes have been released.
(d)    Parent shall prepare all necessary and appropriate documentation in connection with any Debt Tender Offer (including any related consent solicitation) and/or Satisfaction and Discharge, as the case may be, and the Company shall have a reasonable opportunity to review and comment upon such documents.
(e)    Notwithstanding any provisions in this Agreement to the contrary, (A) no personal liability shall be imposed on the officers, directors, managers, employees, advisors, accountants, consultants, auditors, agents or other representatives of the Company or its Subsidiaries, (B) the Company and its Subsidiaries and their respective officers, directors, managers, employees, advisors, accountants, consultants, auditors, agents and other representatives shall not be required to take any action that would unreasonably interfere with the operation of the business of the Company and its Subsidiaries or conflict with any applicable Law or any material agreement of the Company or its Subsidiaries (other than any agreement being terminated or amended in connection with the Combination such that no conflict would occur), (C) neither the Company nor any of its Subsidiaries shall be required to pay any fees or incur any other liability or obligation in connection with an Offer to Purchase, Debt Tender Offer or Satisfaction and Discharge or be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or agree to provide any indemnity in connection with an Offer to Purchase, Debt Tender Offer or Satisfaction and Discharge, (D) Parent and its affiliates shall not acquire any of the Existing Notes prior to the Closing Date and (E) any legal opinions deliverable in connection with any Financing, Offer to Purchase, Debt Tender Offer or Satisfaction and Discharge shall be delivered by counsel to Parent.
(f)    Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses paid to third parties (including advisor’s fees and expenses) incurred by the Company in connection with any Offer to Purchase, Debt Tender Offer or Satisfaction and Discharge. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective officers, employees and other Representatives from and against any and all liabilities or losses, damages, claims, interest, costs, expenses, awards, judgments, penalties and amounts paid in settlement suffered or incurred, directly or indirectly, by them in connection with any Offer to Purchase or Debt Tender Offer or Satisfaction and Discharge and any information utilized in connection therewith (other than arising from information provided in writing by the Company or on behalf of the Company by its Representatives expressly for use in connection with such Offer to Purchase or Debt Tender Offer or Satisfaction and Discharge), except in the event such loss, damage or other amount is found by a court of competent jurisdiction to have resulted from fraud, intentional misrepresentation, willful misconduct or gross negligence of the Company, its Subsidiaries or their respective Representatives.
Section 5.19    NASDAQ Listing. Between the date of this Agreement and the Closing Date, each party shall maintain its NASDAQ listing.
Section 5.20    Period End Audit Cooperation. With respect to any fiscal quarter or year ended prior to the Closing Date for which any SEC reports would be due from the

Company or its Subsidiaries after the Closing Date and any audits involving the Company or its Subsidiaries which will continue after the Closing Date, the Company shall, and shall cause its Subsidiaries and Representatives to, (i) use commercially reasonable efforts from the date hereof through the Closing Date to prepare and coordinate such SEC reports or audits, as applicable, in substantially the same manner as they would be prepared or coordinated by the Company if they were due or completed prior to the Closing Date and (ii) use commercially reasonable efforts to facilitate the transfer to Parent of all material documentation necessary for the preparation and coordination of such SEC reports or audits, as applicable, in connection with the Closing.
Section 5.21    Parent Charter Amendment. Prior to the Effective Time, and subject to obtaining the Parent Stockholder Approval, Parent shall file with the Secretary of State the Parent Charter Amendment.
Section 5.22    Holding Company Formation. The Company and Parent shall cooperate in good faith with each other in connection with analyzing the advisability of, prior to the Effective Time, the Company incorporating or causing to be incorporated a new Delaware corporation as a wholly-owned subsidiary of EarthLink Business Holdings, LLC (“Europa Guarantor”) and contributing or causing to be contributed to such corporation all of the stock and other ownership interests in the Company Subsidiaries held by EarthLink Business, LLC. Any such reorganization contemplated by this Section 5.22 shall be in the reasonable discretion of the Company.
Section 5.23    Parent Rights Agreement. Prior to the Effective Time, Parent shall not amend the Parent Rights Agreement in any way that alters the provisions set forth in Section 4.2(f) of the Parent Disclosure Letter.
Section 5.24    Availability of Funds. From the date hereof until the Effective Time, Parent shall at all times maintain available funds necessary to consummate the Combination and the transactions contemplated by this Agreement (including pursuant to Section 5.17(e) and Section 5.18 and, for avoidance of doubt, repayment of the Existing Notes, if necessary, in accordance with their terms), taking into account (i) unrestricted cash, (ii) availability under the Parent Credit Agreement (iii) the proceeds of any subsequent borrowings or of any other financing permitted by this Agreement and incurred for the primary purpose of consummating the Combination and the other transactions contemplated by this Agreement and (iv) any commitment letter issued by a Financing Source for the primary purpose of providing funds to finance the Combination and the other transactions contemplated hereby in form and substance reasonably acceptable to the Company. Upon the Company’s written request from time to time (not to exceed more than one (1) request in any 30-day period) prior to the Effective Time, Parent shall provide the Company a written certification of its chief financial officer, together with reasonable supporting documentation, that such funds remain available in the manner required by this Section 5.24.

ARTICLE VI
CONDITIONS TO THE COMBINATION
Section 6.1    Conditions to Each Party’s Obligation to Effect the Combination. The respective obligations of each party to effect the Combination shall be subject to the satisfaction (or waiver by all parties, to the extent permitted by Law) at or prior to the Effective Time of the following conditions:
(a)    The Company Stockholder Approval shall have been obtained in accordance with applicable Law.
(b)    The Parent Stockholder Approval shall have been obtained in accordance with the rules of the NASDAQ (in the case of the Stock Issuance) and the DGCL (in the case of the Parent Charter Amendment).
(c)    The Parent Charter Amendment shall have been duly filed with the Secretary of State and be in full force and effect.
(d)    No applicable Law or other legal restraint or prohibition and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints”) shall be in effect that prevents, makes illegal or prohibits the consummation of the Combination.
(e)    The Form S-4 shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.
(f)    The shares of Parent Common Stock issuable in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.
(g)    The waiting period (and any extension thereof) applicable to the Combination under the HSR Act shall have expired or been earlier terminated.
(h)    Any and all authorizations required to be obtained from the FCC in connection with the consummation of the Combination shall have been obtained and shall be an effective Order of the FCC.
(i)    The Consents requested in the PSC Applications, as further set forth in Section 6.1(i) of the Company Disclosure Letter and Section 6.1(i) of the Parent Disclosure Letter, shall have been obtained from the applicable State Regulators, and such Consents shall be in full force and effect.
Section 6.2    Conditions to Obligation of the Company to Effect the Combination. The obligation of the Company to effect the Combination is further subject to the satisfaction (or waiver by the Company, to the extent permitted by Law) at or prior to the Effective Time of the following conditions:
(a)    (i) The representations and warranties of Parent contained herein (other than the representation and warranties set forth in Section 4.1(a), Section 4.1(b), Section

4.2(a) and Section 4.3(a)) shall be true and correct at and as of the Effective Time with the same effect as though made at and as of the Effective Time; (ii) the representations and warranties of Parent set forth in Section 4.1(a), Section 4.1(b) and Section 4.3(a) shall be true and correct in all material respects at and as of the Effective Time with the same effect as though made at and as of the Effective Time; and (iii) the representations and warranties of Parent set forth in Section 4.2(a) and Section 4.15(g) shall be true and correct in all respects (other than, in the case of Section 4.2(a), any de minimis exceptions) at and as of the Effective Time with the same effect as though made at and as of the Effective Time; except, (x) in the case of each of the foregoing clauses (i) through (iii), that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be determined at and as of such date and not as of the Effective Time, and (y) solely with respect to the foregoing clause (i), where any such failure of the representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifications contained therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(b)    Parent shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.
(c)    Since the date of this Agreement, there shall have been no Circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(d)    The Company shall have received a Tax Opinion of its Tax Counsel, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its Tax Opinion, the Company’s Tax Counsel shall be entitled to receive and rely upon the Tax Representation Letters.
(e)    Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its Chief Executive Officer or any Vice President, certifying to the effect that the conditions set forth in Section 6.2(a) through Section 6.2(c) have been satisfied as of the Effective Time.
Section 6.3    Conditions to Obligation of Parent, Merger Sub 1 and Merger Sub 2 to Effect the Combination. The respective obligations of each of Parent, Merger Sub 1 and Merger Sub 2 to effect the Combination is further subject to the satisfaction (or waiver by Parent, to the extent permitted by Law) at or prior to the Effective Time of the following conditions:
(a)    (i) The representations and warranties of the Company contained herein (other than the representations and warranties in Section 3.1(a), Section 3.1(b), Section 3.2(a) and Section 3.3(a)) shall be true and correct at and as of the Effective Time with the same effect as though made at and as of the Effective Time; (ii) the representations and warranties of the Company set forth in Section 3.1(a), Section 3.1(b) and Section 3.3(a) shall be true and correct in all material respects at and as of the Effective Time with the same effect as though made at and as of the Effective Time, and (iii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (other than any de minimis exceptions) at and as of the Effective Time with the same effect as though made at and as of the Effective Time; except, (x) in the case of each of the foregoing clauses (i) through (iii), that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be determined at and as of such date and not as of the Effective Time, and (y) solely with respect to the foregoing clause (i), where any such failure of the representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifications contained therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(b)    The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.
(c)    Since the date of this Agreement, there shall have been no Circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(d)    Parent shall have received a Tax Opinion of its Tax Counsel, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its Tax Opinions, Parent’s Tax Counsel shall be entitled to receive and rely upon the Tax Representation Letters.
(e)    The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or any Vice President, certifying to the effect that the conditions set forth in Section 6.3(a) through Section 6.3(c) have been satisfied as of the Effective Time.
ARTICLE VII
TERMINATION
Section 7.1    Termination. This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, which action (A) in the case of Section 7.1(a), Section 7.1(b)(i), Section 7.1(b)(ii), Section 7.1(c), Section 7.1(d) and Section 7.1(i) may be taken or authorized before or after the Company Stockholder Approval or the Parent Stockholder Approval, as the case may be, (B) in the case of Section 7.1(e), Section 7.1(f), Section 7.1(g) and Section 7.1(h), may be taken or authorized only before the Parent Stockholder Approval or the Company Stockholder Approval, as the case may be, and (C) in the case of Section 7.1(b)(iii) and Section 7.1(b)(iv), may be taken or authorized only after the Parent Stockholders’ Meeting where a vote was taken or the Company Stockholders’ Meeting where a vote was taken, as the case may be:
(a)    by mutual written consent of the Company and Parent;
(b)    by written notice of either the Company or Parent:

(i)    if the Combination shall not have been consummated by the date that is twelve (12) months after the date of this Agreement (the “Outside Date”); provided, however, that the Outside Date may be extended (x) for up to an additional ninety (90) days by either the Company or Parent by written notice to the other party if (A) the Closing shall not have occurred because of the failure to satisfy any of the conditions set forth in Section 6.1(d), Section 6.1(g), Section 6.1(h) or Section 6.1(i), and (B) all of the other conditions to Closing set forth in Article VI of this Agreement (other than those conditions that by their nature are to be satisfied at the Effective Time) have been satisfied or waived (to the extent permitted by Law) or (y) as provided in Section 8.5(b); provided, further, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to comply with any provision of this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such Outside Date;
(ii)    if a Governmental Entity that is of competent jurisdiction shall have enacted any Law or shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Combination, which Law, order, decree, ruling or other action (or non-action) is final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have complied, in all material respects, with its obligations under Sections 5.9(d) and Section 5.9(e);
(iii)    if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting (unless the Parent Stockholders’ Meeting has been postponed or adjourned, in which case at the final postponement or adjournment thereof); or
(iv)    if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting (unless the Company Stockholders’ Meeting has been postponed or adjourned, in which case at the final postponement or adjournment thereof).
(c)    by the Company, upon a breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any of the representations or warranties of Parent set forth in this Agreement fails to be true and correct, which breach (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is incapable of being cured or, if capable of being cured, the Company shall not have commenced good faith efforts to cure the breach or failure to perform within 20 calendar days following (or the breach or failure to perform is not cured within 45 calendar days following) receipt by Parent of written notice thereof from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c) and the basis for such termination; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;
(d)    by Parent, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any of the representations or warranties of the

Company set forth in this Agreement fails to be true and correct, which breach (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is incapable of being cured or, if capable of being cured, the Company shall not have commenced good faith efforts to cure the breach or failure to perform within 20 calendar days following (or the breach or failure to perform is not cured within 45 calendar days following) receipt by the Company of written notice thereof from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if Parent, Merger Sub 1 or Merger Sub 2 is then in material breach of any of its representations, warranties, covenants or agreements hereunder;
(e)    by the Company, at any time prior to the Parent Stockholder Approval, if Parent, the Parent Board or any committee thereof, for any reason, shall have failed to include in the Joint Proxy Statement distributed to the stockholders of Parent the recommendation of Parent Board that such stockholders approve the Parent Charter Amendment and the Stock Issuance, or made a Parent Adverse Recommendation Change;
(f)    by Parent, at any time prior to the Company Stockholder Approval, if Company, the Company Board or any committee thereof, for any reason, shall have failed to include in the Joint Proxy Statement distributed to the stockholders of Company the recommendation of Company Board that such stockholders adopt this Agreement and approve the Combination, or made a Company Adverse Recommendation Change;
(g)    by the Company, at any time prior to the Company Stockholder Approval, if (i) the Company receives a Company Alternative Transaction Proposal that the Company Board determines constitutes a Superior Company Proposal; (ii) the Company Board authorizes the Company to enter into a binding written agreement concerning the transaction that constitutes a Superior Company Proposal; (iii) the Company has complied in all material respects with its obligations under Section 5.5(b); and (iv) the Company, at or prior to any termination of this Agreement pursuant to this Section 7.1(g), pays to Parent the Company Termination Fee;
(h)    by Parent, at any time prior to the Parent Stockholder Approval, if (i) Parent receives a Parent Alternative Transaction Proposal that the Parent Board determines constitutes a Superior Parent Proposal; (ii) the Parent Board authorizes Parent to enter into a binding written agreement concerning the transaction that constitutes a Superior Parent Proposal; (iii) Parent has complied in all material respects with its obligations under Section 5.4(b); and (iv) Parent, at or prior to any termination of this Agreement pursuant to this Section 7.1(h), pays to the Company the Parent Termination Fee; or
(i)    by the Company (x) if (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been and continue to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied), (ii) Parent, Merger Sub 1 and Merger Sub 2 fail to consummate the Combination on the date required pursuant to Section 1.2, (iii) the Company has irrevocably notified Parent in writing that (A) it is ready, willing and able to consummate the Closing and (B) all conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied) or that it is willing to waive any unsatisfied conditions set forth in Section 6.2 and (iv) Parent, Merger Sub 1 and Merger Sub 2 shall have failed to consummate the Combination by the third Business Day after the delivery of the notice described in clause (iii), or (y) at any time upon Parent’s breach of Section 5.24.
Section 7.2    Effect of Termination. In the event of termination of this Agreement by Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation arising under this Agreement on the part of Parent, Merger Sub 1, Merger Sub 2, the Company or any of their former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents or affiliates (collectively, the “Covered Persons”) except (i) as set forth in Section 3.30, Section 4.31, Section 5.3(c), the second-to-last and third-to-last sentences of Section 5.17(c), Section 5.18(f), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (ii) that, subject to the second sentence of Section 7.3(f), nothing herein shall relieve any Covered Person from any further liability or damages for any willful and material breach of any representation, warranty, covenant or agreement contained herein or for actual and intentional fraud, which liability or damages shall not be limited to reimbursement of the party’s expenses or out-of-pocket costs and may include, to the extent proven and recoverable under applicable Law, other damages suffered by the party, and the calculation of damages suffered by the party may include, to the extent proven, loss suffered by the party’s stockholders (including the benefit of the bargain lost by the party’s stockholders, taking into account without limitation the total amount payable to such stockholders under this Agreement), which shall be deemed in such event to be damages only of the party and not of the party’s stockholders themselves. For purposes of this Agreement, “willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would reasonably be expected to, cause a material breach of this Agreement. For the avoidance of doubt, any party’s failure to effect the Closing when required under this Agreement shall be a willful and material breach of this Agreement by such party.
Section 7.3    Payments.
(a)    Company Termination Fee. In the event that:
(i)    Parent terminates this Agreement pursuant to Section 7.1(f);
(ii)    the Company terminates this Agreement pursuant to Section 7.1(g); or
(iii)     (A) any Company Alternative Transaction Proposal shall have been publicly announced or shall have become publicly disclosed after the date hereof and thereafter this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i), Section 7.1(b)(iv) or Section 7.1(d) and (B) within twelve (12) months after such termination of this Agreement, a Company Alternative Transaction shall have been consummated or any definitive agreement with respect to a Company Alternative Transaction shall have been entered into and subsequently consummated;
then, in each case, the Company shall pay Parent a fee in cash equal to thirty-five million dollars ($35,000,000) in immediately available funds (the “Company Termination Fee”) (x) within two (2) Business Days after such termination, in the case of a termination described in Section 7.3(a)(i), (y) simultaneously with such termination, in the case of a termination described in Section 7.3(a)(ii), or (z) simultaneously with such fee becoming payable under Section 7.3(a)(iii), in the case of a termination described in Section 7.3(a)(iii). For the purposes of clause (B) of Section 7.3(a)(iii), the term “Company Alternative Transaction” shall mean a transaction of a type described in the definition of “Company Alternative Transaction Proposal” in Section 5.5(e)(i), except that the references to “fifteen percent (15%)” and “eighty-five percent (85%)” in the definition of “Company Alternative Transaction Proposal” in Section 5.5(e)(i) shall be deemed to be references to “fifty percent (50%).”
(b)    Parent Termination Fee. In the event that:
(i)    the Company terminates this Agreement pursuant to Section 7.1(e);
(ii)    Parent terminates this Agreement pursuant to Section 7.1(h)
(iii)    (A) any Parent Alternative Transaction Proposal shall have been publicly announced or shall have become publicly disclosed after the date hereof and thereafter this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i), Section 7.1(b)(iii) or Section 7.1(c) and (B) within twelve (12) months after such termination of this Agreement, a Parent Alternative Transaction shall have been consummated or any definitive agreement with respect to a Parent Alternative Transaction shall have been entered into and subsequently consummated; or
(iv)    the Company terminates this Agreement pursuant to Section 7.1(i) and elects, pursuant to its notice of termination, to receive the Parent Termination Fee;
then, in each case, Parent shall pay the Company a fee in cash equal to (I) thirty-five million dollars ($35,000,000), in the case of a termination described in Section 7.3(b)(i)-(iii) or (II) seventy million dollars ($70,000,000), in the case of a termination described in Section 7.3(b)(iv), in each case in immediately available funds (the “Parent Termination Fee”) (x) within two (2) Business Days after such termination, in the case of a termination described in Section 7.3(b)(i) or Section 7.3(b)(iv), (y) simultaneously with such termination, in the event of a termination described in Section 7.3(b)(ii), or (z) simultaneously with such fee becoming payable under Section 7.3(b)(iii), in the event of a termination described in Section 7.3(b)(iii). For the purposes of clause (B) of Section 7.3(b)(iii), the term “Parent Alternative Transaction” shall mean a transaction of the type described in the definition of “Parent Alternative Transaction Proposal” in Section 5.4(e)(i), except that the references to

“fifteen percent (15%)” and “eighty-five percent (85%)” in the definition of “Parent Alternative Transaction Proposal” in Section 5.4(e)(i) shall be deemed to be references to “fifty percent (50%).”
(c)    Parent Expenses. If this Agreement is validly terminated pursuant to Section 7.1(b)(iv), then the Company must within two (2) Business Days after such termination pay or cause to be paid to Parent or its designee an amount equal to that required to reimburse Parent, Merger Sub 1, Merger Sub 2 and their respective Affiliates for all fees and expenses (up to a maximum amount of ten million dollars ($10,000,000)) incurred in connection with this Agreement and the transactions contemplated hereby (the “Parent Expenses”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.
(d)    Company Expenses. If this Agreement is validly terminated pursuant to Section 7.1(b)(iii), then Parent must within two (2) Business Days after such termination pay or cause to be paid to the Company or its designee an amount equal to that required to reimburse the Company and its Affiliates for all fees and expenses (up to a maximum amount of ten million dollars ($10,000,000)) incurred in connection with this Agreement and the transactions contemplated hereby (the “Company Expenses”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.
(e)    Interest and Costs; Other Remedies. All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable, it being understood that in no event shall the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, respectively, on more than one occasion. Each of Parent and the Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party hereto would not enter into this Agreement. Accordingly, if Parent or the Company, as applicable, fails to pay in a timely manner the amounts due pursuant to this Section 7.3 and, in order to obtain such payment, Parent or the Company makes a claim that results in a judgment against the Company or Parent, as applicable, for such payment, the Company or Parent, as applicable, shall pay to the other party its reasonable, documented and out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3 at the rate of interest per annum publicly announced by Bank of America, N.A. (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) as its prime rate at its principal office in New York City, as in effect on the date such payment was required to be made.
(f)    Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated and such termination gives rise to the obligation of the Company to pay the Company Termination Fee and the Company Expenses or Parent to pay the Parent Termination Fee and the Parent Expenses, as applicable, pursuant to this Section 7.3, upon payment of the Company Termination Fee and the Company Expenses or the Parent Termination Fee and the Parent Expenses, as applicable, if and when due, the sole and exclusive remedy of Parent or the Company, as applicable, against the other party and its associated Covered Persons for any breach, loss or damage arising out of, or related to, this Agreement (including the termination thereof) or the transactions contemplated hereby shall be the payment of the Company Termination Fee and the Company Expenses or the Parent Termination Fee and the Parent Expenses, as applicable, and Parent, in the case of any payment to it of the Company Termination Fee and the Company Expenses, or the Company, in the case of any payment to it of the Parent Termination Fee and the Parent Expenses, shall have no rights or claims against the other party or its associated Covered Persons arising out of, or related to, this Agreement or the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise, and neither the Company, in the case of any payment of the Company Termination Fee and the Company Expenses to Parent, nor Parent, in the case of any payment of the Parent Termination Fee and the Parent Expenses to the Company, nor their respective associated Covered Persons shall have any further liability or obligation arising out of, or related to, this Agreement or the transactions contemplated hereby; provided that, in the event that the termination of this Agreement does not give rise to an immediate right of payment of the Company Termination Fee and the Company Expenses or the Parent Termination Fee and the Parent Expenses, as applicable, due to the terms of this Section 7.3 and either party shall have instituted an Action and/or the parties shall have settled any Action or otherwise resulting in payment of any damages or other amounts by one party to the other, then the amount of the Company Termination Fee and the Company Expenses or the Parent Termination Fee and the Parent Expenses, as applicable, shall be reduced dollar for dollar by the amount of any such payment by the Company or Parent, as applicable, described above in this proviso (and thereafter the sole and exclusive remedy provisions of this Section 7.3(f) shall apply in all respects), including for any loss suffered as a result of the failure of the Combination to be consummated or for a breach or failure to perform hereunder or otherwise, including for any willful and material breach or actual and intentional fraud, whether in equity or at Law, in contract, in tort or otherwise. If this Agreement is terminated (x) by the Company pursuant to Section 7.1(g) or by Parent pursuant to Section 7.1(h) and the Company pays the Company Termination Fee in accordance with Section 7.3(a) or Parent pays the Parent Termination Fee in accordance with Section 7.3(b), as applicable, or (y) by the Company pursuant to Section 7.1(i), the Company elects to receive the Parent Termination Fee in accordance with Section 7.3(b)(iv), and Parent pays the Parent Termination Fee in accordance with Section 7.3(b), then in each of the foregoing clauses (x) and (y), such payment of the Company Termination Fee or Parent Termination Fee shall, together with the Company Expenses and Parent Expenses, as and if applicable, be the sole and exclusive monetary damages remedy of Parent, Merger Sub 1 and Merger Sub 2 and their associated Cover Persons against the Company, in the case of Parent, and be the sole and exclusive monetary damages remedy of the Company against Parent, Merger Sub 1 and Merger Sub 2, in the case of the Company and its associated Cover Persons, for any loss suffered as a result of the failure of the Combination to be consummated or for a breach or failure to perform hereunder or otherwise, including for any willful and material breach or actual and intentional fraud, whether in equity or at Law, in contract, in tort or otherwise. If this Agreement is terminated by the Company pursuant to Section 7.1(i) and the Company elects not to demand payment of the Parent Termination Fee in accordance with Section 7.3(b)(iv), the Company shall be entitled to seek damages to the fullest extent provided hereunder; provided, however, that in the event the Company commences an Action to seek damages hereunder following termination, it shall irrevocably forfeit and waive any right to receive the Parent Termination Fee pursuant to Section 7.3(b)(iv). The foregoing shall not limit the right of the Company to seek specific performance of this Agreement prior to its termination, including in the event the Company is entitled to terminate this Agreement pursuant to Section 7.1(i). For the avoidance of doubt,

(x) the Company does not waive its right to seek monetary damages (including the Parent Termination Fee) in accordance with and pursuant to the terms of this Agreement in the event the Company brings an Action for specific performance prior to termination of this Agreement and the Closing does not occur following such Action and (y) the foregoing provisions of this Section 7.3(f) shall not apply to the rights and obligations of the parties contained in the Confidentiality Agreement, all of which rights and obligations shall survive termination of this Agreement in accordance with their terms.
Section 7.4    Amendment or Supplement. At any time before or after approval of the matters presented in connection with the Combination by the respective stockholders of the Company and Parent and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company and Parent with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of the Company or Parent there shall be no amendment or change to the provisions hereof which by Law or in accordance with the rules of the NASDAQ or this Agreement requires further approval by such stockholders without such further approval, nor shall there be any amendment or change not permitted under applicable Law.
Section 7.5    Extension of Time, Waiver, Etc. At any time prior to the Effective Time, the Company and Parent may:
(a)    extend the time for the performance of any of the obligations or acts of the other party;
(b)    waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or
(c)    waive compliance with any of the agreements or conditions of the other party contained herein.
Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
ARTICLE VIII
MISCELLANEOUS
Section 8.1    No Survival of Representations and Warranties. Except for Section 3.30 and Section 4.31, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Combination. This Section 8.1 shall not be deemed to limit the survival of any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.
Section 8.2    Expenses. Except as set forth in Section 5.17, Section 5.18 and Section 7.3, whether or not the Combination is consummated, all costs and expenses incurred in connection with the Combination, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.
Section 8.3    Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.
Section 8.4    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws thereof.
Section 8.5    Specific Performance; Jurisdiction.
(a)    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages, in the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if the Chancery Court lacks subject matter jurisdiction or declines jurisdiction, in any court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery Court or, if the Chancery Court lacks subject matter jurisdiction or declines jurisdiction, any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chancery Court or, if the Chancery Court lacks subject matter jurisdiction or declines jurisdiction, a federal court sitting in the State of Delaware, and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if given in accordance with Section 8.7 or in such other manner as may be permitted by applicable Law.
(b)    Notwithstanding anything to contrary in this Agreement, to the extent any party brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding.
Section 8.6    Waiver of Jury Trial. EACH OF PARENT, MERGER SUB 1, MERGER SUB 2 AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT

TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB 1, MERGER SUB 2 OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
Section 8.7    Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by reliable overnight delivery service (with proof of service) or hand delivery, addressed as follows:
To the Company:

EarthLink Holdings Corp.
1170 Peachtree St., Suite 900
Atlanta, Georgia 30309
Attention:	General Counsel

With copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:	Ross A. Fieldston, Esq.
Jeffrey D. Marell, Esq.
Email:	rfieldston@paulweiss.com
jmarell@paulweiss.com
Facsimile:	(212) 492-0075
(212) 492-0105

and

Troutman Sanders LLP
Troutman Sanders Building
1001 Haxall Point
Richmond, Virginia 23219
Attention:	David M. Carter, Esq
Email:	david.carter@troutmansanders.com
Facsimile:	(804) 698-5196

To Parent, Merger Sub 1 or Merger Sub 2:

Windstream Holdings, Inc.
4001 Rodney Parham Road
Little Rock, Arkansas 72212
Attention:	General Counsel

(with a copy to the Corporate Secretary)
With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
Wilmington, Delaware 19801
Attention:	Robert B. Pincus, Esq.
Email:	bob.pincus@skadden.com
Facsimile:	(302) 434-3090

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so communicated or personally delivered or mailed by overnight service. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
Section 8.8    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
Section 8.9    Date For Any Action. In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.
Section 8.10    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party, unless such party waives its rights under this Section 8.10 with respect thereto. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
Section 8.11    Entire Agreement; No Third-Party Beneficiaries. This Agreement and the exhibits and schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. Notwithstanding anything contained in this Agreement to the contrary, except for, following the Effective Time, the right of the Company’s stockholders to receive the Merger Consideration pursuant to Section 2.1(a)(i) and the holders of Company Stock Options and Company Restricted Stock Units to receive, respectively, the Company Stock Option

Consideration and Parent Exchange Units pursuant to Section 2.3 (provided that the Company’s stockholders shall not have the right to enforce their right to receive Merger Consideration against Parent or any of its affiliates while the aggregate Merger Consideration to which the Company’s stockholders are entitled pursuant to Article II remains deposited with the Exchange Agent and the Exchange Agent has not received any instruction from Parent or any of its affiliates to withhold payment); and the right of the Indemnified Parties to enforce the provisions of Section 5.12, which rights are hereby acknowledged and agreed by Parent, nothing contained in this Agreement is intended to, and nothing herein shall, confer upon any person other than the parties hereto any rights or remedies hereunder; provided, that, nothing in this Section 8.11 shall limit the right of Parent or the Company to seek damages as contemplated by Section 7.2.
Section 8.12    Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.
Section 8.13    Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
Section 8.14    Definitions.
(a)    References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner. References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control”

(including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity. References in this Agreement to “knowledge”, with respect to the Company, shall mean the actual knowledge of the persons listed in Section 8.14(a) of the Company Disclosure Letter after making due inquiry, and with respect to Parent, shall mean the actual knowledge of the persons listed in Section 8.14(a) of the Parent Disclosure Letter after making due inquiry. References in the Agreement to “the transactions contemplated by this Agreement” or “the transactions contemplated hereby” shall be deemed to include the consummation of the Merger. References in the Agreement to “consistent with past practice” shall include past practice as to frequency, timing and amount.

(b)    Each of the following terms is defined on the pages set forth opposite such term:

Action	98	Company Financial Advisors	35
Agreement	5	Company Intellectual Property	33
Book-Entry Shares	10	Company Labor Agreement	32
Business Day	7	Company Licenses	37
Capital Plan	70, 76	Company Material Contracts	36
Certificate of Merger	7	Company Notice of Change	82,85
Certificates	10	Company Organizational Documents	21
Chancery Court	118	Company Permits	24
Circumstance	17	Company PSC Consents	21
Claims	29	Company PSUs	18
Closing	6	Company Qualified Plans	26
Closing Date	7	Company Regulatory Agreement	39
Code	6	Company Restricted Stock Unit	15
Communications Act	38	Company SEC Documents	22
Company	5	Company Stock Option Consideration	15
Company Adverse Recommendation Change	81, 85	Company Stockholder Approval	35
Company Affiliate Transactions	39	Company Stockholders’ Meeting	89
Company Alternative Transaction	114	Company Termination Fee	114
Company Alternative Transaction Proposal	87	Confidentiality Agreement	80
Company Benefit Plan	25	Consent	20
Company Board	5	Contracts	21
Company Board Recommendation	90	Covered Persons	113
Company Common Stock	9	Credit Agreement	104
Company Disclosure Letter	16	Debt Payoff Letter	104
Company Environmental Claims	25	DGCL	5
Company Equity Plans	18	Effective Time	7
Company FCC Consents	21	Enforcement Proceeding	38

Environmental Laws	25	Parent Closing Price	13
ERISA	25	Parent Common Stock	5
ERISA Affiliate	26	Parent Disclosure Letter	43
Exchange Act	20	Parent Environmental Claims	50
Exchange Agent	10	Parent Equity Plans	44
Exchange Fund	10	Parent Exchange Unit	15
Exchange Ratio	9	Parent FCC Consents	46
FCC	21	Parent Financial Advisors	59
FCC Applications	94	Parent Intellectual Property	57
FCC Consents	46	Parent Labor Agreement	56
FCC Rules	38	Parent Licenses	61
FCPA	24	Parent Material Contracts	60
Final Quarterly Dividend	100	Parent Network Facilities	64
Form S-4	29	Parent Organizational Documents	47
GAAP	22	Parent Permits	49
Governmental Entity	20	Parent PSC Consents	46
Hazardous Materials	25	Parent PSUs	44
HSR Act	21	Parent Qualified Plans	51
Indebtedness	70	Parent Regulatory Agreement	62
Indemnified Parties	97	Parent Restricted Shares	44
Indemnified Party	97	Parent Restricted Stock Units	44
Intellectual Property	34	Parent Rights Agreement	44
Interconnection Agreements	40	Parent SEC Documents	47
Joint Proxy Statement	29	Parent Stock Option	44
Laws	24	Parent Stockholder Approval	59
Legal Restraints	108	Parent Stockholders’ Meeting	89
Liens	19	Parent Termination Fee	114
Material Adverse Effect	17	PSC Applications	94
Merger	5	PSC Consents	46
Merger Consideration	9	Regulatory Law	96
Merger Sub	5	Representatives	78
Merger Sub Common Stock	9	Sarbanes-Oxley Act	22
NASDAQ	13, 15	SEC	20
Network Facilities	40	Securities Act	20
Open Source	34	Services	5
Option Exercise Price	15	Software	35
Outside Date	111	State Regulators	21
Parent	5	Stock Issuance	5
Parent Affiliate Transactions	62	Subsequent Company SEC Documents	22
Parent Alternative Transaction	114	Subsequent Parent SEC Documents	47
Parent Alternative Transaction Proposal	83	Subsidiaries	121
Parent Benefit Plan	51	Substantial Detriment	96
Parent Board	5	Superior Company Proposal	87
Parent Board Recommendation	90	Superior Parent Proposal	83
Parent Certificates	10	Surviving Corporation	6
Parent Charter Amendment	5	Surviving Corporation Common Stock	9

Tax Authority	31	Termination Date	66
Tax Return	31	UNEs	41
Taxes	31	USAC	38
Telecommunications Act	41	WARN	32

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

WINDSTREAM HOLDINGS, INC.

By:	/s/ Anthony W. Thomas
Name:	Anthony W. Thomas
Title:	President and Chief Executive Officer

EUROPA MERGER SUB, INC.

By:	/s/ Anthony W. Thomas
Name:	Anthony W. Thomas
Title:	President and Chief Executive Officer

EUROPA MERGER SUB, LLC

By:	/s/ Anthony W. Thomas
Name:	Anthony W. Thomas
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EARTHLINK HOLDINGS CORP.

By:	/s/ Joseph F. Eazor
Name:	Joseph F. Eazor
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]